Exhibit 10.21

CLIFFORD CHANCE LLP

DATED June 28, 2014

AVOLON AEROSPACE (FUNDING 4) LIMITED

AS BORROWER

DEUTSCHE BANK TRUST COMPANY AMERICAS

AS AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

AS SECURITY TRUSTEE

DEUTSCHE BANK AG, LONDON BRANCH, NATIONAL AUSTRALIA BANK

LIMITED AND HSBC BANK PLC

AS JOINT LEAD ARRANGERS

AND

THE FINANCIAL INSTITUTIONS NAMED HEREIN

AS LENDERS

FACILITY AGREEMENT

- i -

- ii -

THIS AGREEMENT (this “Agreement”) is dated June 28, 2014

BETWEEN:

(1)	AVOLON AEROSPACE (FUNDING 4) LIMITED (the “Borrower”);

(2)	DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York Banking Corporation as agent of the Lenders (the “Agent”);

(3)	DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York Banking Corporation as security trustee for the Secured Parties (the “Security Trustee”);

(4)	DEUTSCHE BANK AG, LONDON BRANCH, NATIONAL AUSTRALIA BANK LIMITED and HSBC BANK PLC as joint lead arrangers (the “Joint Lead Arrangers”); and

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Lenders”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, capitalised words and expressions shall have the respective meanings given to them in Part A (Definitions) of Appendix A - Master Definitions Schedule.

“Appendix A - Master Definitions Schedule” means the master definitions schedule appended to the Proceeds Deed.

“Proceeds Deed” means the proceeds deed entered into, or to be entered into, as the context may require, between, among others, the Borrower, Avolon Aerospace Leasing Limited as guarantor, the Security Trustee, the Lenders and the Agent on or about the date of this Agreement.

1.2	Interpretation

The rules of interpretation set out in Part B (Interpretation) of Appendix A - Master Definitions Schedule shall apply to this Agreement.

1.3	Schedules

The Schedules to this Agreement and Appendix A - Master Definitions Schedule form part of this Agreement.

1.4	Third party rights

Unless expressly provided to the contrary in any Transaction Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan facility in an aggregate amount up to the Total Commitments.

2.2	Increase in Total Commitments

2.2.1	The Borrower may, on one or more occasion after the date hereof, increase the Total Commitments provided that the Agent is satisfied that the following conditions have been met:

(a)	the Increase Date occurs on or before the first Utilisation Date under the Facility for a Fixed Rate Loan;

(b)	no Relevant Default has occurred and is continuing;

(c)	the Borrower has identified additional lender(s) (each, a “Prospective Increase Lender”) to take on the additional Commitments, and each such Prospective Increase Lenders will either be (i) an existing Lender or (ii) contemporaneously with the relevant Increase Date will become a Lender in accordance with Clause 16.2 (Change of Lender) of the Proceeds Deed and on such date will execute and deliver to the Security Trustee and the Guarantor a Proceeds Deed Accession Undertaking in accordance with the terms of the Proceeds Deed;

(d)	all “know your customer” information requested by the Agent on behalf of any Finance Party (which such Finance Party actually requires in connection with any Prospective Increase Lender becoming a “Lender” for the purposes of the Transaction Documents in accordance with Clause 2.2.1(c)) has been provided to the satisfaction of such Finance Party;

(e)	none of the Joint Lead Arrangers is of the opinion, acting reasonably, that such increase in the Commitments would be prejudicial to its efforts to syndicate the Facility; and

(f)	if, pursuant to the Increase Notice, the Borrower has requested that the maximum permitted number of Unidentified Aircraft under the Facility be increased, that all of the Lenders have agreed to such increase.

2.2.2	If the Borrower wishes to exercise its right pursuant to Clause 2.2.1, it shall provide to the Agent a duly completed Increase Notice, signed by an officer of the Borrower and completing the information set out therein, which such notice shall specify a proposed Increase Date falling no earlier than ten (10) Business Days after the date of service of such notice (or such other date as the Agent (acting on the instructions of all of the Lenders) may agree to).

2.2.3

If all of the conditions to an increase in the Commitments listed in Clause 2.2.1 are satisfied, then on the proposed Increase Date specified in the Increase Notice, or on such other date as agreed between the Borrower and the Agent

(acting on the instructions of all the Lenders), the Agent will accept such increase in the Commitments by countersigning the Increase Notice, whereupon the Total Commitments will automatically increase by the aggregate of the amounts set forth in Clause 2(b) of the relevant Increase Notice and the Commitment of each Prospective Increase Lender will increase by the amount set forth opposite the name of such Prospective Increase Lender in Clause 2(b) of the relevant Increase Notice. For the avoidance of doubt, each Lender hereby directs the Agent (acting on their behalf), in accordance with Clause 1.2 (Instructions) of Schedule 8 (The Finance Parties), to countersign any Increase Notice provided that all of the conditions to the increase in the Commitments attributable to such Increase Notice, as set out in Clause 2.2.1, have been satisfied.

2.2.4	The Borrower will pay all out of pocket costs, fees and expenses (including reasonable, or in case of the Agent and the Security Trustee properly incurred, legal fees) incurred by the Finance Parties in connection with the implementation of any increase in the Total Commitments as contemplated by this Clause 2.2.

2.3	Finance Parties’ rights and obligations

2.3.1	The obligations of each Finance Party under the Transaction Documents are several. Failure by a Finance Party to perform its obligations under the Transaction Documents does not affect the obligations of any other Party or any other person under the Transaction Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Transaction Documents.

2.3.2	The rights of each Finance Party under or in connection with the Transaction Documents are separate and independent rights and any debt arising under the Transaction Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Transaction Documents, separately protect and enforce its rights under the Transaction Documents.

3.	PURPOSE

3.1	Purpose

All amounts borrowed under the Facility by the Borrower will be used for the purposes of financing, or partially financing, the acquisition of the Aircraft.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Borrowers may not deliver any Utilisation Request until the Agent has received all of the documents and other evidence listed in Part A of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower promptly upon being so satisfied.

4.2	Utilisation Request Condition Precedent

The service of any Utilisation Request with respect to any Loan which relates to a Fixed Rate Lease, shall not be valid unless the Agent is satisfied that on each Repayment Date for such Loan (other than the first Repayment Date hereafter and the Final Repayment Date for such Loan), the aggregate of:

(a)	each amount of “Basic Rent” (howsoever defined) due and payable to the relevant Lessor during the Interest Period for such Loan immediately preceding such Repayment Date, pursuant to the Portfolio Lease for the Aircraft attributable to the Utilisation; and

(b)	the scheduled payments due and payable to the Borrower during the Interest Period immediately preceding such Repayment Date, pursuant to any Hedging Agreement required to be entered into pursuant to, and complying with, the Hedging Principles in respect of such Loan, will be equal to or greater than

(c)	105% of the aggregate scheduled payments of principal and interest due and payable under this Agreement on such Repayment Date in respect of such Loan,

provided that for the purposes of this calculation the Fixed Rate and/or the Floating Rate as well as fixed or floating rate of interest applicable to the calculation of “Basic Rent” pursuant to the Portfolio Lease shall be the applicable Notional Rate.

In the event that the Borrower is not able to satisfy this condition, the Borrower shall be entitled, to exercise its rights in accordance with Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios).

4.3	Utilisation Specific Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.8 (Lenders’ participation) if, on the proposed Utilisation Date:

4.3.1	in respect of the first Utilisation to take place under this Agreement, no Event of Default or Acceleration Event is continuing or would result from the proposed Utilisation or, in respect of any subsequent Utilisation that takes place under this Agreement, no Relevant Default or Acceleration Event is continuing or would result from the proposed Utilisation;

4.3.2	the Guarantor would comply with the requirements set out in Clause 20.22.1(b);

4.3.3	all the representations and warranties of each Obligor contained in any of the Transaction Documents are true in all material respects;

4.3.4	the Borrower has provided to the Agent a certificate, substantially in the form set out in Schedule 15 (Form of Utilisation Certificate) and signed by an officer of the Borrower, certifying the matters set out therein;

4.3.5	there shall have occurred no material adverse change in the financial condition of the Guarantor since the date hereof which would have a material adverse effect on the ability of the Guarantor to perform its obligations under the Transaction Documents;

4.3.6	if the Utilisation relates to an Unidentified Aircraft:

(a)	no Concentration Limit Event would result from the proposed Utilisation or, if a Concentration Limit Event is continuing, such Utilisation would remedy or mitigate the severity of such Concentration Limit Event;

(b)	the Agent has received such evidence as it may reasonably require to evidence that such Unidentified Aircraft meets the Unidentified Aircraft Criteria;

(c)	such Utilisation would not result in there being Secured Obligations outstanding on the relevant Utilisation Date in respect of four (4) or more Unidentified Aircraft provided that if, pursuant to an Increase Notice, the Borrower requests that the maximum permitted number of Unidentified Aircraft under the Facility be increased and the Agent, acting on the instructions of all the Lenders, accepts such Increase Notice, then the reference in this Clause 4.3.6(c) to four (4) or more Unidentified Aircraft will be deemed to be amended to reflect the maximum permitted number of Unidentified Aircraft agreed to by the Agent pursuant to such Increase Notice.

(d)	if such Unidentified Aircraft is to be subject to a Part II Airline Portfolio Lease (i) such Unidentified Aircraft must be a Permitted Narrow-body Aircraft and (ii) no Part II Airline Event would result from the proposed Utilisation or if a Part II Airline Event is continuing such Utilisation would remedy or mitigate the severity of such Part II Airline Event.

4.3.7	the Agent has not received advice contrary to the fact that no Total Loss (or event or circumstance which would, with the passage of time, become a Total Loss) has occurred in respect of the Aircraft to which the Utilisation relates;

4.3.8

the Portfolio Lease relating to the Aircraft to which the Utilisation relates complies with the Core Lease Provisions, unless otherwise agreed by the Agent, is in full force and effect, no Material Lease Event of Default has occurred and is continuing thereunder and the Borrower has confirmed in writing to the Agent that all conditions to the commencement of the leasing of the Aircraft pursuant to such Portfolio Lease have been or, immediately after Utilisation, will be satisfied, unless waived or deferred by the Borrower (or the relevant Lessor) in accordance with the Standard;

4.3.9	the Agent has received all of the documents and other evidence listed in Part B of Schedule 3 (Conditions Precedent) in respect of the Aircraft to which the relevant Utilisation relates, in form and substance satisfactory to the Agent and the Agent shall notify the Borrower promptly upon being so satisfied;

4.3.10	the Agent and each other Finance Party has received all fees and amounts due and payable by the Borrower or the Guarantor under any of the Transaction Documents;

4.3.11	all “know your customer” information requested by the Agent on behalf of any Finance Party (which such Finance Party actually requires in connection with the particular Utilisation) has been provided to the satisfaction of such Finance Party provided that if such condition is not satisfied in respect of a Utilisation, then such affected Lender will not be obliged to participate in the Utilisation pursuant to Clause 5.8 (Lenders’ participation), the undrawn portion of such affected Lender’s Commitments relating to such the Loan which, but for the failure to satisfy this condition would have been drawn shall be cancelled and each other Lender will, subject to any other conditions set out in this Agreement being met, remain obliged to comply with Clause 5.8 (Lenders’ participation) in respect of its participation in the Utilisation and the amount of such other Lenders’ participations in the Utilisation will not be increased as a result of the cancellation in this sub-clause 4.3.11;

4.3.12	the Agent has not received advice contrary to the fact that the Aircraft to which the Utilisation relates is not subject to any existing financing arrangement save for those contemplated by the Transaction Documents;

4.3.13	the relevant Utilisation Request complies with the requirements of Clause 5.2 (Maximum Amount and Timing of Utilisations);

4.3.14	if the Utilisation relates to a Fixed Rate Loan, then:

(a)	the Borrower and the Agent will have established the Fixed Rate for such Loan in accordance with Clause 9.3 (Establishment of Fixed Rate); or

(b)	if the Borrower did not accept the quote and the “fixed rate” in accordance with Clause 9.3.2, the Borrower will have complied with the Hedging Principles.

4.4	Conditions Subsequent

The Borrower will:

4.4.1	procure that all applicable and necessary filings and/or registrations in respect of the Security Documents are made:

(a)	in the jurisdiction of incorporation of the relevant Obligor and the jurisdiction in which such Obligor is required to have its COMI in accordance with the Transaction Documents;

(b)	in the jurisdiction which laws govern the perfection of any such Security Document; and

(c)	on the international registry established under the Cape Town Convention;

in each case following execution of this Agreement or, where such Security Documents are executed in relation to a specific Utilisation, following the Utilisation Date and, in each case, within the applicable statutory time periods, or where no statutory time limits apply, within such applicable period as is customary in such jurisdiction, provided that notwithstanding the above, but without prejudice to the obligations of the Borrower set out in sub-clause 20.17.4, the Borrower shall not be obliged to register or file any Mortgage or Security Agreement in the jurisdiction of incorporation of the relevant Portfolio Lessee or sub-lessee or the State of Registration of the relevant Aircraft except that:

(aa)	any such registration and/or filing will be permitted to the extent that it is being made at an “entry point” (as referred to in Article XIX of the Protocol) for such jurisdiction in order to allow the Mortgage and/or Security Agreement to be filed at the International Registry or such jurisdiction of incorporation or State of Registration is a jurisdiction contemplated in sub-clause 4.4.1(a) above; and

(bb)	solely in the case of any Japanese Law Mortgage, the Borrower will, or will procure that the Peach Japanese Titleholder will, file an application for provisional registration (kari-toroku) of such Japanese Law Mortgage with the Civil Aviation Bureau of the Ministry of Land, Infrastructure Transport and Tourism of Japan (including any successor thereof) and will provide an official certified copy of such provisional registration to the Agent promptly after the date thereof.

4.4.2	subject to the proviso contained in sub-clause 4.4.1, take such other action as the Security Trustee may reasonably request in order to perfect the rights of the Secured Parties under the Security Documents.

4.5	Waiver

The conditions precedent set forth in Clauses 4.1 (Initial Conditions Precedent) and 4.2 (Utilisation Specific Conditions Precedent) and the conditions subsequent set forth in Clause 4.4 (Conditions Subsequent) are for the benefit of the Finance Parties and may be waived or deferred by the Agent (acting on the instructions of all the Lenders) in whole or in part and with or without conditions.

5.	UTILISATIONS

5.1	Delivery of Utilisation Request

5.1.1	The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.1.2	The Borrower will only be permitted to issue one Utilisation Request per Aircraft.

5.2	Maximum Amount and Timing of Utilisations

Any Utilisation by the Borrower under the Facility must comply (as determined by the Agent) with the following requirements:

5.2.1	the amount of any Utilisation in respect of an Aircraft must not exceed an amount equal to 77.5 per cent. of the ASCEND Valuation for such Aircraft set out in the ASCEND Valuation Letter; and

5.2.2	the amount of such Utilisation, together with all other Utilisations made under the Facility on or before the date of such Utilisation, will not exceed the Total Commitments.

5.3	Timing of Utilisations

No Utilisation may take place after the end of the Availability Period.

5.4	Method of Utilisation

The Utilisation shall be effected by way of a payment (in an amount equal to the Utilisation) from the Agent to the Borrower (to the account specified in the Utilisation Request).

5.5	Completion of Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.5.1	the proposed Utilisation Date is a Business Day which is or precedes the last day of the Availability Period; and

5.5.2	the currency of the Utilisation complies with Clause 5.6 (Currency).

5.6	Currency

The currency specified in the Utilisation Request must be dollars.

5.7	Loan Supplement

5.7.1	Upon receipt of a Utilisation Request in accordance with the provisions of this Agreement, the Agent will:

(a)	prepare the Loan Supplement for the Loan attributable to the Utilisation and, in consultation with the Borrower, prepare a repayment schedule in respect of such Loan, to be attached as an appendix to the Loan Supplement. Such repayment schedule shall be calculated on the basis that:

(i)	on the Final Repayment Date for such Loan, the Borrower will pay to the Agent the Balloon Amount for such Loan; and

(ii)

(A)	other than in respect of any Loan attributable to an Aircraft that, on the Utilisation Date attributable to such Aircraft, is a Quarterly Rent Aircraft, the Borrower will repay such Loan in monthly instalments (or, as the case may be, for the final such instalment to be paid on the Final Repayment Date and for the first instalment to be paid after the relevant Utilisation Date, a pro rata portion thereof) in arrears from the Utilisation Date for such Loan until the Final Repayment Date. The amount of such instalments will be calculated on the basis that the Loan will amortise monthly on an annuity basis, based on an assumed rate equal to the Notional Rate, from the Utilisation Date to the relevant Balloon Amount on the Final Repayment Date; and

(B)	in respect of the Loan attributable to any Aircraft that, on the Utilisation Date attributable to such Aircraft, is a Quarterly Rent Aircraft, the Borrower will repay the Loan in quarterly instalments (or, as the case may be, for the final such instalment to be paid on the Final Repayment Date and for the first instalment to be paid after the relevant Utilisation Date, a pro rata portion thereof) in arrears from the Utilisation Date for such Loan until the Final Repayment Date. The amount of such instalments will be calculated on the basis that the Loan will amortise quarterly on an annuity basis, based on an assumed rate equal to the Notional Rate, from the Utilisation Date to the relevant Balloon Amount on the Final Repayment Date; and

(b)	procure that an execution version of such Loan Supplement is circulated to the Borrower and each of the Finance Parties one (1) Business Day prior to the Utilisation Date.

5.7.2	The Agent and the Borrower will execute such Loan Supplement on or prior to the Utilisation Date and the Joint Lead Arrangers, each Lender and the Security Trustee hereby authorise the Agent to execute such Loan Supplement on its behalf.

5.7.3	If any partial prepayment of a Loan is made pursuant to Clause 8 (Prepayment and Cancellation), the Agent shall in consultation with the Borrower prepare a revised repayment schedule calculated on the same basis as the most recently prepared Repayment Schedule for such Loan but taking into account the relevant partial prepayment and its required manner of application pursuant hereto. The Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the date that the prepayment is made in accordance with Clause 8 (Prepayment and Cancellation) and all payments hereunder shall thenceforth be made in accordance therewith.

5.7.4	If pursuant to an Aircraft substitution in accordance with Clause 6 (Aircraft Substitution) the Portfolio Lease in respect of the Permitted Substitute Aircraft is a Floating Rate Lease and, in accordance with sub-clause 6.1(h)(i), any Notional Swap in respect of any Fixed Rate Loan is deemed to be terminated, then the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of such Loan on the same basis as the Repayment Schedule prepared in respect of the Existing Aircraft but deleting the payments of “fixed interest” (as interest in respect of the Loan will thenceforth be calculated in accordance with the Floating Rate). The Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the Substitution Date and all payments hereunder shall thenceforth be made in accordance therewith.

5.7.5

If pursuant to an Aircraft substitution in accordance with Clause 6 (Aircraft Substitution) the Portfolio Lease in respect of the Permitted Substitute Aircraft is a Fixed Rate Lease and, in accordance with sub-clause 6.1(h)(ii) and Clause 9.3 (Establishment of Fixed Rate), the Borrower and the Agent have established a Fixed Interest Rate for the Loan attributable to the Existing Aircraft, then the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of such Loan on the same basis as the Repayment Schedule prepared in respect of the Existing Aircraft but including a column for payments of “fixed interest” under such Loan, which such “fixed interest” amounts will be calculated using the Fixed Interest Rate established for such Loan in accordance with sub-clause 6.1(h)(ii) and Clause 9.3 (Establishment of Fixed Rate). The Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the Substitution Date and all payments hereunder shall thenceforth be made in accordance therewith.

5.7.6	If pursuant to the entry into of a Replacement Lease in accordance with sub-clause 20.18.3 (Replacement Lease) the Replacement Lease is a Floating Rate Lease and, in accordance with sub-clause 20.18.3(h)(i), any Notional Swap for the Loan attributable to the applicable Aircraft is deemed to be terminated then the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of such Loan, which shall be calculated on the same basis as the most recent Repayment Schedule for such Aircraft but deleting the payments of “fixed interest” (as interest in respect of the Loan will thenceforth be calculated in accordance with the Floating Rate). The Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the date that the leasing of the Aircraft under the Replacement Lease commences and all payments hereunder shall thenceforth be made in accordance therewith.

5.7.7	If pursuant to the entry into of a Replacement Lease in accordance with sub-clause 20.18.3 (Replacement Lease) the Replacement Lease is a Fixed Rate Lease and, in accordance with sub-clause 20.18.3(h)(ii) and Clause 9.3 (Establishment of Fixed Rate), the Borrower and the Agent have established a Fixed Interest Rate for the Loan attributable to the applicable Aircraft, the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of such Loan, which shall be calculated on the same basis as the most recent Repayment Schedule for such Aircraft but including a column for payments of “fixed interest” under such Loan, which such “fixed interest” amounts will be calculated using the Fixed Interest Rate established for such Loan in accordance with sub-clause 20.18.3(h)(ii) and Clause 9.3 (Establishment of Fixed Rate). The Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the date that the leasing of the Aircraft under the Replacement Lease commences and all payments hereunder shall thenceforth be made in accordance therewith.

5.7.8	If, pursuant to an Aircraft substitution in accordance with Clause 6 (Aircraft Substitution), the Existing Aircraft in respect of such substitution is not a Quarterly Rent Aircraft and the Permitted Substitute Aircraft in respect of such substitution is a Quarterly Rent Aircraft, then the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of the Loan attributable to such Existing Aircraft on the same basis as the most recent Repayment Schedule prepared in respect of the Existing Aircraft except that:

(a)	the Borrower will repay the Loan in quarterly, rather than monthly, instalments (or, as the case may be, for the final such instalment to be paid on the Final Repayment Date and for the first such instalment to be paid on the First Quarterly Repayment Date, a pro rata portion thereof) in arrears from the Substitution Date until the Final Repayment Date and the amount of such instalments will be calculated on the basis that the Loan will amortise quarterly on an annuity basis, based on an assumed rate equal to the Notional Rate, from the Substitution Date to the relevant Balloon Amount on the Final Repayment Date; and

(b)	if, in accordance with sub-clause 6.1(i) and Clause 9.3 (Establishment of Fixed Rate), the Borrower and the Agent have established a new Fixed Interest Rate for the Loan attributable to the Existing Aircraft, the column for payments of “fixed interest” under such Loan will be amended to reflect the fact that (i) the Loan will be repaid in quarterly, not monthly, instalments, and (ii) such “fixed interest” amounts will be calculated using the Fixed Interest Rate established for such Loan in accordance with sub-clause 6.1(i) and Clause 9.3 (Establishment of Fixed Rate), and the Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the Substitution Date and all payments hereunder shall thenceforth be made in accordance therewith;

5.7.9	If, pursuant to the commencement of the leasing of an Aircraft pursuant to a Replacement Lease in accordance with sub-clause 20.18.3 (Replacement Lease), the Aircraft attributable to such Replacement Lease will become a Quarterly Rent Aircraft, then the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of the Loan attributable to such Aircraft on the same basis as the most recent Repayment Schedule prepared in respect of such Aircraft except that:

(a)	the Borrower will repay the Loan in quarterly, rather than monthly, instalments (or, as the case may be, for the final such instalment to be paid on the Final Repayment Date and for the first such instalment to be paid on the First Quarterly Repayment Date, a pro rata portion thereof) in arrears from the date of the commencement of leasing of the Aircraft pursuant to the Replacement Lease until the Final Repayment Date and the amount of such instalments will be calculated on the basis that the Loan will amortise quarterly on an annuity basis, based on an assumed rate equal to the Notional Rate, from the date of the commencement of leasing of the Aircraft pursuant to the Replacement Lease to the relevant Balloon Amount on the Final Repayment Date; and

(b)	if, in accordance with sub-clause 20.18.3(i) and Clause 9.3 (Establishment of Fixed Rate), the Borrower and the Agent have established a new Fixed Interest Rate for the Loan attributable to such Aircraft, the column for payments of “fixed interest” under such Loan will be amended to reflect the fact that (i) the Loan will be repaid in quarterly, not monthly, instalments, and (ii) such “fixed interest” amounts will be calculated using the Fixed Interest Rate established for such Loan in accordance with sub-clause 20.18.3(i) and Clause 9.3 (Establishment of Fixed Rate),

and the Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the date that the leasing of the Aircraft under the Replacement Lease commences and all payments hereunder shall thenceforth be made in accordance therewith.

5.7.10	If, pursuant to an Aircraft substitution in accordance with Clause 6 (Aircraft Substitution), the Existing Aircraft in respect of such substitution is a Quarterly Rent Aircraft and the Permitted Substitute Aircraft in respect of such substitution is not a Quarterly Rent Aircraft, then the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of the Loan attributable to such Existing Aircraft on the same basis as the most recent Repayment Schedule prepared in respect of the Existing Aircraft except that:

(a)	the Borrower will repay the Loan in monthly, not quarterly, instalments (or, as the case may be, for the final such instalment to be paid on the Final Repayment Date and for the first such instalment to be paid on the first Repayment Date under any Loan to fall thereafter, a pro rata portion thereof) in arrears from such Substitution Date until the Final Repayment Date and the amount of such instalments will be calculated on the basis that the Loan will amortise monthly on an annuity basis, based on an assumed rate equal to the Notional Rate, from the Substitution Date to the relevant Balloon Amount on the Final Repayment Date; and

(b)	if, in accordance with sub-clause 6.1(i) and Clause 9.3 (Establishment of Fixed Rate), the Borrower and the Agent have established a new Fixed Interest Rate for the Loan attributable to the Existing Aircraft, the column for payments of “fixed interest” under such Loan will be amended to reflect the fact that (i) the Loan will be repaid in monthly, not quarterly, instalments, and (ii) such “fixed interest” amounts will be calculated using the Fixed Interest Rate established for such Loan in accordance with sub-clause 6.1(i) and Clause 9.3 (Establishment of Fixed Rate), and the Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the Substitution Date and all payments hereunder shall thenceforth be made in accordance therewith;

5.7.11	If, pursuant to the commencement of the leasing of an Aircraft pursuant to a Replacement Lease in accordance with sub-clause 20.18.3 (Replacement Lease), the Aircraft attributable to such Replacement Lease will cease to be a Quarterly Rent Aircraft, then the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of the Loan attributable to such Aircraft on the same basis as the most recent Repayment Schedule prepared in respect of such Aircraft except that:

(a)	the Borrower will repay the Loan in monthly, rather than quarterly, instalments (or, as the case may be, for the final such instalment to be paid on the Final Repayment Date and for the first such instalment to be paid on the first Repayment Date under any Loan to fall thereafter, a pro rata portion thereof) in arrears from the date of the commencement of leasing of the Aircraft pursuant to the Replacement Lease until the Final Repayment Date and the amount of such instalments will be calculated on the basis that the Loan will amortise monthly on an annuity basis, based on an assumed rate equal to the Notional Rate, from the date of the commencement of leasing of the Aircraft pursuant to the Replacement Lease to the relevant Balloon Amount on the Final Repayment Date; and

(b)	if, in accordance with sub-clause 20.18.3(i) and Clause 9.3 (Establishment of Fixed Rate), the Borrower and the Agent have established a new Fixed Interest Rate for the Loan attributable to such Aircraft, the column for payments of “fixed interest” under such Loan will be amended to reflect the fact that (i) the Loan will be repaid in monthly, not quarterly, instalments, and (ii) such “fixed interest” amounts will be calculated using the Fixed Interest Rate established for such Loan in accordance with sub-clause 20.18.3(i) and Clause 9.3 (Establishment of Fixed Rate),

and the Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the date that the leasing of the Aircraft under the Replacement Lease commences and all payments hereunder shall thenceforth be made in accordance therewith; and

5.7.12

If any Aircraft becomes subject to a Converted Fixed Rate Lease and, in accordance with Clauses 20.18.5 (Converted Fixed Rate Lease) and 9.3 (Establishment of Fixed Rate), the Borrower and the Agent have established a Fixed Interest Rate for the Loan attributable to such Aircraft, the Agent shall in consultation with the Borrower prepare a revised repayment schedule in respect of such Loan, which shall be calculated on the same basis as the most recent Repayment Schedule for such Loan but including a column for payments of “fixed interest” under such Loan, which such “fixed interest” amounts will be calculated using the Fixed Interest Rate established for such Loan in accordance with Clauses 20.18.5 (Converted Fixed Rate Lease) and 9.3 (Establishment of Fixed Rate). The Agent will then promptly send a copy of such revised repayment schedule to the Borrower and to each of the other Finance Parties and upon their receipt of the same, the then existing Repayment Schedule shall be treated as being null and void and the revised repayment schedule shall (in the absence of manifest error) take effect as the Repayment Schedule from the date that the “Basic Rent” (howsoever defined under such Converted Fixed Rate Lease) has been fixed thereunder.

5.8	Lenders’ participation

5.8.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Utilisation available on the Utilisation Date through its Facility Office.

5.8.2	The amount of each Lender’s participation in each Utilisation and each Loan will be equal to the proportion borne by the undrawn portion of its Commitment to the Available Facility immediately prior to the making of the Utilisation for such Loan.

5.8.3	The Agent shall notify each Lender of the amount of the Utilisation and the amount of such Lender’s participation in the Utilisation, in each case by the Specified Time.

5.9	Cancellation of Commitment

5.9.1	Upon expiration of the Availability Period to the extent not drawn down or cancelled, the respective Commitments of the Lenders shall be reduced to zero. For the avoidance of doubt, no fee or penalty will be payable by the Borrower in respect of such reduction.

5.9.2	Borrower shall further be entitled at any time after the date hereof, to cancel all or part of the Total Commitments without penalty or fee, by giving ten (10) Business Days’ notice of such cancellation to the Agent.

6.	AIRCRAFT SUBSTITUTION

6.1	Conditions to Substitution

The Borrower has the right, from time to time, to substitute any Aircraft (such Aircraft, an “Existing Aircraft”) with a Permitted Substitute Aircraft, provided that, subject to Clause 6.5 (Deferral of Conditions), the Agent is satisfied, acting reasonably that the following conditions have been met:

(a)	the Agent has received such evidence as it may reasonably require to evidence that the proposed substitute aircraft is a Permitted Substitute Aircraft;

(b)	on the Substitution Date no Relevant Default has occurred and is continuing and the substitution would not result in the occurrence of a Relevant Default;

(c)	no Concentration Limit Event would result from the proposed substitution or, if a Concentration Limit Event is already continuing, such substitution would remedy or mitigate the severity of such Concentration Limit Event;

(d)	if such Permitted Substitute Aircraft is to be subject to a Part II Airline Portfolio Lease (i) such Permitted Substitute Aircraft must be a Permitted Narrow-body Aircraft and (ii) no Part II Airline Event would result from the proposed Utilisation or if a Part II Airline Event is continuing such Utilisation would remedy or mitigate the severity of such Part II Airline Event;

(e)	the total amount of the Secured Obligations, as a proportion of the aggregate appraised value of all of the Aircraft (each calculated on the same basis except, respectively, excluding due, payable and owing principal and due, payable and owing interest in respect of the Existing Aircraft and excluding the Existing Aircraft) (the “LTV”) will be no higher immediately after completion of the substitution than the LTV immediately before completion of the substitution (the “Substitution LTV Condition”), provided that the Borrower shall be entitled to prepay the Loan in respect of the Existing Aircraft in part (together with Break Costs and/or Swap Breakage Loss but no Prepayment Fee will be payable in connection with such prepayment) in accordance with the provisions of Clause 8.2 (Voluntary prepayment of Loan)) in the amount necessary (and no more than such amount) in order to comply with the Substitution LTV Condition. In order to calculate the LTV and in order to establish whether the Substitution LTV Condition is satisfied or not, the Borrower shall (reasonably in advance of the Substitution Date) obtain and make available to the Agent, ASCEND Valuations in respect of all the Aircraft in respect of which Secured Obligations remain outstanding and the proposed Permitted Substitute Aircraft calculated no earlier than the date falling thirty (30) days prior to the Substitution Date (and the ASCEND Valuation Letter shall not be dated earlier than such date);

(f)	if a substitution of an Existing Aircraft takes place within thirty six (36) months of the Utilisation Date of the Loan attributable to such Existing Aircraft, the Borrower shall provide to the Agent a certificate, substantially in the form set out in Schedule 16 (Form of [Substitution/Final Disposition] Certificate) and signed by an officer of the Borrower, certifying the matters set out therein;

(g)	the Agent will be satisfied that on each remaining Repayment Date following the Substitution Date, the aggregate of:

(i)	each amount of “Basic Rent” (howsoever defined) due and payable to the Lessors pursuant to the Portfolio Leases, in each case during the Interest Period for the Loan attributable to each such Portfolio Lease which immediately precedes such Repayment Date; and

(ii)	the scheduled payments due and payable to the Borrower pursuant to the Hedging Agreements required to be entered into pursuant to, and complying with, the Hedging Principles, in each case during the Interest Period for the Loan attributable to each such Hedging Agreement which immediately precedes such Repayment Date;

will be equal to or greater than:

(iii)	105% of the aggregate scheduled payments of principal and interest due and payable under this Agreement on such Repayment Date pursuant to the Repayment Schedules for all of the Loans,

provided that for the purposes of this calculation:

(A)	if the date of any such Repayment Date is the first Repayment Date or the Final Repayment Date in respect of a Loan, then such Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease for the Aircraft attributable to such Loan, together with any amounts payable thereunder, will be disregarded;

(B)	if the date of any such Repayment Date is not also a Repayment Date under the Loan attributable to a Quarterly Rent Aircraft, then such Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease attributable to such Quarterly Rent Aircraft, together with any amounts payable thereunder, will be disregarded; and

(C)	the Fixed Rate and the Floating Rate as well as the fixed and floating rate of interest applicable to the calculation of “Basic Rent” pursuant to each Portfolio Lease shall be the applicable Notional Rate.

In the event that the Borrower is not able to satisfy this condition, the Borrower shall be entitled to exercise its rights in accordance with Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios).

(h)	if the Portfolio Lease relating to the Existing Aircraft is:

(i)	a Fixed Rate Lease and the Portfolio Lease in respect of the proposed Permitted Substitute Aircraft is a Floating Rate Lease, any Notional Swap in respect of a Fixed Rate Loan attributable to such Fixed Rate Lease will be deemed to be terminated in whole on the Substitution Date, the Borrower has paid to the Lenders any Swap Breakage Loss payable pursuant to sub-clause 16.4.4 in respect of such deemed termination; and

(ii)	a Floating Rate Lease and the Portfolio Lease in respect of the proposed Permitted Substitute Aircraft is a Fixed Rate Lease, then either

(A)	the Borrower and the Agent will have established the Fixed Rate for the Loan attributable to such Existing Aircraft in accordance with Clause 9.3 (Establishment of Fixed Rate); or

(B)	if the Borrower did not accept the quote and the “fixed rate” in accordance with Clause 9.3.2, the Borrower will have complied with the Hedging Principles;

(i)	if:

(i)	immediately prior to the Substitution Date, the Existing Aircraft was a Quarterly Rent Aircraft, and immediately after the Substitution Date, the Permitted Substitute Aircraft will not be a Quarterly Rent Aircraft; or

(ii)	immediately prior to the Substitution Date, the Existing Aircraft was not a Quarterly Rent Aircraft, and immediately after the Substitution Date, the Permitted Substitute Aircraft will be a Quarterly Rent Aircraft, then if the Portfolio Lease attributable to the Existing Aircraft and the Portfolio Lease attributable to the Permitted Substitute Aircraft are each, as at the Substitution Date, Fixed Rate Leases, then any Notional Swap in respect of the Loan attributable to such Existing Aircraft will be deemed to be terminated in whole on the Substitution Date, the Borrower will have paid to the Lenders any Swap Breakage Loss payable pursuant to sub-clause 16.4.4 in respect of such deemed termination, and either:

(x)	the Borrower and the Agent will have established the new Fixed Rate for the Loan attributable to such Existing Aircraft in accordance with Clause 9.3 (Establishment of Fixed Rate); or

(xx)	if the Borrower did not accept the quote and the “fixed rate” in accordance with Clause 9.3.2, the Borrower will have complied with the Hedging Principles; and

(j)	All “know your customer” information requested by the Agent on behalf of any Finance Party (which such Finance Party actually requires in connection with, or as a result of, the proposed substitution) has been provided to the satisfaction of such Finance Party (unless otherwise agreed in writing by such Finance Party);

(k)	the Agent has not received advice contrary to the fact that the Permitted Substitute Aircraft is not subject to any existing financing arrangement save for those contemplated by the Transaction Documents;

(l)	the Agent will have received payment from the Borrower for the account of the Lenders of the substitution fee of $15,000, which such fee the Agent will distribute between the Lenders on the Substitution Date on a pro-rata basis based on the Lenders’ Commitments as at the Substitution Date; and

(m)	the documents and evidence referred to in Part A of Schedule 6 (Aircraft Substitution and Replacement Lease Documents) have been provided by the relevant Obligors on or before the Substitution Date.

6.2	Notice of Substitution

If the Borrower wishes to exercise its right pursuant to Clause 6.1 (Conditions to Substitution) it shall notify the Agent in writing of the proposed substitution (a “Substitution Notice”), which such notice shall specify:

6.2.1	the details of the proposed Existing Aircraft;

6.2.2	the proposed date of such substitution, which shall be a date that is not earlier than fifteen (15) Business Days after the date of service of such notice (or such other date as the Agent (acting on the instructions of all of the Lenders) may agree to); and

6.2.3	if, in accordance with Clause 6.5 (Deferral of Conditions), the Borrower has elected to defer satisfaction of any of the conditions in Clause 6.1 (Conditions to Substitution):

(a)	the proposed Existing Aircraft Collateral Release Date; and

(b)	the details of any cash collateral and/or other collateral arrangements proposed by the Borrower in order to comply with sub-clause 6.5.1.

6.3	Following service of a Substitution Notice, the Borrower and the Agent shall consult together, acting in good faith and promptly, to coordinate the logistics and details of the substitution arrangements, including, if applicable, with respect to collateral arrangements in the event the Borrower exercises its right pursuant to Clause 6.5 (Deferral of Conditions).

6.4	If (i) all of the conditions to substitution listed in Clause 6.1 (Conditions to Substitution) are satisfied, and (ii) no Relevant Default has occurred and is continuing, the proposed substitution will occur on the proposed substitution date specified in the Substitution Notice, or on such other date as agreed between the Borrower and the Agent, whereupon:

6.4.1	the Security Trustee shall (on the instructions of the Agent and at the cost of the Borrower) release, discharge, return to the Borrower and terminate, as applicable, the Aircraft Specific Collateral in place in respect of the Loan in respect of the Existing Aircraft;

6.4.2	the Existing Aircraft will cease to be an “Aircraft” as defined in this Agreement and the proposed Permitted Substitute Aircraft will be deemed to be an “Aircraft” for the purposes of this Agreement, and such date shall be the “Substitution Date” in respect of such Permitted Substitute Aircraft for the purposes of the Transaction Documents; and

6.4.3	for the avoidance of doubt, the Loan relating to the Existing Aircraft will not be prepaid other than in accordance with sub-clauses 6.1(e) and/or 6.1(g) and/or 6.1(i) and the amortisation profile and other terms and conditions under this Agreement relating to such Existing Aircraft (including the obligation of the Borrower to pay principal and interest hereunder) shall remain in place and apply mutatis mutandis to the Aircraft.

6.5	Deferral of Conditions

6.5.1	In the event the Borrower wishes to substitute an Existing Aircraft, but at such time does not wish to identify a proposed Permitted Substitute Aircraft or if the conditions precedent to substitution of such Aircraft will not be satisfied prior to the proposed Existing Aircraft Collateral Release Date, the Borrower may elect in any Substitution Notice to defer satisfaction of any of the conditions to substitution listed in Clause 6.1 (Conditions to Substitution) until such later date as further notified by the Borrower, but in any event prior to the Substitution Longstop Date, on the condition that on the Existing Aircraft Collateral Release Date, the Borrower has provided cash collateral (in a pledged account with the Account Bank) and/or such other collateral on terms satisfactory to the Agent and which will be in an amount equal to the aggregate of:

(a)	the Loan outstanding in respect of the Existing Aircraft as of the Existing Aircraft Collateral Release Date;

(b)	if the Portfolio Lease in respect of the Existing Aircraft is a Fixed Rate Lease, the aggregate of:

(i)	the Swap MTM for the Notional Swap relating to such Loan, calculated as of the Existing Aircraft Collateral Release Date; and

(ii)	$500,000, or if such Swap MTM is equal to or in excess of $2,500,000, such greater amount as the Agent determines, acting on the instructions of the Lenders (acting reasonably and which calculation shall reflect market conditions);

It being agreed that, the Agent may, at monthly intervals of the date of the Existing Aircraft Collateral Release Date, if required by a Lender which has been deemed to have entered into the Notional Swap in respect of the relevant Loan, demand, and the Borrower shall provide within five (5) Business Days of such demand, an increase in the amount of collateral provided by the Borrower and calculated pursuant to sub-clause 6.5.1(b). Such additional amount shall be equal to the aggregate of:

(A)	the amount by which the Swap MTM, calculated on the date of such monthly interval, exceeds the aggregate of the amount calculated in accordance with sub-clause 6.5.1(b)(i) and each other additional amount which has been previously provided in accordance with this sub-clause (A); and

(B)	any adjustment required to be made to the amount referred to in sub-clause 6.5.1(b)(ii) as a result of such change in the value of the Swap MTM, as determined by the Agent (acting reasonably),

provided that (i) a demand may only be made if the additional amount calculated pursuant to sub-clauses 6.5.1(b)(ii)(A) and 6.5.1(b)(ii)(B) is equal to or greater than US$10,000, and (ii) if a market event occurs and any Lender which has been deemed to have entered into the Notional Swap in respect of the relevant Loan considers it to be necessary, acting reasonably, in order to ensure that the Swap MTM remains fully collateralised, the Agent may, if required by any such Lender, make such a demand more frequently than once per month,

(c)	and for the avoidance of doubt, all amounts provided by the Borrower pursuant to this sub-clause 6.5.1 shall be “Collateral” for the purposes of the Transaction Documents.

The Agent will, at the written request of the Borrower (subject to a maximum of one request in any one month period), implement a downward adjustment in the Collateral provided pursuant to this sub-clause 6.5.1 if the methodology referred to above results in a lesser amount of Collateral being required and/or if the market event referred to above is no longer subsisting, subject to the requirement that Collateral with a value of an amount equal to US$500,000 shall always be required to be provided as a minimum.

6.5.2	On provision of the Collateral in accordance with sub-clause 6.5.1, the Security Trustee (on the instructions of the Agent) shall:

(a)	(at the cost of the Borrower) release, discharge, return to the Borrower and terminate, as applicable the Aircraft Specific Collateral in respect of the Existing Aircraft (the date of such release being the “Existing Aircraft Collateral Release Date”); and

(b)	the Existing Aircraft will cease to be an “Aircraft” as defined in this Agreement,

and the Borrower shall, subject to sub-clause 6.5.3, procure that the Existing Aircraft is substituted with a Permitted Substitute Aircraft and the provisions of Clause 6.1 (Conditions to Substitution) are satisfied in respect of such substitution on or prior to the Substitution Longstop Date. The date upon which such provisions are satisfied shall be the “Substitution Date” in respect of such Permitted Substitute Aircraft for the purposes of the Transaction Documents and such Permitted Substitute Aircraft will become an “Aircraft” for the purposes of the Transaction Documents and the Agent will release the Collateral provided by the Borrower pursuant to sub-clause 6.5.1 in respect of the relevant Loan (at the cost of the Borrower).

6.5.3	At any time after the Existing Aircraft Collateral Release Date the Borrower may direct that the Collateral provided under sub-clause 6.5.1 is applied to repay the Loan outstanding in respect of the Existing Aircraft in connection with any prepayment of the Loan in accordance with sub-clause 8.2.1(a). In such an event, the Collateral will be applied in accordance with clause 8 (Application of Proceeds) of the Proceeds Deed.

6.6	The Borrower will pay all out-of-pocket costs, fees and expenses (including reasonable or in case of the Security Trustee, properly incurred legal fees) incurred by the Finance Parties in connection with the implementation of any substitution or collateral arrangements as contemplated by this Clause 6.

7.	REPAYMENT

7.1	Repayment of Loan

Subject to the other provisions of this Agreement, the Borrower shall repay each Loan in arrears on each Repayment Date attributable to such Loan in accordance with the relevant Repayment Schedule for such Loan and the outstanding balance of each Loan shall be repaid in full on the Final Repayment Date for such Loan.

7.2	No re-borrowing

The Borrower may not reborrow any part of any Loan which has been repaid:

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it is or, as a consequence of a Change in Law, it becomes or will become unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or part of its Commitment or all or part of its participation in any Loan:

8.1.1	that Lender shall promptly notify the Agent upon becoming aware of that circumstance;

8.1.2	upon the Agent notifying the Borrower of the same, the Agent and the Borrower will consult with each other and with that Lender in accordance with clause 13 (Mitigation) of the Proceeds Deed for a period not exceeding sixty (60) days for the purposes of agreeing a means of avoiding or mitigating the consequences of that Change in Law; and

8.1.3	if the Agent, Borrower and Lender are not able to agree upon a means of avoiding or mitigating the consequences of that Change in Law:

(a)	if that Lender has not yet funded its participation in the Loan, upon the expiry of the sixty (60) day period specified in sub-clause 8.1.2, the Commitment of that Lender will be immediately cancelled; and

(b)	if that Lender has already funded its participation in the Loan, that Lender’s participation in the Loan shall become immediately due and payable by the Borrower on the earlier of:

(i)	the latest date on which that Lender may lawfully and practically maintain its participation in the Loan; and

(ii)	the date agreed by the Agent, the Borrower and that Lender which falls before the date referred to in paragraph (a) above which would enable the Borrower to minimise the amounts that it is required to pay under Clause 16.5 (Break Costs/Break Gains).

8.2	Voluntary prepayment of Loan

8.2.1	If the Borrower gives the Agent not less than ten (10) Business Days’ prior written notice (a “Prepayment Notice”) or such other period as may be agreed in writing by the Agent and the Borrower, the Borrower may voluntarily:

(a)	prepay in full all of the Loans, or any individual Loan, which is/are outstanding on the Business Day specified in such notice; and/or

(b)	prepay in part the Loans which are outstanding on the Business Day specified in such notice,

provided that:

(aa)	in the case of any prepayments made pursuant to sub-clause 8.2.1(b), other than in the case of a prepayment pursuant to sub-clause 6.1(e) and/or or Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios), the aggregate amount of the prepayments to be made pursuant to any Prepayment Notice must be no less than five million dollars ($5,000,000);

(bb)	in the case of any prepayment made pursuant to sub-clause 6.1(e) or Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios), the amount of such prepayment shall be applied to reduce the amount outstanding under the affected or agreed Loan (or Loans) (as applicable);

(cc)

other than in the case of a prepayment permitted pursuant to sub-clause 6.1(e) or Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios) , any voluntary partial prepayment shall be applied equally across all outstanding Loans (and in the event that the portion allocated in respect of a Loan is greater than the amount outstanding under such Loan, such Loan will be prepaid in full and the excess of the prepayment allocated in respect of such Loan will be split equally across the remaining Loans);

(dd)	any partial prepayment of a Loan under this Clause 8.2 will satisfy the obligations of the Borrower under Clause 7.1 (Repayment of Loan) in inverse chronological order;

(ee)	in the case of any prepayment in full of a Loan, no Concentration Limit Event would result from the proposed prepayment or, if a Concentration Limit Event is continuing at the time of the prepayment, such prepayment would remedy or mitigate the severity of such Concentration Limit Event; and

(ff)	if the Borrower effects a prepayment and as a result four (4) or fewer Loans remain outstanding, the Borrower shall be required to make a further prepayment on the relevant prepayment date, in an amount equal to fifteen per cent. (15%) of the Loan(s) prepaid in full. Such additional prepayment will be applied across all the remaining outstanding Loans equally in accordance with paragraph (bb) above.

8.2.2	The prepayment date specified in a Prepayment Notice shall be a Business Day and, if such prepayment is (i) being made pursuant to sub-clause 6.1(e) and/or in connection with 6.1(g) (in accordance with Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios), the relevant Substitution Date, (ii) being made in connection with to sub-clause 8.6.3 (in accordance with Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios)), the date of the original prepayment contemplated in sub-clause 8.6.3 or (iii) being made in connection with sub-clause 20.18.3(f) or 20.18.1 (in accordance with clause 8.7 (Scheduled Debt to Basic Rent Test Ratios), the date on which the leasing of the Aircraft under the relevant Replacement Lease commences.

8.2.3	If a prepayment of all or part of any Loan in accordance with sub-clauses 8.2.1, 8.5.2(a), 8.5.2(d), 8.5.2(e), 8.5.2(f), 8.5.2(g) or 8.5.2(h) is made, the Borrower shall pay to the Agent (for the account of the Lenders) on the date of such prepayment a prepayment fee (the “Prepayment Fee”) equal to:

(a)	one per cent. (1%) of the aggregate amount prepaid if the prepayment date is on or before the second anniversary of the Utilisation Date in respect of the Loan(s) to be prepaid (in whole or in part); and

(b)	zero per cent. (0%) if the prepayment date is after the second anniversary of the Utilisation Date in respect of the Loan(s) prepaid (in whole or in part).

8.3	Right of repayment in relation to a single Lender

8.3.1	If:

(a)	any sum payable to any Lender by the Borrower is required to be increased under sub-clause 13.1.3; or

(b)	any Lender claims indemnification from the Borrower under (i) Clause 13.2 (Tax indemnity) or (ii) Clause 15.1 (Increased Costs);

(c)	any FATCA Protected Lender notifies the Agent of a FATCA Event pursuant to Clause 8.4 (Mandatory repayment and cancellation of FATCA Protected Lenders); or

(d)	the Borrower is unable to comply with the requirements of any Lender with regard to “know your customer” or similar identification procedures, in accordance with any of Clauses 6.1(i), 19.7 or 20.18.3(g), without prejudice to clause 13 (Mitigation) of the Proceeds Deed, the Borrower may, whilst the circumstance giving rise to the relevant requirement or indemnification or FATCA Event continues, give the Agent at least five (5) Business Days’ notice (or such shorter period as such Lender, acting reasonably, may agree) (which notice shall be irrevocable once given) of the Borrower’s intention to procure the repayment of that Lender’s participation in the Loans.

8.3.2	On the date for prepayment specified in the Borrower’s notice under sub-clause 8.3.1, the Borrower shall, without penalty or payment of any fee (except for any Break Costs and/or any Swap Breakage Loss), repay (or procure the repayment of) that Lender’s participation in the Loans.

8.4	Mandatory repayment and cancellation of FATCA Protected Lenders

If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”):

8.4.1	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

8.4.2	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid or replaced pursuant to Clause 8.3 (Right of repayment in relation to a single Lender):

(a)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the last Business Day before the relevant FATCA Application Date.

8.5	Acceleration Events

8.5.1	An Acceleration Event shall occur if:

(a)	the Aircraft to which such Loan relates is the subject of a Final Disposition;

(b)	an Aircraft is the subject of a Total Loss;

(c)	(subject to clause 13 (Mitigation) of the Proceeds Deed) it is or becomes (or will become) unlawful for any Obligor to perform or observe any of its material obligations under any of the provisions of the Transaction Documents to which it is a party, or any material obligation of any Obligor thereunder ceases to be legally valid and binding and the same has not been remedied or alternative arrangements satisfactory to the Agent (acting reasonably) put in place within sixty (60) days of the Agent notifying the Borrower of such event;

(d)	(subject to clause 13 (Mitigation) of the Proceeds Deed) any of the Security Documents shall cease to constitute an enforceable first priority Security Interest (compared to the status and enforceability of such Security Document when originally entered into) over the monies and assets expressed to be assigned, mortgaged, charged, pledged or over which security is otherwise created or expressed to be created thereby, in each case free and clear of any other Security Interest other than Permitted Security Interests (each of the foregoing, a “Collateral Defect”);

(e)	an Aircraft remains Off-Lease for a period exceeding the Maximum Off-Lease Period; or

(f)	the Borrower issues an Affected Lease Election Notice pursuant to sub-clause 20.18.2 (Material Lease Event of Default) in respect of an Aircraft; or

(g)	the Portfolio Lease in respect of an Aircraft is deemed to be an Affected Lease and the Borrower, in the reasonable opinion of the Agent, fails to take such action to terminate such Affected Lease as it is required to take in accordance with sub-clause 20.18.2 (Material Lease Event of Default); or

(h)	any condition subsequent specified in Clause 4.4 (Conditions Subsequent) or any condition precedent which has been waived or deferred in the sole discretion of and on terms satisfactory to the Agent (acting on the instructions of all the Lenders, in their sole discretion) is not satisfied within the time limit specified therefor; or

(i)	a Hedging Agreement Termination Event occurs and the Borrower fails to enter into a replacement Hedging Agreement that complies with the Hedging Principles, within forty five (45) days thereafter.

8.5.2	Subject to sub-clause 8.5.3, at any time following the occurrence of an Acceleration Event:

(a)	in the case of the Acceleration Event described in sub-clause 8.5.1(a), on the date on which the Final Disposition occurs, without the need for any notice to the Borrower, an amount equal to the Loan attributable to the Aircraft which is the subject of the Final Disposition will become immediately due and payable by the Borrower;

(b)	in the case of the Acceleration Event described in sub-clause 8.5.1(b), on the Total Loss Payment Date without the need for any notice to the Borrower, an amount equal to the Loan attributable to the Aircraft which is subject to such Total Loss shall become immediately due and payable by the Borrower;

(c)	in the case of the Acceleration Event described in sub-clause 8.5.1(c) or sub-clause 8.5.1(d) the Agent may by giving not less than seven (7) Business Days’ prior written notice to the Borrower, declare that all of the Loans or if the Agent determines that the relevant event affects less than all of the Aircraft, the relevant affected Loan(s), shall become immediately due and payable by the Borrower on the earliest of:

(i)	the date immediately prior to the date on which the relevant illegality or Collateral Defect will take effect; and

(ii)	the date agreed by the Agent, the Borrower and the Majority Lenders which falls before the date referred to in (i) above which would enable the Borrower to minimise the amounts that they are required to pay under Clause 16.5 (Break Costs/Break Gains);

(d)	in the case of the Acceleration Event described in sub-clause 8.5.1(e) the Agent may by giving not less than five (5) Business Days’ prior written notice to the Borrower declare that the Loan attributable to the Aircraft which has been Off-Lease for a period greater than Maximum Off-Lease Period, shall become immediately due and payable by the Borrower;

(e)	in the case of the Acceleration Event described in sub-clause 8.5.1(f) the Agent may upon giving not less than fifteen (15) Business Days’ prior written notice to the Borrower after the date of such Affected Lease Election Notice, declare an amount equal to the Loan attributable to the Aircraft specified in the Affected Lease Election Notice shall become immediately due and payable by the Borrower;

(f)	in the case of the Acceleration Event described in sub-clause 8.5.1(g) the Agent may by giving not less than fifteen (15) Business Days’ prior written notice to the Borrower, declare that an amount equal to the Loan attributable to the affected Aircraft shall become immediately due and payable by the Borrower;

(g)	in the case of the Acceleration Event described in sub-clause 8.5.1(h) the Agent may by giving not less than five (5) Business Days’ prior written notice to the Borrower, declare that all of the Loans, or if the Agent determines that the relevant event affects less than all of the Aircraft, the relevant affected Loan(s), shall become immediately due and payable by the Borrower on such day as the Agent shall specify by notice in writing to the Borrower;

(h)	in the case of the Acceleration Event described in sub-clause 8.5.1(i), the Agent may by giving not less than five (5) Business Days’ prior written notice to the Borrower, declare that the Hedging Loan which the Hedging Agreement Termination Event relates to shall become immediately due and payable by the Borrower, whereupon, subject to sub-clause 8.5.3, the relevant Loan or Loans, as applicable, and all other amounts then due and payable to the Finance Parties under this Agreement and all other Transaction Documents (including any applicable Prepayment Fee payable pursuant to sub-clause 8.2.3) shall become due and payable.

8.5.3	If an Acceleration Event occurs, then notwithstanding the terms of sub-clause 8.5.2, in circumstances where the Acceleration Event relates to one or more (but not all) of the Aircraft, the Borrower will have the right to provide a substitute aircraft in place of any Aircraft which an Acceleration Event is attributable to and the Borrower will not be required to prepay the Loan relating to such Aircraft, provided that any such substitution is completed in accordance with, and subject to the conditions set out in Clause 6 (Aircraft Substitution), and provided that in addition:

(a)	the Substitution Notice relating to such substitution must be received by the Agent no later than:

(i)	in the case of a prepayment required pursuant to sub-clauses 8.5.2(a), 8.5.2(b) or 8.5.2(d), fifteen (15) Business Days before the relevant prepayment date provided for such Acceleration Event in sub-clause 8.5.2; and

(ii)	otherwise, within five (5) Business Days after the Agent gives notice to the Borrower in accordance with sub-clause 8.5.2 declaring that the relevant Loan will become immediately due and payable,

(in each case, the “Required Prepayment Date”);

(b)

the Substitution Date or, if applicable, the Existing Aircraft Collateral Release Date must take place on or before the Required Prepayment Date, otherwise, an amount equal to (i) the Loan(s) attributable to the relevant Aircraft, (ii) any applicable Prepayment Fee payable pursuant to sub-clause 8.2.3, and (iii) all other amounts then due and payable to the Finance Parties under this Agreement and all other Transaction Documents, will become immediately due and payable by the Borrower on the Required Prepayment Date, without the requirement for further notice to the Borrower.

8.6	General Conditions of Prepayment and Cancellation

8.6.1	Any notice of prepayment given by any Party under this Clause 8 shall be revocable until the date falling two (2) Business Days prior to the date of prepayment specified in such Prepayment Notice, any notice of cancellation will be irrevocable from the date of such notice, and unless a contrary indication appears in this Agreement, each such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.6.2	Any prepayment under this Agreement shall be made together with:

(a)	accrued interest on the amount prepaid and any Break Costs and/or Swap Breakage Loss in accordance with Clause 16.4 (Swap Breakage Loss/Gains) and Clause 16.5 (Break Costs/Break Gains); and

(b)	all other amounts then due and payable to the Finance Parties under this Agreement and all other Transaction Documents,

and, other than the Prepayment Fee payable in connection with a prepayment in accordance with sub-clause 8.2.3 without premium or penalty.

8.6.3	Prior, and as a condition, to any prepayment being made under this Agreement, the Agent will be satisfied that on each remaining Repayment Date following such prepayment, the aggregate of:

(a)	each amount of “Basic Rent” (howsoever defined) due and payable to the Lessors pursuant to the Portfolio Leases, in each case during the Interest Period for the Loan attributable to each such Portfolio Lease which immediately precedes such Repayment Date; and

(b)	the scheduled payments due and payable to the Borrower pursuant to the Hedging Agreements required to be entered into pursuant to, and complying with, the Hedging Principles, in each case during the Interest Period for the Loan attributable to each such Hedging Agreement which immediately precedes such Repayment Date, will be equal to or greater than:

(c)	105% of the aggregate scheduled payments of principal and interest due and payable under this Agreement on such Repayment Date pursuant to the Repayment Schedules for all of the Loans,

provided that for the purposes of this calculation:

(i)	if the date of any such Repayment Date is the first Repayment Date or the Final Repayment Date in respect of a Loan, then such Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease for the Aircraft attributable to such Loan, together with any amounts payable thereunder, will be disregarded; and

(ii)	if the date of any such Repayment Date is not also a Repayment Date under the Loan attributable to a Quarterly Rent Aircraft, then such Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease for such Quarterly Rent Aircraft, together with any amounts payable thereunder, will be disregarded; and

(iii)	the Fixed Rate and the Floating Rate as well as the fixed and floating rate of interest applicable to the calculation of “Basic Rent” pursuant to each Portfolio Lease shall be the applicable Notional Rate.

In the event that the Borrower is not able to satisfy this condition, the Borrower shall be entitled to exercise its rights in accordance with Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios).

8.6.4	The Borrower may not reborrow any part of the Loan which is prepaid.

8.6.5	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

8.6.6	The Borrower may not repay or prepay any or all of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.6.7	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.7	Scheduled Debt to Basic Rent Test Ratios

8.7.1	In the event that the Borrower is required to comply with the condition with respect to the ratio of scheduled debt payments to “Basic Rent” pursuant to Clause 4.2 (Utilisation Request Condition Precedent), or Clause 6.1(g), 8.6.3, 20.18.3(f), or 20.18.1 and such test is not satisfied, the Borrower may elect, by written notice to the Agent, any of the following options or combination thereof in order to remedy such non-satisfaction and comply with such condition at the relevant time:

(a)	in the case where such condition is to be satisfied pursuant to Clause 4.2 (Utilisation Request Condition Precedent), by reducing the amount of the requested Utilisation pursuant to the applicable Utilisation Request;

(b)	by effecting a partial prepayment of the Loan:

(i)	which relates to the Existing Aircraft in the case of Clause 6.1(g);

(ii)	which relates to the Aircraft to be released pursuant to a Replacement Lease in the case of Clause 20.18.3(f); or

(iii)	which relates to the Aircraft attributable to the Portfolio Lease that is to be amended in accordance with Clause 20.18.1,

in accordance with the provisions Clause 8.2 (Voluntary Prepayment of Loan) in a sufficient amount in order to comply with the relevant condition; and/or

(c)	by effecting a prepayment of a Loan (or Loans) to be agreed between the Agent and the Borrower in the case of Clause 4.2 (Utilisation Request Condition Precedent) or sub-clause 8.6.3 in accordance with the provisions of Clause 8.2 (Voluntary Prepayment of Loan) in a sufficient amount in order to comply with the relevant condition.

9.	INTEREST

9.1	Calculation of Interest

Subject to Clauses 9.2 (Fixed Rate Loans) to 9.3 (Establishment of Fixed Rate), the rate of interest applicable to a Loan for each Interest Period is the Floating Rate.

9.2	Fixed Rate Loans

9.2.1	The rate of interest applicable to any Fixed Rate Loan will be the Fixed Interest Rate for such Fixed Rate Loan. The Borrower agrees that it will give the Agent written notice (a “Fixed Rate Notice”) by no later than the Specified Time attributable to (as applicable) :

(a)	a Utilisation of any Fixed Rate Loan;

(b)

(i)	any Loan that is to become a Fixed Rate Loan in accordance with Clause 6.1(h)(ii);

(ii)	any Fixed Rate Loan in respect of which the Borrower and the Agent are required to establish a new Fixed Rate in accordance with Clause 6.1(i);

(c)

(i)	any Loan that is to become a Fixed Rate Loan in accordance with Clause 20.18.3(h)(ii); and

(ii)	any Fixed Rate Loan in respect of which the Borrower and the Agent are required to establish a new Fixed Rate in accordance with Clause 20.18.3(i); and

(d)	any Loan that is to become a Fixed Rate Loan in accordance with Clause 20.18.5 (Converted Fixed Rate Lease),

provided that, in the case of 9.2.1(a), 9.2.1(b) and 9.2.1(c), if the Portfolio Lessee in respect of the Portfolio Lease or Replacement Lease, as applicable, attributable to the relevant Loan has the option of fixing the “Basic Rent” (howsoever defined) under such Portfolio Lease at a later date (but prior to the relevant Utilisation Date, Substitution Date or date of commencement of the leasing of the Aircraft pursuant to such Replacement Lease, as applicable) then the Borrower will only be required to notify the Agent as to whether such Loan will be a Fixed Rate Loan by no later than the date on which such Portfolio Lessee is required to fix the “Basic Rent” (howsoever defined) under such Portfolio Lease.

9.3	Establishment of Fixed Rate

9.3.1	At the Specified Time, the relevant Lenders will provide a quotation to the Agent for the “fixed rate” of interest in respect of a Notional Swap for the Fixed Rate Loan. The Borrower acknowledges and agrees that the “fixed rate” should include a credit margin of 0.15% per annum.

9.3.2	The Agent will communicate the quoted “fixed rate” agreed by the Lenders to the Borrower on or prior to the Specified Time and such “fixed rate” shall upon acceptance by the Borrower (which acceptance (or rejection) must be made immediately upon receipt of the quoted “fixed rate”) be the “Fixed Rate” for the Fixed Rate Loan for the purposes of this Agreement. If the Borrower does not accept the quote and the “fixed rate”, the rate of interest applicable to the Loan shall be the Floating Rate and the Hedging Principles shall apply to such Loan).

9.3.3	Nothing set forth herein shall require the Lenders to actually enter into any Notional Swap with respect to the Fixed Rate but for the purposes of the Transaction Documents, the Lenders will be deemed to have entered into the applicable Notional Swap at the applicable Fixed Rate.

9.3.4	If any of the Lenders are unable to obtain quotations in accordance with the provisions of sub-clause 9.3.1 then they shall promptly notify the Agent who shall give written notice thereof to the Borrower and the Agent and the Borrower shall consult with the relevant Lender in good faith with a view to agreeing an alternative basis for determining the applicable Fixed Rate.

9.3.5	The Financing Parties shall not be obliged to agree to a Fixed Rate at any time whilst a Relevant Default has occurred and is continuing.

9.3.6

The Fixed Rate established in accordance with the provisions of this Clause 9.3 shall apply with respect to the Fixed Rate Loan for all purposes of this Agreement and the Repayment Schedule shall be prepared in accordance with Clause 5.7 (Loan Supplement) to reflect the establishment of such Fixed Rate in respect of the Fixed Rate Loan and the repayments of principal and payments of interest required to be made hereunder as a consequence thereof. Any Swap Breakage Loss arising from any deemed breakage of the Notional

Swap deemed to have been entered into with respect to such Fixed Rate pursuant to Clauses 9.2 (Fixed Rate Option), to 9.3 (Establishment of Fixed Rate) or Clause 16.4 (Swap Breakage Loss/Gains) shall constitute Secured Obligations for the purposes of the Transaction Documents.

9.3.7	Without prejudice to the foregoing provisions of this Clause 9.3, at any time prior to the Specified Time referred to in Clause 9.3.1, the Borrower will, upon giving written notice to the Agent, be entitled to request up to three (3) indicative “fixed rate” quotes from the relevant Lenders on the terms described in clause 9.3.1 and to participate in a dry-run call with the Lenders in order to agree the pertinent details and conventions in establishing the Fixed Rate as described above.

9.4	Payment of interest

On the last day of each Interest Period, the Borrower shall pay accrued interest on the Loan to which such Interest Period relates.

9.5	Default interest

9.5.1	If the Borrower fails to pay any amount payable by it to any Finance Party under any Transaction Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 9.5.2, is two per cent. (2%) per annum higher than the Floating Rate for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.5 shall be immediately payable by the Borrower on demand by the Agent.

9.5.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) per annum higher than Floating Rate.

9.5.3	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the amount of the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.6	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Length of Interest Periods

10.1.1	Subject to Clause 10.2 (Non-Business Days):

(a)	for each Loan other than any Loan attributable to a Quarterly Rent Aircraft, each Interest Period shall have a duration of one (1) month, except that (i) the first Interest Period for each such Loan, will begin on its Utilisation Date and will end on the immediately succeeding Repayment Date for such Loan to occur thereafter, and (ii) the final Interest Period in respect of any such Loan will end on the Final Repayment Date for such Loan provided that if the Aircraft attributable to such Loan ceases to be a Quarterly Rent Aircraft, then each Interest Period in respect of such Loan will have the relevant duration set out in Clause 10.1.1(b) except that the “first Interest Period” referred to therein will be deemed to be a reference to the first Interest Period to occur after such Aircraft ceases to be a Quarterly Rent Aircraft; and

(b)	for any Loan attributable to a Quarterly Rent Aircraft, each Interest Period shall have a duration of three (3) months, except that (i) the first Interest Period for such Loan, will begin on its Utilisation Date and will end on the First Quarterly Repayment Date, and (ii) the final Interest Period in respect of such Loan will end on the Final Repayment Date for such Loan provided that if the Aircraft attributable to such Loan becomes a Quarterly Rent Aircraft, then each Interest Period in respect of such Loan will have the relevant duration set out in Clause 10.1.1(a) except that the “first Interest Period” referred to therein will be deemed to be a reference to the first Interest Period to occur after such Aircraft becomes a Quarterly Rent Aircraft.

10.1.2	An Interest Period that would otherwise extend beyond the next following Repayment Date shall be of such duration that it shall end on that Repayment Date.

10.1.3	Each Interest Period shall start on the Utilisation Date or (if already occurred) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not) and, in the case of interest accruing at the Fixed Interest Rate, the amount of interest payable shall not be adjusted or in the case of interest accruing at the Floating Rate the amount of interest payable shall be adjusted accordingly.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Date, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market Disruption

11.2.1	If a Market Disruption Event occurs in relation to an Interest Period, then:

(a)	in the case of a Fixed Rate Loan, the rate of interest on the affected Lender’s share of such Fixed Rate Loan for such Interest Period shall be the rate per annum which is the sum of:

(i)	the Fixed Rate;

(ii)	the Margin; and

(iii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender in excess of LIBOR of funding its participation in the Loan for the relevant Interest Period from whatever source it may reasonably select (which may involve, among other things, alternative interest periods, currencies or interest rates), and substantiated in reasonable detail from a source reasonably selected by that Lender, provided that, where LIBOR for the relevant Interest Period cannot be determined, such rate shall be the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum (i) the cost to that Lender of funding its participation in the Loan of each relevant Loan for the relevant Interest Period from whatever source it may reasonably select; less (ii) the rate applicable to payments deemed to be due to that Lender under the relevant Notional Swap in respect of the relevant Interest Period.

(b)	in the case of a Floating Rate Loan, the rate of interest on the affected Lender’s share of such Floating Rate Loan, for such Interest Period shall be the rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the rate notified by that Lender to the Agent, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in such Loan from whatever source it may reasonably select (such cost to be substantiated in reasonable detail from a source reasonably selected by that Lender).

11.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Date for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loans exceed thirty per cent. (30%) of the aggregate outstanding amount of all the Loans) that, as a result of circumstances affecting the market generally, (i) LIBOR does not adequately and fairly reflect the cost to such Lender of funding or maintaining its participation in the Loans in line with prudent banking practice and the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR; or (ii) it is unable to obtain matching deposits in the Relevant Interbank Market, provided that paragraph (b) will only apply to the extent that the affected Lender certifies to the Borrower that (i) to the extent it is entitled to do so, such Lender has, or is intending to, invoke equivalent contractual rights under the other aircraft loans in respect of which, at such time, it acts as a “Lender”, and (ii) the rate that such affected Lender provides to the Agent in accordance with sub-clause 11.2.1 is an accurate reflection of its costs of funds.

11.3	Alternative basis of interest or funding

11.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

11.3.2	Any alternative basis agreed pursuant to sub-clause 11.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.	COMMITMENT FEE

12.1	Commitment Fee

During the Availability Period, the Borrower shall pay to the Agent (for the account of each Lender in accordance with their pro-rata share from time to time of the Total Commitments) a fee in dollars calculated at the rate of zero point seven five per cent. (0.75%) per annum on the undrawn portion of each Lender’s Commitment.

12.2	Payment of Commitment Fee

The accrued commitment fee is payable in arrears on the final day of each monthly period (or pro rata portion thereof) beginning with the date hereof until the first

Utilisation Date hereunder and thereafter on each Repayment Date in respect of any Loan, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Tax gross-up

13.1.1	The Borrower shall make all payments to be made by it under the Transaction Documents without any Tax Deduction, unless a Tax Deduction is required by law.

13.1.2	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower.

13.1.3	If a Tax Deduction is required to be made by law by the Borrower, the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.1.4	The Borrower shall not be required to make an increased payment to a Lender (or to the Agent for the benefit of a Lender) for a Tax Deduction imposed under the laws of the jurisdiction of Ireland from a payment of interest on a Loan if, on the date on which the payment falls due, the payment could have been made to the relevant Lender (or to the Agent for the benefit of the relevant Lender) without a Tax Deduction if the Lender was a Qualifying Lender, but on that date, the Lender is not or has ceased to be a Qualifying Lender other than as a result of a Change in Law after the date the Lender became a Party to this Agreement.

13.1.5	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.1.6	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment such evidence (if any) as is available to Borrower and is reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

13.1.7	The Finance Parties and the Borrower shall, at no cost to the Finance Parties (except de minimis administrative costs), co-operate in completing any reasonable procedural formalities that are or may be necessary (as determined by the Borrower) for the Borrower to make any payment without a Tax Deduction or subject to a Tax Deduction at a reduced rate, including, without limitation, providing any certificates of residence or withholding tax forms.

13.1.8	For the purposes of this Clause 13, each Lender which becomes a Party on the day on which this Agreement is entered into represents and warrants on behalf of itself only that, on such date, it is a Qualifying Lender. Unless an Event of Default has occurred and is continuing, each Lender which becomes a Party after the date of this Agreement represents and warrants on behalf of itself only that, on the date on which it becomes a Party, it is a Qualifying Lender.

13.1.9	Each Lender shall promptly inform the Borrower in the event that such Lender becomes aware that it has ceased to be (or becomes) a Qualifying Lender as a result of a change in its own circumstances (excluding for the avoidance of doubt any change by reason of a change in the Tax law or Tax treaties of any country other than the country in which the Lender is incorporated or is tax resident).

13.2	Tax indemnity

13.2.1	The Borrower shall within three (3) Business Days of demand by the Agent pay to each Finance Party an amount equal to the Loss which that Finance Party reasonably determines has been suffered for or on account of Tax by that Finance Party or in respect of which such Finance Party receives a demand from the relevant Tax authority:

(a)	in respect of any amount received or receivable by that Finance Party under any Transaction Document; or

(b)	relating to, or arising directly or indirectly from the purchase, sale, import, export, registration, ownership, leasing, management, servicing, operation, possession, use, storage, condition, delivery, design, manufacture, modification, conversion, repair, refurbishment, inspection, insurance or maintenance of any Aircraft.

13.2.2	Sub-clause 13.2.1 shall not apply to the extent a Loss:

(a)	is compensated for by an increased payment under sub-clause 13.1.3;

(b)	relates to a FATCA Deduction required to be made by a party;

(c)	is imposed or suffered as a result of a breach by such Finance Party of any of its express obligations under any of the Transaction Documents to which it is a party (not being a breach caused by any act or omission of any other person);

(d)	is imposed or suffered as a result of any misrepresentation made by such Finance Party in relation to any Transaction Documents to which it is a party (not being a misrepresentation caused by a misrepresentation, act or omission of any other person);

(e)	is imposed or suffered as a result of any gross negligence or wilful misconduct by such Finance Party (or, in the case of the Agent and the

Security Trustee, to the extent a Loss is imposed or suffered as a result of any gross negligence or wilful default by the Agent or the Security Trustee, as the case may be) with respect to any of the transactions contemplated by, or the performance of any of its express obligations under the Transactions Documents to which it is party;

(f)	is imposed as a result of the wilful breach by such Finance Party of any applicable law;

(g)	is suffered for or on account of Tax by a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable (but not any sum deemed to be received or receivable) in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(h)	has actually been indemnified pursuant to any other provision of any Transaction Document;

(i)	would not have been incurred if the Finance Party had not failed to file any relevant Tax return or computation that it was obliged to file under the law of (i) the jurisdiction in which that Finance Party is incorporated, (ii) the jurisdiction in which that Finance Party’s Facility Office is located or is resident for tax purposes, or (iii) any other jurisdiction if so requested to do so by the Borrower (acting reasonably and at the cost of the Borrower), within the period prescribed by law other than where (1) such failure was directly or indirectly caused by any person’s failure to provide the relevant Finance Party with the information to make such filing requested by the Finance Party and required to file properly and timely such return, or (2) such Finance Party reasonably determines that it is unable to file or provide or that it would be illegal or contrary to any official directive or policy for such Finance Party to do so or to do so would or may result in such Finance Party being in breach of any agreement or a confidentiality undertaking; or

(j)	would not have been incurred if the relevant Lender was a Qualifying Lender, but such Lender had ceased to be a Qualifying Lender other than as a result of a Change in Law after the date the Lender became a Party to this Agreement.

13.2.3	A Finance Party making, or intending to make, a claim under sub-clause 13.2.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.4	A Finance Party shall, on receiving a payment from the Borrower under this Clause 13.2, notify the Agent who shall notify the Borrower that such payment has been so received.

13.3	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

13.3.1	a credit against, relief or remission for, or repayment of any Tax (a “Tax Credit”) is attributable either to the circumstances giving rise to that Borrower’s obligation to make that Tax Payment or to that Tax Payment; and

13.3.2	that Finance Party has obtained, utilised or retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower (for the account of that Obligor) which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in no better and no worse position in respect of its worldwide tax liabilities than it would have been in had the Borrower not been required to make the Tax Payment.

13.4	Tax Credit (Clawback)

If any Finance Party makes any payment pursuant to Clause 13.3 (Tax Credit) and such Finance Party subsequently determines, in its sole opinion, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, the Borrower will reimburse such Finance Party such amount as such Finance Party determines, in its absolute discretion, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Finance Party.

13.5	Stamp Taxes

13.5.1

The Borrower shall pay and, within five (5) Business Days of demand, indemnify each Finance Party against any Loss that any such Finance Party incurs in relation to, all stamp duty, registration and other similar documentary Taxes payable in respect of any Transaction Document provided that, subject in all cases to sub-clause 13.5.2, each Finance Party agrees that (i) the Security Trustee shall hold the originals of all the Security Documents at its office in New York (or in the case of any successor Security Trustee, the office it is acting through on, the date of its appointment and no Finance Party (other than the Security Trustee) shall hold an original of any Security Document, (ii) the Security Trustee agrees that it will not take or send into the Cayman Islands the Borrower Share Charge or any Owner Share Charge or Intermediate Lessor Share Charge entered into in respect of Shares in a company incorporated in the Cayman Islands and (iii) a Lender which proposes to transfer any or all of its rights under the Transaction Documents pursuant to Clause 22 (Changes to the Lender) shall provide the Borrower with three (3) Business Days notice thereof and, to the extent that the Borrower notifies such Lender that a stamp tax would be incurred as a result of such transfer if the proposed transferee were to take a Transaction Document (other than a Security Document) into the jurisdiction in which it is incorporated or where its Facility Office is located, it shall be a condition to such transferee upon becoming a Lender hereunder that it agrees not to take such Transaction Document into such jurisdiction. If the Borrower notifies the Agent that a stamp duty, registration or other similar documentary Tax will arise if any other Transaction Document is sent or taken into a jurisdiction, then provided that no Event of Default has occurred and is continuing and subject always to sub-clause 13.5.2, the Finance Parties agree to consult with the Borrower as to any action the Finance Parties may agree to take in order to mitigate or avoid any such potential Taxes.

13.5.2	The Borrower agrees that, without prejudice to the Finance Parties’ right to indemnification under sub-clause 13.5.1, each Finance Party will be entitled to send or take any Transaction Document into a jurisdiction, whether or not any stamp duty, registration and other similar documentary Tax is or will be payable as a result thereof, in order to take Enforcement Action, if it is required to do so under applicable law or by an order of a court of competent jurisdiction or if it is required or requested to do so by any other legal, regulatory or governmental authority in such jurisdiction.

13.6	Value Added Tax

13.6.1	All amounts expressed to be payable under any Transaction Document by any Party to a Finance Party which in whole or in part constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with any Transaction Document, the Borrower shall pay or procure that there is paid to the Finance Party (in addition to and at the same time as the payment of the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

13.6.2	Where any Transaction Document requires any Party to reimburse a Finance Party for any costs or expenses, the Borrower shall also at the same time pay or procure that there is paid and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of such costs or expenses to the extent that such Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment of the VAT.

13.6.3	The Borrower and its subsidiaries may be members of the Avolon Aerospace Leasing Limited VAT Group.

13.7	Tax-related determinations

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the sole and absolute discretion of the person making the determination.

13.8	Co-operation

If the Borrower is required to indemnify any Indemnitee under Clause 13.1 (Tax gross up) 13.2 (Tax indemnity) or 16.2 (Indemnities) then, without in any way limiting, reducing or otherwise qualifying the rights of any such Indemnitee under any of the clauses referred to above, and provided no Event of Default has occurred and is continuing, the Finance Parties will co-operate with such reasonable requests as the Borrower may make in order to assist the Borrower in mitigating its liability under any such Clause, which such action may, if the relevant Finance Party so consents at the time and subject to such conditions as such Finance Party may require, include allowing the Borrower to take (at its own cost and in its own name) such lawful and proper actions as the Borrower deems fit to contest the relevant liability.

14.	FATCA

14.1	FATCA Information

14.1.1	Subject to sub-clause 14.1.3 below, each Finance Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including, without limitation, its applicable passthru percentage or other information required under official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

14.1.2	If a Finance Party confirms to another Party pursuant to sub-clause 14.1.1(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Finance Party shall notify that other Party reasonably promptly, but in any event before the next date on which the other Party would be required to make a FATCA Deduction.

14.1.3	Sub-clause 14.1.1 above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality,

or would or might otherwise, in the reasonable opinion of such Finance Party, materially prejudice its commercial or legal affairs.

14.1.4	If a Finance Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with sub-clause 14.1.1 above (including, for the avoidance of doubt, where sub-clause 14.1.3 above applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Transaction Documents as if it is not a FATCA Exempt Party; and

(b)	if that Party failed to confirm its applicable passthru percentage then such Party shall be treated for the purposes of the Transaction Documents (and payments made thereunder) as if its applicable passthru percentage is 100 per cent., until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.	INCREASED COSTS

15.1	Increased Costs

The Borrower shall, within three (3) Business Days of demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change in Law or compliance therewith, (ii) compliance with any Capital Adequacy Requirement; (iii) the implementation or application of or compliance with Basel III or CRD IV; or (iv) the implementation or the application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any requests, rules, guidelines, requirements and directives issued thereunder).

Exceptions

This Clause 15.1 does not apply to the extent any Increased Cost is:

15.1.1	attributable to a Tax Deduction required by law to be made by the Borrower;

15.1.2	attributable to a FATCA Deduction required to be made by a party;

15.1.3	compensated for by Clause 13.2 (Tax indemnity) or Clause 16.2 (Indemnities) (or would have been compensated for under Clause 13.2 (Tax indemnity) or Clause 16.2 (Indemnities) but was not so compensated solely because any of the exclusions in sub-clause 13.2.2 or any of the provisos to Clause 16.2 (Indemnities) applied);

15.1.4	attributable to a breach by such Finance Party of any of its express obligations under any of the Transaction Documents to which it is a party (other than a breach caused by the act or omission of any other person);

15.1.5	attributable to any misrepresentation made by such Finance Party in relation to any Transaction Documents to which it is a party (other than a misrepresentation caused by any misrepresentation or act or omission of any other person);

15.1.6	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment contained in Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

15.1.7	attributable to any gross negligence or wilful misconduct by such Finance Party (or, in the case of the Agent and the Security Trustee, to the extent any Increased Cost is attributable to any gross negligence or wilful default by the Agent or the Security Trustee, as the case may be) with respect to any of the transactions contemplated by, or the performance of any of its express obligations under the Transaction Documents to which it is a party; or

15.1.8	attributable to the wilful breach by such Finance Party or its relevant Affiliate of any applicable law.

15.2	Increased Cost claims

15.2.1	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs. The Agent shall promptly following receipt of such certificate, provide a copy of any such certificate to the Borrower.

15.3	FATCA Deduction

15.3.1	Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

15.3.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

16.	OTHER INDEMNITIES

16.1	Currency indemnity

16.1.1	If any sum due from an Obligor under the Transaction Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against such Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation within three (3) Business Days of demand indemnify each Finance Party to whom that Sum is due against any Loss arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum, in each case such rate of exchange to be the prevailing rate of exchange for such amount then available to the Finance Party.

16.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Indemnities

The Borrower shall from time to time within five (5) Business Days of demand indemnify each Indemnitee for all Losses suffered or incurred by that Indemnitee:

16.2.1	relating to, or arising directly or indirectly from the purchase, sale, import, export, registration, ownership, leasing, management, servicing, operation, possession, use, storage, condition, delivery, design, manufacture, modification, conversion, repair, refurbishment, inspection, insurance or maintenance of any Aircraft;

16.2.2	due to any design, article or material in any Aircraft or the operation or use thereof constituting an infringement of any patent or other intellectual property right or any other similar right whatsoever;

16.2.3	in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of any Aircraft or in securing the release of any Aircraft; or

16.2.4	in connection with any Total Loss or Final Disposition of any Aircraft,

provided that the Borrower shall not be liable to pay to an Indemnitee any such Losses to the extent that:

(a)	such Losses are the result of the fraud, gross negligence or wilful misconduct of such Indemnitee or a Related Indemnitee (or, in the case of the Agent and the Security Trustee, or a Related Indemnitee thereof, such Losses are the result of the fraud, gross negligence or wilful default by the Agent or the Security Trustee, as the case may be, or a Related Indemnitee thereof);

(b)	such Losses constitute ordinary and usual operating or overhead expenses of such Indemnitee or a Related Indemnitee;

(c)	such Losses are the result of the breach by such Indemnitee or a Related Indemnitee of any of its express obligations under, or as a result of any misrepresentation of such Indemnitee contained in, any of the Transaction Documents (other than a breach or misrepresentation which is attributable to the breach by any other person of its obligations under the Transaction Documents);

(d)	the Indemnitee receives and is entitled to retain free from liability to account to any person therefor and in respect thereof a payment under any Insurances or from any other source which is made in settlement or reimbursement of the relevant Loss; or

(e)	such Losses relate to Taxes; or

(f)	such Losses relate to any Security Interest that is created by such Indemnitee or a Related Indemnitee or arise as a result of any act or omission of such Indemnitee or a Related Indemnitee or any person claiming by, through or under such Indemnitee or a Related Indemnitee; or

(g)	such Losses relate to Taxes and have actually been compensated for pursuant to sub-clause 13.2.1 (or would have been compensated for under Clause 13.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 13.2.2 applied).

16.3	Other indemnities

16.3.1	The Borrower shall, on demand in the case of any Loss incurred as a result of or following the occurrence of any Relevant Event, and otherwise within five (5) Business Days of demand, indemnify each Finance Party against any Loss (including Remarketing and Recovery Expenses) incurred by that Finance Party as a result of:

(a)	the occurrence of any Relevant Event;

(b)	the occurrence of a Servicer Termination Event;

(c)	participating in any mitigation process of the nature contemplated by clause 13 (Mitigation) of the Proceeds Deed;

(d)	a failure by the Borrower to pay any amount due under any Transaction Document on its due date, including, without limitation,

any Loss arising as a result of paragraph 3 (Sharing Among the Finance Parties) of Schedule 8 (The Finance Parties) (without double counting);

(e)	making arrangements in accordance with Clauses 9.2 (Fixed Rate Option) to 9.3 (Establishment of Fixed Rate) to fix the Fixed Rate but the relevant Loan not being advanced on the date requested by the Borrower in the Utilisation Request for any reason whatsoever (including, without limitation, Swap Breakage Loss);

(f)	funding, or making arrangements to fund, its participation in the Utilisation as requested by the Borrower in the Utilisation Request where such Utilisation is not made by reason of any of the conditions precedent referred to in Clause 4 (Conditions of Utilisation) not being satisfied;

(g)	Loan (or any part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(h)	any substitution of the Aircraft pursuant to Clause 6 (Aircraft Substitution), whether or not such substitution was completed on or before the Substitution Longstop Date.

16.3.2	The Borrower shall within five (5) Business Days of demand indemnify each Joint Lead Arranger against any Loss incurred by that Joint Lead Arranger arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(a)	the use of the proceeds of the Facility;

(b)	any Transaction Documents; and/or

(c)	the arranging or underwriting of the Facility.

provided that the Borrower shall not be liable to pay to the Joint Lead Arrangers any such Losses to the extent that:

(i)	such Losses are the result of the fraud, gross negligence or wilful misconduct of such Joint Lead Arranger;

(ii)	such Losses constitute ordinary and usual operating or overhead expenses of such Joint Lead Arranger;

(iii)	such Losses are the result of the breach by such Joint Lead Arranger of any of its express obligations under, or as a result of any misrepresentation of such Joint Lead Arranger contained in, any of the Transaction Documents (other than a breach or misrepresentation which is attributable to the breach by any other person of its obligations under the Transaction Documents);

(iv)	such Joint Lead Arranger receives and is entitled to retain free from liability to account to any person therefor and in respect thereof a payment under any Insurances or from any other source which is made in settlement or reimbursement of the relevant Loss; or

(v)	such Losses have actually been compensated for pursuant to sub-clause 13.2.1 (or would have been compensated for under Clause 13.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 13.2.2 applied).

16.4	Swap Breakage Loss/Gains

16.4.1	Upon any prepayment in part of a Fixed Rate Loan, the Notional Swap for such Fixed Rate Loan shall be deemed terminated in part such that the notional amount of such Notional Swap as of each Repayment Date for such Fixed Rate Loan on or after the prepayment date is equal to the principal amount of such Fixed Rate Loan then scheduled to be outstanding as of such Repayment Date, provided that if such deemed Notional Swap cannot be terminated in part, the relevant Lender will be deemed to have entered into such further notional swap arrangements so as to achieve the same economic effect as such partial termination.

16.4.2	Upon any date on which a Fixed Rate Loan is required to be prepaid or repaid in full, such Notional Swap shall be deemed to be terminated in whole as of such date.

16.4.3	Upon the occurrence and continuance of an Enforcement Event, the Agent (acting on the instructions of the Majority Fixed Rate Lenders in respect of a Fixed Rate Loan) may deem terminated all (but not only a part) of the Notional Swaps in respect of such Fixed Rate Loan.

16.4.4	Upon any deemed termination of a Notional Swap (whether in whole or in part) pursuant to any provision of this Agreement:

(a)	the Borrower will on demand pay to the Agent (for the account of each Lender) the amount of any Swap Breakage Loss, which the relevant Lender, as the case may be, shall be entitled to retain; and

(b)	upon the Agent receiving payment of all amounts then due and payable to the Finance Parties under the Transaction Documents (including any repayment of the principal amount of any Loan), the Lenders will within three (3) Business Days thereafter pay on a net after tax basis the amount of any Swap Breakage Gain to the relevant Collection Account for application in accordance with clause 8 (Application of Proceeds) of the Proceeds Deed.

16.4.5	In the event that the Lender is deemed to have entered into a further Notional Swap or alternative arrangements in connection with the partial prepayment of a Fixed Rate Loan:

(a)	the Borrower will pay to the Agent (for the account of the relevant Lenders) any out-of-pocket costs and expenses reasonably incurred in being deemed to have entered into such Notional Swap or arrangements; and

(b)	upon any deemed termination of the relevant Notional Swap, the Lenders will terminate such notional swap or alternative arrangements and any breakage gain or loss will be applied to the Swap Breakage Loss or the Swap Breakage Gain.

16.5	Break Costs/Break Gains

16.5.1	If all or part of a Loan or an Unpaid Sum is repaid or prepaid on a day which is not the last day of an Interest Period therefor each Lender shall, as soon as reasonably practicable after receipt of such prepayment provide the Agent with a certificate confirming the amount of such Lender’s Break Costs or Break Gains (if any).

16.5.2	If such repayment or prepayment results in Break Costs to any Lender the Borrower shall within three (3) Business Days of demand by the Agent (or, following the occurrence of a Default which is continuing, on demand) pay to the Agent for the account of that Lender the amount of such Break Costs.

16.5.3	If such repayment or prepayment results in Break Gains to any Lender then, upon the Agent receiving payment of all amounts then due and payable to the Finance Parties under the Transaction Documents (including any repayment of the principal amount of any Loan) as a result of or in connection with the repayment or prepayment, the Lenders will within three (3) Business Days pay to the relevant Collection Account on a net after tax basis the amount of such Break Gain for application in accordance with clause 8 (Application of Proceeds) of the Proceeds Deed.

16.6	Indemnity to the Representatives

The Borrower shall indemnify within five (5) Business Days of demand, each Representative against any Losses reasonably (or in the case of the Security Trustee, properly) incurred by such Representative as a result of (a) acting or relying on any notice, request or instruction given by the Borrower which it reasonably believes to be genuine, correct and appropriately authorised or (b) investigating any event or circumstance which constitutes a Default, (c) (in case of the Security Trustee) the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Transaction Documents, the Collateral or by law, (d) (in case of the Security Trustee) any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in any of the Transaction Documents or (e) (in case of the Security Trustee) the taking, holding, protection or enforcement of all or any part of the Collateral provided that the Borrower shall not be liable to pay to any Representative any such Losses to the extent that such Losses are the result of fraud, gross negligence or wilful default of such Representative.

The indemnity set out in this Clause 16.6 shall remain in full force and effect notwithstanding the discharge of any of the Transaction Documents unless specifically provided otherwise in any such discharge.

16.7	Transaction Costs and Expenses

16.7.1	If any party to the Transaction Documents requests an amendment, waiver or consent in connection with any Transaction Document, the Borrower shall on demand reimburse each Finance Party for the amount of all documented costs and expenses (including legal fees) reasonably (or in case of the Security Trustee properly) incurred by such Finance Party in responding to, evaluating, negotiating or complying with that request or requirement, provided that if it is a Finance Party which makes such a request for an amendment, waiver or consent, the Borrower shall only be required to reimburse that Finance Party pursuant to this sub-clause 16.7.1 if (a) such amendment, waiver or consent is made pursuant to Clause 20.7 (Further assurance) or clause 13 (Mitigation) of the Proceeds Deed or (b) such amendment, waiver or consent is requested by such Finance Party as a result of or in connection with a Default that has occurred and is continuing.

16.7.2	Following the occurrence of an Event of Default which is continuing, the Borrower shall on demand pay to each Finance Party the amount of all Losses incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Transaction Document.

16.7.3	The Borrower shall pay or procure the payment of all costs, fees, charges and fines arising from the registration, in accordance with the Transaction Documents, of any Security Documents or any other Transaction Documents and shall indemnify each Finance Party against all Losses arising from non-payment of the same.

16.8	Representatives ongoing costs on Default

In the event of the occurrence of a Default, the Borrower shall pay to the Representatives any additional remuneration at the hourly rate specified by the Representatives (acting reasonably).

17.	INITIAL COSTS AND EXPENSES

The Borrower shall within ten (10) Business Days of demand pay each Finance Party the amount of all documented costs and expenses (subject at all times to any prior agreement between the parties regarding fee caps on legal fees, and inspection and out of pocket expenses, except that no such prior agreement will be necessary in the case of the Agent and the Security Trustee) reasonably (or in the case of the Security Trustee, properly) incurred by any of them in connection with the negotiation, preparation, printing and execution of this Agreement and any other Transaction Documents.

18.	REPRESENTATIONS

Borrower Representations

The Borrower makes the representations and warranties set out in Clause 18.1 (Status) to 18.26 (No Total Loss) to each Finance Party on the date of this Agreement. For any Obligor (other than the Guarantor and the Borrower) any representation and warranty in this Clause 18 (and any other Transaction Document) shall only apply with respect to such Obligor when such person has acceded to the relevant Transaction Documents as an “Obligor”, and only for so long as such person remains an “Obligor”, in each case, as provided for under the Proceeds Deed.

18.1	Status

18.1.1	Each Obligor is a corporation or limited liability company, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation, which in the case of the Guarantor and the Borrower and each Owner which is a subsidiary of the Borrower is the Cayman Islands, Ireland or Bermuda (or such other jurisdiction approved by the Agent in writing and in advance), in the case of each Owner which is an Orphan Entity is Ireland, the Cayman Islands or Bermuda (or such other jurisdiction approved by the Agent in writing and in advance) and in the case of an Owner Trustee is the United States of America.

18.1.2	Each Obligor has the power to own its assets (including the Collateral owned by it) and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by each Obligor in each Transaction Document to which it is a party are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are referred to in any Legal Opinion, legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which it is party do not and will not conflict with:

18.3.1	any law or regulation applicable to it;

18.3.2	its constitutional documents; or

18.3.3	any agreement or instrument binding upon it or any of its assets.

18.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Validity and admissibility in evidence

All Authorisations of any Government Entity required in the jurisdiction of incorporation of each Obligor and in the jurisdiction in which each Obligor is required to have its COMI in accordance with the Transaction Documents:

18.5.1	to enable such Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

18.5.2	to make the Transaction Documents to which such Obligor is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

18.6.1	The choice of English law as the governing law of the Transaction Documents to which any Obligor is party will be recognised and enforced in each Relevant Jurisdiction referred to in paragraph (a) of the definition of “Relevant Jurisdiction”.

18.6.2	The choice of law of any Relevant Jurisdiction as governing laws of any Security Document will be recognised and enforced in each such Relevant Jurisdiction referred to in paragraph (a) of the definition of “Relevant Jurisdiction”.

18.6.3	Any judgment obtained in England in relation to a Transaction Document to which any Obligor is party will be recognised and enforced in each Relevant Jurisdiction save as provided in any Legal Opinion.

18.7	Material adverse change

There has been no event or circumstance which has resulted in any material adverse change in the financial condition of the Guarantor since the date hereof which would have a material adverse effect on the ability of the Guarantor to perform its obligations under this Agreement.

18.8	No filing or stamp Taxes

Save as referred to in any Legal Opinion under the laws of each Relevant Jurisdiction it is not necessary that the Transaction Documents to which any Obligor is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents to which it is party or the transactions contemplated by the Transaction Documents to which it is party.

18.9	No Relevant Default

So far as it is aware no Relevant Default has occurred and is continuing or would be reasonably likely to result from the making of the Loan (except where this representation is made on the first Utilisation to take place under this Agreement, the immediately foregoing reference to Relevant Default shall instead be a reference to Event of Default).

18.10	Pari passu ranking

The payment obligations of each Obligor under the Transaction Documents to which such Obligor is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

18.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against any Obligor (which, in the case of the Guarantor, has a material adverse effect on its ability to perform its obligations under the Transaction Documents).

18.12	Ownership of the Borrower, the Owners and the Intermediate Lessors

The Borrower is a wholly owned direct subsidiary of the Guarantor. The Owners and the Intermediate Lessors are, or will be, all wholly owned direct or indirect subsidiaries of the Borrower or Orphan Entities.

18.13	No Immunity

In any proceedings taken in the jurisdiction of incorporation of any Obligor in relation to the Transaction Documents to which such Obligor is a party, will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.14	Private and Commercial Acts

The execution of the Transaction Documents to which any Obligor is a party constitute, and the exercise of such Obligor’s rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.15	Security

18.15.1	Subject to the Legal Opinions and as at the time of their creation, each of the Security Interests created by any Obligor pursuant to the Security Documents constitutes (or, once entered into, will constitute) the Security Interests which the relevant Security Document is expressed to create with the ranking and priority it is expressed to have (subject to any Permitted Security Interests) in favour of the Security Trustee or (as the case may be) the Finance Parties against all persons (including, without limitation, a liquidator, receiver, administrator, examiner, administrative receiver, trustee or similar officer of, or any creditor of it or any other person claiming through, under or in place of it) over the property mortgaged, charged or otherwise encumbered thereunder.

18.15.2	As at the time of the creation of the relevant Security Interest:

(a)	each Obligor is, and will be, the sole legal and beneficial owner of the Collateral over which it purports to create Security Interests in accordance with the terms of the Security Documents; and

(b)	it has not assigned, charged or otherwise encumbered such Collateral or any monies payable thereunder, subject always to any Permitted Security Interests.

18.15.3	There are no restrictions on the ability of any Obligor to assign all or any of its right, title and interest in the Collateral over which it purports to create Security Interests in accordance with the terms of the Security Documents.

18.16	No Security Interests

Save for the Security Interests created pursuant to the Security Documents to which any Obligor is a party and any Permitted Security Interests, no Obligor (other than the Guarantor) has created any Security Interest over all or any of its present or future revenues, undertakings or assets.

18.17	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax under the laws of Ireland or the Cayman Islands from any payment it may make under any Transaction Document to which it is a party to any person which is a Qualifying Lender.

18.18	No Employees

Other than the Guarantor, no Obligor has any employees.

18.19	No other agreements or business

Other than the Guarantor, no Obligor has entered into any contract or agreement with any person nor otherwise created or incurred any liability to any person other than (a) in connection with its formation; (b) pursuant to and as permitted or contemplated by the Transaction Documents or (c) with the Guarantor for the provision of services in relation to the management of the Aircraft, and matters reasonably incidental thereto, on terms by which the payment of any amounts thereunder by it are subordinated to the Facilities and all other obligations owing to the Finance Parties under the Transaction Documents.

18.20	No Misleading Information

18.20.1	Any written factual information provided by any Obligor to any Joint Lead Arranger or any Finance Party in connection with the Aircraft or the consummation of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.20.2	No information has been given or withheld by any Obligor that results in the information referred to in sub-clause 18.20.1 provided to the Joint Lead Arrangers and the Finance Parties being untrue or misleading in any material respect.

18.21	Applicable Sanctions

No Obligor, and no directors or officers of any Obligor are currently a target of any economic sanctions administered by the Office of Foreign Assets Control of the US Department of Treasury (a “Sanctions Target”).

18.22	Anti-Bribery

Each Obligor is wholly compliant with Anti-Bribery Law.

18.23	Centre of Main Interests

18.23.1	Unless otherwise agreed between the Borrower and the Agent, each Obligor has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in its jurisdiction of incorporation or, in the case of the Borrower, the Guarantor and any Owner, in Ireland.

18.23.2	No Obligor has an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

18.24	Tax Residency

Unless otherwise agreed between the Borrower and the Agent, the jurisdiction of tax residency of each Obligor is in its jurisdiction of incorporation or, in the case of the Borrower, the Guarantor and each Owner, in Ireland.

18.25	Overseas Obligors

No Obligor has registered any “establishments” (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies in the UK or, if it has so registered, it has provided to the Agent sufficient details to enable an accurate search against it to be undertaken at Companies House, United Kingdom.

18.26	No Total Loss

As far as it is aware, no Total Loss (or event or circumstance that would, with the passage of time, become a Total Loss) has occurred in respect of any Aircraft.

18.27	Repetition

18.27.1	The representations set out in Clauses 18.1 (Status) to 18.7 (Material adverse change) (inclusive), 18.9 (No Relevant Default) to 18.26 (No Total Loss) are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request and the Utilisation Date but, where, applicable, only with respect to the Aircraft and “Obligors” to which such Utilisation relates.

18.27.2	The Repeating Representations are deemed to be made by the Borrower (in each case by reference to the facts and circumstances then existing) on each Repayment Date.

18.28	Finance Party Representations and Covenants

18.28.1	For the benefit of the Borrower, each Lender hereby represents and warrants, in respect of itself only, on the date of this Agreement that it is a Qualifying Lender.

18.28.2	Each Lender agrees with the Borrower that, for so long as it remains a Lender, it shall promptly notify the Agent which will in turn notify the Borrower if it changes its Facility Office or transfers its participation in a Loan.

18.28.3	As soon as is reasonably practicable following a request by the Borrower, the Security Trustee will provide a quiet enjoyment letter substantially in the form attached in Schedule 18 (Quiet Enjoyment Undertaking) to any Portfolio Lessee other than American Airlines Inc., in respect of which sub-clause 18.28.4 will apply or, in the case of a quiet enjoyment letter to be addressed to Peach Aviation Limited or PT Lion Mentari or its affiliates in substantially the same form as the precedent quiet enjoyment letter addressed to such Portfolio Lessee and provided by the Guarantor to the Agent and accepted thereby on or before the date hereof. The Borrower shall be entitled to request that the Security Trustee provides a quiet enjoyment letter in a form which the Guarantor has previously agreed with a Portfolio Lessee, instead of the form provided in Schedule 18 (Quiet Enjoyment Undertaking), and provided such precedent form is reasonably acceptable to the Security Trustee having regard to customary international aircraft financing transactions, the Security Trustee shall provide a quiet enjoyment letter in such precedent form.

18.28.4	Each Finance Party agrees that, with respect to the Aircraft in respect of which the Portfolio Lessee is American Airlines Inc., it will enter into the lessee consent and agreement relating to such Aircraft at or prior to the drawdown of the Loan relating to such Aircraft and that it will duly and punctually perform its obligations under each such lessee consent and agreement. The Agent will enter into the document entitled “Certification and Agreement relating to Lessee Consent and Agreement” with respect to such Aircraft at or prior to the drawdown of the Loan relating to such Aircraft.

18.28.5	Each Lender agrees with the Borrower that, if in connection with any assignment or transfer of its interests under the Transaction Documents, it wishes to disclose to any potential assignee or transferee any financial or other information with respect to the Guarantor or the Group or the Guarantor’s business that it has received under the Transaction Documents, then it will give the Borrower reasonable advance notice of its intention to do so and it will consult with the Borrower, acting reasonably, with respect to any concerns that the Borrower may have over such disclosure, provided that if, on or before the date hereof, a Lender has agreed with the Borrower a list of potential assignees and transferees to which such Lender will be entitled to disclose any such information, then it will be entitled to do so without having to first notify and consult with the Borrower.

18.28.6	Each Lender confirms its consent to the implementation of the structure for the ownership and leasing of the Peach Identified Aircraft, and its financing under this Agreement, in accordance with the structure as set out in the structure diagram attached as Appendix A to the Agreed Form Document Side Letter.

18.29	Aircraft Mortgage

Notwithstanding any provision of any Transaction Document the Borrower shall not be obliged to or be deemed to have represented that a Mortgage is valid and enforceable in any jurisdiction (other than in Ireland), and if any such Mortgage is not recognised as valid and enforceable in such jurisdiction, the representations and warranties of the Borrower under any Transaction Document as they relate to such Mortgage shall be construed accordingly. The Parties also agree that there shall be no lex situs requirement for the creation of any Mortgage and no requirement that any Aircraft be located in Ireland.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement until the end of the Security Period.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

19.1.1	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years:

(a)	the audited consolidated financial statements of the Guarantor for that financial year;

(b)	the audited consolidated financial statements of the Borrower and its subsidiaries; and

(c)	to the extent prepared to ensure compliance with applicable law the financial statements of each other Obligor for that financial year (audited, if that Obligor produces audited financial statements).

19.1.2	as soon as the same become available, but in any event within forty five (45) days after the end of each quarter of each of the financial years of the Guarantor, the unaudited financial statements of the Guarantor for that financial quarter.

19.2	Requirements as to financial statements

19.2.1	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company or, in the case of the quarterly financial statements provided pursuant to Clause 19.1.2, by the Chief Financial Officer of the Guarantor, as fairly representing the financial condition of the relevant company as at the date as at which those financial statements were drawn up.

19.2.2	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using IFRS, and accounting practices and financial reference periods consistent with those applied in the preparation of:

(a)	in the case of the financial statements of the Guarantor, the Guarantor Original Financial Statements, and;

(b)	in the case of the financial statements of any other Obligor, the financial statements prepared for such Obligor in respect of the most recent full financial year prior to the date of this Agreement or, if such Obligor has not had a full financial year prior to the date of this Agreement, the first full financial year ending after the date of this Agreement,

(such financial statements being the “Original Financial Statements”) unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in IFRS, or the accounting practices or reference periods, and it delivers, or it procures that its auditors (or, if appropriate, the auditors of the Obligor), deliver:

(i)	a description of any change necessary for those financial statements to reflect IFRS, accounting practices and reference periods upon which such Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to determine whether Clause 21.15 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements for such Obligor, and any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the relevant Original Financial Statements were prepared.

19.2.3	Notwithstanding Clause 19.2.2, the Lenders acknowledge and agree that the financial statements of the Group may be prepared in accordance with GAAP provided that the Borrower agrees to notify the Agent if such change in accounting policy is implemented. If so, all references in this Agreement and the other Transaction Documents to “IFRS” shall be construed to mean GAAP.

19.3	Aircraft/Portfolio Lessee Information

The Borrower shall supply to the Agent:

19.3.1	a report in respect of the Aircraft substantially in the form set out in Schedule 10 (Form of Portfolio Report) and in sufficient copies for each of the Lenders within 30 days after each Quarter Date; and

19.3.2	such other information (other than information pertaining to “know your customer” requirements in respect of which Clause 19.7 (“Know Your

Customer” Checks) applies, as the Agent may reasonably request in respect of the Portfolio Leases and the Aircraft including, but not limited to, the Portfolio Lessee Information and data relating to the condition and utilisation of the Aircraft, provided that the Agent acknowledges that, if so required by a relevant Portfolio Lessee, the Agent may be required to enter into confidentiality undertakings for the benefit of any such Portfolio Lessee prior to receiving certain information.

19.4	Information: miscellaneous

The Borrower shall supply to the Agent:

19.4.1	copies of all documents dispatched by any Obligor to its creditors generally at the same time as they are dispatched;

19.4.2	as soon as practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor (other than the Guarantor) or in respect of the Collateral;

19.4.3	as soon as reasonably practicable, such further information as is available to any Obligor regarding the financial condition of any Obligor or in respect of the Aircraft or the Collateral as any Finance Party (through the Agent) may reasonably request, except to the extent that disclosure of the information would breach any law, regulation or stock exchange requirement or would contravene any confidentially obligation that the Borrower is subject to.

19.5	Notification of Relevant Default, Material Lease Event of Default or Total Loss

19.5.1	The Borrower shall notify the Agent of:

(a)	any Relevant Default (and the steps, if any, being taken to remedy it so far as it is aware);

(b)	any Material Lease Event of Default that is continuing (and the steps, if any, being taken to remedy it so far as it is aware);

(c)	any Total Loss; and

(d)	any Servicer Termination Event that is continuing,

(e)	in each case, promptly upon becoming aware of its occurrence.

19.5.2	Promptly following a written request by the Agent, the Borrower shall supply to the Agent a certificate signed by one of its directors on its behalf, certifying that they are not aware of any Event of Default is continuing (or, if they are aware of an Event of Default is continuing, specifying the Event of Default and the steps, if any being taken to remedy it), provided that the Agent will not be entitled to issue such a request more than once in any three month period.

19.6	Use of Websites and Email

19.6.1	The Borrower may satisfy its obligation under this Agreement to deliver information by communicating the same (by use of websites and/or via email) to the Agent for onward distribution by the Agent to the Lenders.

19.6.2	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

19.6.3	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

19.6.4	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted on the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted on the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted on the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under sub-clause 19.6.4(a) or sub-clause 19.6.4(e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.6.5	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted on the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

19.6.6

(a)	The Borrower and each Lender hereby acknowledge that the Agent will make certain information available to the Finance Parties by posting the information on IntraLinks or another similar electronic system (the “Platform”). Each Lender hereunder agrees that any document or notice posted on the Platform by the Agent shall be deemed to have been delivered to the Lenders. The Borrower and the Lenders further agree that, to the extent reasonably practicable, any document delivered to the Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Agent in electronic form capable of being posted to the Platform.

(b)	Each of the Borrower and Lenders understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the wilful default or gross negligence of the Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)	The Platform is provided “as is” and “as available”. Neither the Agent, the Security Trustee nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Agent, the Security Trustee or any of their respective Affiliates in connection with the information contained on the Platform.

(d)	Notwithstanding the foregoing in this Clause 19.6.6, the Agent agrees that if the Borrower notifies the Agent in writing that certain information which the Agent has been provided with is “Portfolio Lessee Information”, then it will not make such Portfolio Lessee Information available to the Finance Parties via the Platform without the prior written consent of the Borrower.

19.7	“Know your customer” checks

19.7.1	If:

(a)	the introduction of or any Change in Law made after the date of this Agreement; or

(b)	any change in the status of any Obligor, Portfolio Lessee, Credit Support Provider, Letter of Credit Provider, any other person that is a party to any Transaction Document or any other person in respect of which “know your customer” information has previously been requested; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Finance Party (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall as soon as practicable following a written request of the Agent or any Finance Party supply, or procure the supply of (or, if the written request has been made pursuant to paragraph (c) above, will use reasonable efforts to supply, or procure the supply of) such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Finance Party (for itself or on behalf of any prospective Lender) in order for the Agent, such Finance Party or any prospective Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Transaction Documents.

19.7.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Transaction Documents.

20.	GENERAL UNDERTAKINGS

The Borrower gives the undertakings in this Clause 20 and agrees to procure that each Obligor complies with such undertakings at all times during the Security Period (as applicable to such Obligor). For any Obligor (other than the Guarantor and the Borrower) any undertaking in this Clause 20 (and any other Transaction Document) shall only apply with respect to such Obligor when such person acceded to the relevant Transaction Documents as an “Obligor”, and only for so long as such person remains an “Obligor”, in each case, as provided for under the Proceeds Deed.

20.1	Authorisations

Each Obligor shall promptly:

20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2	following a written request therefor supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to preserve its existence, perform its obligations under the Transaction Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is a party, provided that notwithstanding the above, the parties agree that no Obligor shall be obliged pursuant to any provision of any Transaction Document, to (i) register or file any Mortgage or Security Agreement in the jurisdiction of incorporation of a Portfolio Lessee or sub-lessee or, the State of Registration of an Aircraft unless such registration and/or filing is being made at an “entry point” (as referred to in Article XIX of the Protocol) for such jurisdiction in order to allow the Mortgage and/or Security Agreement to be filed at the International Registry or such jurisdiction of incorporation or State of Registration is the jurisdiction of incorporation of such Obligor and the jurisdiction in which such Obligor is required to have its COMI in accordance with the Transaction Documents.

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure to so comply would materially impair its ability to perform its obligations under the Transaction Documents.

20.3	Negative pledge

20.3.1	No Obligor shall create or expressly consent to the creation of any Security Interest over any of the Collateral other than the Security Interests created pursuant to the Security Documents or Permitted Security Interests.

20.3.2	No Obligor shall without the prior written consent of the Agent:

(a)	sell, transfer, assign its rights in respect of or otherwise dispose of any of the Collateral other than pursuant to the Transaction Documents;

(b)	enter into any arrangement under which money in or the benefit of a bank or other account (including the Accounts) which constitutes Collateral may be applied, set-off or made subject to a combination of accounts or enter into any other preferential arrangement having a similar effect.

20.4	Taxation

Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it, or its assets within the time period allowed without incurring penalties (save to the extent that (a) payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) payment can be lawfully withheld).

20.5	No other business

Other than the Guarantor, no Obligor shall transact or carry on any business other than as required or permitted or contemplated by (or incidental to), or incur any liability other than (a) pursuant to or as permitted or contemplated by (or incidental to), the Transaction Documents or (b) with the Guarantor for the provision of services in relation to the management of the Aircraft on terms by which the payment of any amounts thereunder are subordinated to the Facility and all other obligations owing to the Finance Parties under the Transaction Documents, or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person unless it has first obtained the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed.

20.6	Merger

No Obligor (other than the Guarantor) shall enter into any amalgamation, demerger, merger or corporate reconstruction.

20.7	Further assurance

Each Obligor shall execute, acknowledge, deliver, file and register all such additional agreements, instruments, certificates, documents and assurances and perform such other acts or things as the Agent shall reasonably request to effectuate the purposes of this Agreement and each of the other Transaction Documents or the transactions hereby or thereby contemplated or to protect the rights of the Finance Parties hereunder or thereunder.

20.8	Amendments

No Obligor shall, without the prior written consent of the Agent and other than in connection with the release of any Collateral from the Security Documents as provided for under the Proceeds Deed or otherwise as expressly contemplated or permitted by a Transaction Document:

20.8.1	cancel or terminate any Transaction Document or consent to or accept any cancellation or termination thereof;

20.8.2	amend, vary, modify, supplement, restate, novate, waive or replace or agree to any amendment, variation, modification, supplement, restatement, novation, waiver or replacement of any Transaction Document or the obligations of any person thereunder;

20.8.3	(other than the Guarantor) make any amendments to its constitutional documents; or

20.8.4	knowingly do anything which has or is reasonably likely to have the effect of prejudicing the priority of the Security Interests created in favour of the Security Trustee against all persons (including, without limitation, a liquidator, receiver, administrator, examiner, administrative receiver, trustee or similar officer of, or any creditor of, it or any other person claiming through, under or in place of it) over any of the Collateral.

20.9	Pari passu ranking

Each Obligor shall ensure at all times that the claims of the Finance Parties against it under the Transaction Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by any law applying to companies generally (and to the extent only of that mandatory preference).

20.10	No Subsidiaries

Save for any Owners and/or Intermediate Lessors (which shall be subsidiaries of the Borrower or Orphan Entities), no Obligor (other than the Guarantor) shall have any subsidiaries.

20.11	No Employees

No Obligor (other than the Guarantor) shall have any employees.

20.12	Centre of main interests and establishments

Unless otherwise agreed between the Borrower and the Agent, each Obligor shall maintain its centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)) in its jurisdiction of incorporation or, in the case of the Borrower, the Guarantor and each Owner, in Ireland, and shall have no other “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

20.13	Tax Residency

Unless otherwise agreed between the Borrower and the Agent, each Obligor will maintain its jurisdiction of tax residency in its jurisdiction of incorporation or, in the case of the Borrower, the Guarantor and each Owner, in Ireland provided that if an Obligor would be in breach of this undertaking solely as a result of a Change in Law, such Obligor will immediately notify the Agent, and such Obligor, the Agent and the Borrower will consult with each other for a period not exceeding fifteen (15) days in accordance with clause 13 (Mitigation) of the Proceeds Deed for the purposes of agreeing a means of avoiding such breach of this undertaking as a result of that Change in Law and, until such mitigation period has expired, such Obligor will be deemed not to be in breach of this undertaking.

20.14	Applicable Sanctions

No Obligor shall:

20.14.1	knowingly directly or indirectly use the proceeds of any Loan or Portfolio Lease or knowingly permit any Aircraft to be operated for any purpose which would violate Sanctions, trade regulations or any Anti-Bribery Law; or

20.14.2	knowingly lend, invest, contribute or otherwise make available the proceeds of any Loan or enter into any arrangement to make the use and possession of any Aircraft available to, or for the benefit of, any then-current Sanctions Target.

20.15	Owner Covenants

Each Owner and the Owner Trustee will observe and perform the covenants and undertakings specified in each Mortgage and Security Document to which it is a party.

20.16	Intermediate Lessor Covenants

Each Intermediate Lessor will observe and perform, the covenants and undertakings specified in each Security Document to which it is a party.

20.17	The Aircraft

20.17.1	Each Obligor shall procure that:

(a)	insurances and, if applicable, reinsurances which comply with the minimum insurance requirements described in Clause 2.17 of Schedule 13 (Core Lease Provisions) will be effected and maintained with respect to such Aircraft;

(b)	third party public liability insurance shall be maintained in respect of each Aircraft for a combined single limit of at least the Minimum Liability Amount (provided that for the purpose of this Clause 20.17.1(b) the reference to $500MM in part (a) of the definition of Minimum Liability Amount shall be construed as reference to $600MM instead) per occurrence but in the aggregate for product liability and subject to market standard sub-limits (in accordance with the Standard) as may be applicable from time to time, provided that the Lessor may comply with this covenant through a combination of procuring that the relevant Portfolio Lessee effects such insurance at such levels and the Borrower’s or Guarantor’s own contingent policies;

(c)	no variation to the required insurance described in Clause 2.17(b) of Schedule 13 (Core Lease Provisions) is agreed by the Lessor, without the consent of the Security Trustee, acting reasonably; and

(d)	in all other respects, the Aircraft (including the negotiation and documentation of the terms of the Portfolio Leases, the monitoring of performance by Portfolio Lessees, any related Credit Support Providers or Letter of Credit Providers under the Portfolio Leases and the exercise by any Obligor of its rights under any Portfolio Lease) is at all times managed in accordance with the Standard.

20.17.2	No Obligor shall discriminate (or permit an Affiliate to discriminate) against any of the Aircraft when managing any other aircraft owned (directly or indirectly) by the Borrower (or any of its Affiliates).

20.17.3	Each Obligor shall procure that at all times:

(a)	subject to sub-clause 20.17.3(b), the Aircraft and the Portfolio Leases are serviced in accordance with the Master Servicing Agreement; and

(b)	if a Servicer Termination Event occurs and is continuing, the Master Servicing Agreement will be terminated in respect of the Aircraft and the management of the Aircraft will be undertaken by a reputable third party servicer, the identity and terms of appointment of whom are acceptable to the Agent (acting reasonably), and each Obligor shall, if so requested by the Agent, procure that the relevant Obligors’ rights under such servicing agreement shall be assigned in favour of the Security Trustee on terms acceptable to the Agent.

20.17.4	If in the State of Registration (or, if different, the jurisdiction of incorporation and/or principal place of business of a Portfolio Lessee or the person with operational control of the Aircraft or any engine) there shall be, or be brought into force, any legislative or other provisions giving effect to the Cape Town Convention and/or the Protocol or otherwise relating to the recognition of rights in aircraft and the Cape Town Convention and/or Protocol has application to any of the Transaction Documents, each Obligor shall use reasonable endeavours to procure (at its own expense) that all acts as may be reasonably necessary to perfect recognition of the title and interest of the Security Trustee, the relevant Owner (or, if applicable, Owner Trustee) and the Intermediate Lessor (if applicable) in the Aircraft and engines in accordance with such legislative or other provisions are effected as soon as practicable (including where applicable providing Security Trustee with the documents referred to in Clause 4(p) of Part B of Schedule 3 (Conditions Precedent) and authorising a law firm nominated by the Security Trustee to be the relevant Obligor’s professional user entity for dealings with the International Registry in relation to the Aircraft; such authority not to be revoked without the prior written consent of the Agent). Each Obligor shall procure that no interests conflicting with or ranking prior to those of the Security Trustee, the relevant Owner (or, if applicable, Owner Trustee) and the relevant Intermediate Lessor (if applicable) are allowed to be registered at the International Registry without the prior written consent of the Agent and each Obligor shall procure (at its own expense) the entering into by all relevant parties of a subordination agreement setting out the agreed order of priority of such interests and the registration thereof at the International Registry provided that nothing in this sub-clause 20.17.4 shall require any lessor or any Obligor to take any actions which are in breach of the terms relevant Portfolio Lease.

20.18	Portfolio Leases

20.18.1	No Amendments

Each Obligor shall procure that no amendments are made to any Portfolio Lease which would result in such Portfolio Lease failing to comply with the Core Lease Provisions or which would result in a reduction of any scheduled amount payable by the Portfolio Lessee if as a consequence of such reduction, on each remaining Repayment Date following such amendment, the aggregate of:

(a)	each amount of “Basic Rent” (howsoever defined) due and payable to the Lessors pursuant to the Portfolio Leases, in each case during the Interest Period for the Loan attributable to each such Portfolio Lease which immediately precedes such Repayment Date; and

(b)	the scheduled payments due and payable to the Borrower pursuant to the Hedging Agreements required to be entered into pursuant to, and complying with, the Hedging Principles, in each case during the Interest Period for the Loan attributable to each such Hedging Agreement which immediately precedes such Repayment Date, would be less than:

(c)	105% of the aggregate scheduled payments of principal and interest due and payable under this Agreement on such Repayment Date pursuant to the Repayment Schedules for all of the Loans,

provided that for the purposes of this calculation:

(i)	if the date of any such Repayment Date is the first Repayment Date or the Final Repayment Date in respect of a Loan, then such Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease for the Aircraft attributable to such Loan, together with any amounts payable thereunder, will be disregarded;

(ii)	if the date of any such Repayment Date is not also a Repayment Date under the Loan attributable to a Quarterly Rent Aircraft, then the Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease for such Quarterly Rent Aircraft, together with any amounts payable thereunder, will be disregarded; and

(iii)	the Fixed Rate and the Floating Rate as well as the fixed and floating rate of interest applicable to the calculation of “Base Rent” pursuant to each Portfolio Lease shall be the applicable Notional Rate.

In the event that the Borrower is not able to satisfy this condition, the Borrower shall be entitled to exercise its rights in accordance with Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios) in order to comply with this condition, and upon so complying, the Borrower shall be entitled to effect such amendment.

20.18.2	Material Lease Event of Default

If a Material Lease Event of Default under a Portfolio Lease (the “Affected Lease”) occurs and is continuing, the Agent shall be entitled to require the Borrower (or any other Obligor) to procure the termination of the leasing of the relevant Aircraft under such Affected Lease whereupon the Borrower (or any other Obligor) shall take, or procure the taking of, such action in accordance with the Standard to procure the termination of the leasing of the Aircraft as soon as reasonably practicable and subject to any Law unless the Borrower notifies the Agent in writing that it wishes for the relevant Affected Lease to continue (an “Affected Lease Election Notice”). If the Borrower issues an Affected Lease Election Notice or if, in the reasonable opinion of the Agent, the Borrower (or any other Obligor) fails to take appropriate action to terminate the Affected Lease as soon as reasonably practicable, the Borrower shall make a mandatory partial prepayment in accordance with sub-clause 8.5.2(e) or 8.5.2(f), as applicable. The Borrower shall not permit any waiver of any Material Lease Event of Default without the prior written consent of the Agent.

20.18.3	Replacement Lease

If the leasing of any Aircraft under any Portfolio Lease is terminated, the Borrower, will be entitled to permit an Owner or Intermediate Lessor to re-lease the Aircraft pursuant to a Replacement Lease without the consent of any Finance Party, provided that:

(a)	the “Lessee” pursuant to such Replacement Lease is a Permitted Wide-body Airline (if the Aircraft is a Permitted Wide-body Aircraft) or a Permitted Narrow-body Airline (if the Aircraft is a Permitted Narrow-body Aircraft);

(b)	no Part II Airline Event would result from the entering into of the proposed Replacement Lease or, if a Part II Airline Event is already continuing, the entering into of such proposed Replacement Lease would remedy or mitigate the severity of such Part II Airline Event

(c)	such Replacement Lease complies with the Core Lease Provisions;

(d)	the State of Registration and/or the jurisdiction in which the Aircraft is habitually based is not, and as a result of the Replacement Lease, will not be, Prohibited Country;

(e)	no Concentration Limit Event would result from the entering into of the proposed Replacement Lease or, if a Concentration Limit Event is already continuing, the entering into of such proposed Replacement Lease would remedy or mitigate the severity of such Concentration Limit Event;

(f)	the Agent will be satisfied that on each remaining Repayment Date following the commencement of the leasing of the Aircraft pursuant to the Replacement Lease, the aggregate of:

(i)	each amount of “Basic Rent” (howsoever defined) due and payable to the Lessors pursuant to the Portfolio Leases, in each case during the Interest Period for the Loan attributable to each such Portfolio Lease which immediately precedes such Repayment Date; and

(ii)	the scheduled payments due and payable to the Borrower pursuant to the Hedging Agreements required to be entered into pursuant to, and complying with, the Hedging Principles, in each case during the Interest Period for the Loan attributable to each such Hedging Agreement which immediately precedes such Repayment Date, will be equal to or greater than:

(iii)	105% of the aggregate scheduled payments of principal and interest due and payable under this Agreement on such Repayment Date pursuant to the Repayment Schedules for all of the Loans,

provided that for the purposes of this calculation:

(A)	if the date of any such Repayment Date is the first Repayment Date or the Final Repayment Date in respect of a Loan, then such Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease for the Aircraft attributable to such Loan, together with any amounts payable thereunder, will be disregarded; and

(B)	if the date of any such Repayment Date is not also a Repayment Date under the Loan attributable to q Quarterly Rent Aircraft, then the Loan, any Hedging Agreements entered into in respect of such Loan and the Portfolio Lease for such Quarterly Rent Aircraft, together with any amounts payable thereunder, will be disregarded; and

(C)	the Fixed Rate and the Floating Rate as well as the fixed and floating rate of interest applicable to the calculation of “Basic Rent” pursuant to each Portfolio Lease shall be the applicable Notional Rate.

In the event that the Borrower is not able to satisfy this condition, the Borrower shall be entitled to exercise its rights in accordance with Clause 8.7 (Scheduled Debt to Basic Rent Test Ratios).

(g)	all “know your customer” information requested by the Agent on behalf of any Finance Party (which such Finance Party actually requires in connection with, or as a result of, the Replacement Lease) has been provided to the satisfaction of such Finance Party (unless otherwise agreed in writing by such Finance Party).

(h)	if the most recent Portfolio Lease in respect of the Aircraft was:

(i)	a Fixed Rate Lease and the Replacement Lease is a Floating Rate Lease, the Notional Swap in respect of such Loan will be deemed to be terminated in whole as of the date of the commencement of the leasing of the Aircraft pursuant to the Replacement Lease, and the Borrower will pay to the Agent (for the account of the relevant Lenders) any Swap Breakage Loss payable pursuant to Clause 16.4 (Swap Breakage Loss/Gains); or

(ii)	a Floating Rate Lease and the Replacement Lease is a Fixed Rate Lease, then either:

(A)	the Borrower and the Agent will have established the Fixed Rate for the Loan attributable to such Aircraft in accordance with Clause 9.3 (Establishment of Fixed Rate); or

(B)	if the Borrower did not accept the quote and the “fixed rate” in accordance with Clause 9.3.2, the Borrower will have complied with the Hedging Principles;

(i)	if, immediately prior to the commencement of the leasing of such Aircraft pursuant to the Replacement Lease, the Aircraft was:

(i)	a Quarterly Rent Aircraft, and immediately after the commencement of the leasing of such Aircraft pursuant to the Replacement Lease, such Aircraft will no longer be a Quarterly Rent Aircraft; or

(ii)	not a Quarterly Rent Aircraft, and immediately after the commencement of the leasing of such Aircraft pursuant to the Replacement Lease, such Aircraft will be a Quarterly Rent Aircraft,

then:

(iii)	the Agent will have received payment from the Borrower for the account of the Lenders of a fee of $15,000, which such fee the Agent will distribute between the Lenders on the date of commencement of the leasing of the Aircraft pursuant to such Replacement Lease on a pro-rata basis based on the Lenders’ Commitments as at such date; and

(xx)	if both the most recent Portfolio Lease in respect of such Aircraft and the Replacement Lease are Fixed Rate Leases, then any Notional Swap in respect of the Loan attributable to such Aircraft will be deemed to be terminated in whole on the date of commencement of the leasing of such Aircraft pursuant to the Replacement Lease and the Borrower will have paid to the Lenders any Swap Breakage Loss payable pursuant to sub-clause 16.4.4 in respect of such deemed termination, and either:

(A)	the Borrower and the Agent will have established the new Fixed Rate for the Loan attributable to such Aircraft in accordance with Clause 9.3 (Establishment of Fixed Rate); or

(B)	if the Borrower did not accept the quote and the “fixed rate” in accordance with Clause 9.3.2, the Borrower will have complied with the Hedging Principles; and

(j)	on entry into the Replacement Lease, the Agent is provided with documents and other evidence referred to in Part B of Schedule 6 (Aircraft Substitution and Replacement Lease Documents).

20.18.4	Additional Portfolio Lease and Sub-lease requirements

The Borrower will:

(a)	consult with the Agent if it or any other Obligor is reasonably aware or reasonably believes that the rights and interest of the Finance Parties under the Insurances are reasonably likely to be materially adversely affected;

(b)	procure that aviation third party legal liability insurance shall be maintained for the benefit of each Finance Party as additional insured, without any cost for the Finance Parties, for a two (2) year period following the termination of any Portfolio Lease (or if later the Secured Obligations Discharge Date) or, if earlier, until the next heavy maintenance check after such termination for the Aircraft attributable to such Portfolio Lease; and

(c)	use reasonable efforts to procure an Assignment of Insurances in form and substance satisfactory to the Agent and will use reasonable endeavours to procure an Assignment of Reinsurances in accordance with the Standard provided that:

(i)	if the original “lessor” under any Portfolio Lease (being the “lessor” under such Portfolio Lease on the date when such Portfolio Lease was entered into) was not a member of the Group, but such Portfolio Lease has subsequently been or, prior to the Utilisation Date for the Loan attributable to such Aircraft, will be novated by such original “lessor” or any subsequent “lessor” under such Portfolio Lease, to the relevant Owner or Intermediate Lessor of the Aircraft attributable to such Portfolio Lease, then the Borrower may request a waiver from the obligation to use reasonable efforts to procure an Assignment of Insurances and/or an Assignment of Reinsurances and the Agent may (acting on the instructions of the Majority Lenders, acting reasonably) agree to provide such a waiver; and

(ii)	for each of the Identified Aircraft referenced as aircraft 2, 3 and 4 in schedule 2 (The Identified Aircraft), the Borrower will not be required to procure any Assignment of Insurances or Assignment of Reinsurances, or use reasonable endeavours to procure an Assignment of Insurances or Assignment of Reinsurances for so long as the relevant Portfolio Lessee for such Aircraft has not previously provided, or agreed to provide, an Assignment of Insurances or Assignment of Reinsurances pursuant to, or in connection with, any other lease that such Portfolio Lessee has entered into with any member of the Group.

20.18.5	Converted Fixed Rate Lease

If a Portfolio Lease gives the Portfolio Lessee the right to fix the “Basic Rent” (howsoever defined) after the date of commencement of the leasing of the Aircraft and the Portfolio Lessee elects to exercise such right, then the Borrower shall be required to fix the interest rate for the Loan attributable to such Portfolio Lease in accordance with Clause 9.3 (Establishment of Fixed Rate) and upon such fixing such Loan shall then become a Fixed Rate Loan provided that on or before the date on which the “Basic Rent” (howsoever defined) under the Portfolio Lease is fixed:

(a)	either:

(i)	the Borrower and the Agent must have established the new Fixed Rate for the Loan attributable to such Portfolio Lease in accordance with Clause 9.3 (Establishment of Fixed Rate); or

(ii)	if the Borrower did not accept the quote and the “fixed rate” in accordance with Clause 9.3.2, the Borrower will have complied with the Hedging Principles; and

(b)	the Borrower will have provided to the Agent duly executed counterparts of:

(i)	the swap confirmations entered into in respect of the Loan attributable to such Portfolio Lease in order to comply with the Hedging Principles;

(ii)	the Hedging Agreements which such confirmations relate to; and

(iii)	any notice and/or acknowledgement that is required to be provided on or before such date in connection with such Hedging Agreements and/or swap confirmation pursuant to the Security Documents.

20.19	Final Disposition of Aircraft

Each Owner shall be entitled to enter into a Final Disposition of any Aircraft to a third party, provided that:

20.19.1	no Relevant Default has occurred and is continuing; and

20.19.2	if the Final Disposition of the Aircraft takes place within thirty six (36) months of the Utilisation Date of the Loan attributable to such Aircraft, the Borrower has provided to the Agent a certificate, substantially in the form set out in Schedule 16 (Form of [Substitution/Final Disposition] Certificate) and signed by an officer of the Borrower, certifying the matters set out therein;

20.19.3	no Concentration Limit Event would result from the Final Disposition or, if a Concentration Limit Event is continuing, such Final Disposition would remedy or mitigate the severity of such Concentration Limit Event; and

20.19.4	upon completion of such Final Disposition, but subject always to sub-clause 8.5.3, the Borrower makes a mandatory prepayment of the Loan relating to such Aircraft in accordance with sub-clause 8.5.2(a).

20.20	Off-Lease Aircraft

20.20.1	An Aircraft shall be deemed to be “off-lease” once the leasing of the Aircraft under the relevant Portfolio Lease has been terminated and the Obligor has control of the Aircraft (“Off-Lease”). If an Aircraft is Off-lease, then the Borrower shall (at its own expense) procure that:

(a)	the relevant Aircraft is insured in accordance with the Standard and consistent with the requirements of paragraph 2.17 of Schedule 13 (Core Lease Provisions), provided that if the relevant Aircraft is grounded at an airport satisfactory to the Agent and the Borrower (or any other Obligor) has placed the Aircraft into a storage programme in a manner satisfactory to the Agent, then the Obligors will only be required to obtain ground risks insurance cover in respect of the Aircraft on terms and conditions satisfactory to the Agent;

(b)	the relevant Aircraft is at all times stored, maintained, registered and operated in accordance with the Standard, having regard to normal aviation storage, maintenance, operation, registration and security requirements for commercial passenger aircraft that are subject to cross border aircraft financing and which are not subject to a lease agreement, and are, where relevant, grounded;

(c)	the Servicer remarkets the Aircraft in accordance with the Standard and the Borrower will be liable for all costs related to such remarketing including, but not limited to, the remarketing expenses of the Servicer; and

(d)	the Agent is provided with such information as the Agent may reasonably request in connection with any repossession and/or remarketing of the Aircraft,

and for so long as the Obligors continue to comply with all of their obligations under the Transaction Documents (including payment of any principal and interest expressed to be payable hereunder), then subject to sub-clause 20.20.2, no Event of Default and/or Acceleration Event will be deemed to occur solely as a result of such Aircraft being Off-Lease.

20.20.2	Notwithstanding the terms of sub-clause 20.20.1, if an Aircraft is Off-Lease for a continuous period exceeding twelve (12) months (the “Maximum Off-Lease Period”) unless otherwise agreed in writing by the Agent, the Borrower shall prepay the Loan in respect of such Aircraft in accordance with sub-clause 8.5.1(e).

20.21	Purchase of Aircraft

The Borrower shall not, and the Borrower shall procure that no Owner or Intermediate Lessor shall, purchase, directly or indirectly, any aircraft, engines or other assets other than the Aircraft and the rights related thereto (other than any acquisition of parts and/or Engines that is expressly contemplated pursuant to the terms of any Portfolio Lease).

20.22	Financial Covenants

20.22.1	It is a condition of this Agreement that the following requirements are met on each Quarter Date commencing from the first Utilisation Date at all times during the Security Period:

(a)	the Consolidated Tangible Net Worth of the Guarantor is at least $650,000,000, and

(b)	the Guarantor has Free Cash in an amount at least equal to $10,000,000.

20.22.2	The financial covenants set out in sub-clause 20.22.1 shall be tested by reference to the financial statements and Compliance Certificate provided to the Agent pursuant to Clause 19.1 (Financial statements).

20.22.3	The Borrower will supply to the Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance by the Guarantor with the covenants set out in sub-clause 20.22.1 as at final day of the period in respect of which such financial statements were drawn up.

21.	EVENTS OF DEFAULT

Each of the events and circumstances set out in Clauses 21.1 (Non-payment) to 21.15 (Financial Covenants) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable by it pursuant to any Transaction Document at the place at, and in the currency in, which it is expressed to be payable unless payment is made within (a) five (5) Business Days of its due date in the case of any payment of principal and interest and (b) in the case of any amount payable on demand, five (5) Business Days of such Obligor receiving written notice of such demand.

21.2	No other business

Any Obligor (other than the Guarantor) does not comply with the provisions of Clause 20.5 (No other business).

21.3	Breach of Sanctions

Any Obligor does not comply with the provisions of Clause 20.14 (Applicable Sanctions).

21.4	Other obligations

21.4.1	An Obligor does not comply with any other material provision of the Transaction Documents to which it is a party (other than those referred to in Clauses 21.1 (Non-payment), 21.2 (No other business), 21.3 (Breach of Sanctions), 21.14 (Insurances) or 21.15 (Financial Covenants)).

21.4.2	No Event of Default under this Clause 21.4 will occur if the failure to comply is capable of remedy and is remedied within thirty (30) days of the Agent giving notice to the Borrower.

21.5	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Transaction Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and the events or circumstances which have resulted in such are capable of remedy and have not been remedied within thirty (30) days of the occurrence of such events or circumstances.

21.6	Insolvency

21.6.1	Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

21.6.2	A moratorium is declared in respect of any indebtedness of any Obligor.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

21.7.1

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor (other than to the extent that such appointment has been made in respect of a

Group member (other than an Obligor) or its assets and the obligations in respect of which such appointment has been made are owed by such Group member under a limited recourse financing and the recourse of the appointee in respect of such obligations is limited to such Group member and the assets that are the subject of the limited recourse financing);

21.7.2	a composition, compromise, assignment or arrangement with any creditor of any member of the Group (other than to the extent that such appointment has been made in respect of a Group member (other than an Obligor) or its assets and the obligations in respect of which such appointment has been made are owed by such Group member under a limited recourse financing and the recourse of the appointee in respect of such obligations is limited to such Group member and the assets that are the subject of the limited recourse financing);

21.7.3	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets (other than to the extent that such appointment has been made in respect of a Group member or its assets and the obligations in respect of which such appointment has been made are owed by such Group member under a limited recourse financing and the recourse of the appointee in respect of such obligations is limited to such Group member and the assets that are the subject of the limited recourse financing); or

21.7.4	enforcement of any Security over any assets of any members of the Group, (other than to the extent that such enforcement of Security is in respect of obligations owed by a member of the Group under a limited recourse financing of an asset and such obligations were not full recourse obligations) if the aggregate value of the Financial Indebtedness in respect of which any such Security is being enforced is greater than $25,000,000, or any analogous procedure or step is taken in any jurisdiction.

21.7.5	This Clause 21.7 shall not apply to any winding-up petition which is frivolous or vexatious or that is being contested in good faith and is discharged, stayed or dismissed within sixty (60) days of commencement.

21.8	Cross Default

An event of default occurs and is continuing in respect of the Guarantor (after giving effect to any applicable notice requirement or grace period) under one or more agreements or instruments relating to the Financial Indebtedness of the Guarantor (disregarding any Financial Indebtedness pursuant to any loans entered into between the Guarantor and any other member of the Group) where the aggregate principal amount of such Financial Indebtedness is equal to or greater than twenty five million dollars ($25,000,000) (“Relevant Indebtedness”), in respect of which the relevant creditor has recourse to the assets of the Guarantor generally in (disregarding any recourse which is limited to particular assets, the purchase of which was financed or re-financed by such Relevant Indebtedness) and in respect of which either (i) the Relevant Indebtedness has become due and payable under such agreements or instruments before it would otherwise have been due and payable, or (ii) the Relevant Indebtedness was already or became due and payable as at the date of such event of default.

21.9	Repudiation

An Obligor repudiates any Transaction Document or evidences an intention to repudiate any Transaction Document.

21.10	Change in ownership

Any of the legal title and/or the beneficial interest in the issued share capital of the Borrower, any Owner or any Intermediate Lessor is held by a person other than as specified in Clause 18.12 (Ownership of the Borrower, the Owners and the Intermediate Lessors) unless otherwise agreed in writing by the Agent.

21.11	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution arising as a consequence of the default of any Obligor affects any Aircraft or any other Collateral and the same is not ceased, discharged or removed within thirty (30) days of the occurrence thereof.

21.12	Unstayed or Undischarged Judgment

21.12.1	Any final judgment or order with a value in excess of $25,000,000 is made against the Guarantor and is not stayed or complied with within thirty (30) days, unless the same is being contested in good faith and by appropriate means and for which adequate reserves have been made.

21.12.2	Any final judgment or order for an amount in excess of one million dollars ($1,000,000) (or the equivalent thereof in any currency or currencies) made against any Obligor (other than the Guarantor) is not stayed or complied with within thirty (30) days, unless the same is being contested in good faith and by appropriate means and for which adequate reserves have been made.

21.13	Cessation of business

Any Obligor suspends or ceases to carry on its business or threatens to do so.

21.14	Insurances

The Insurances in respect of any Aircraft are not obtained and maintained in full force and effect in accordance with the provisions of sub-clause 20.17.1 and Clause 20.20 (Off-Lease Aircraft), unless replacement insurance cover has been put in place on terms that comply with this Agreement.

21.15	Financial Covenants

The Borrower fails to procure that the Guarantor complies with the financial covenants set out in sub-clause 20.22.1.

21.16	Guarantee

Any of the provisions of the Guarantee ceases to be in full force and effect.

21.17	Acceleration

On and at any time after the occurrence of an Event of Default pursuant to this Clause 21 which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

21.17.1	cancel the Lenders’ Commitments whereupon they shall immediately be cancelled; and/or

21.17.2	declare that all or part of each Loan, together with accrued interest, and all other amounts accrued or outstanding under the Transaction Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

21.17.3	declare that all or part of each Loan be payable on demand, whereupon the same shall immediately become payable on demand by the Agent on the instructions of the Lenders; and/or

21.17.4	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Security Documents and/or the other Transaction Documents.

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

22.1.1	Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, or any Affiliate of the foregoing (the “New Lender”), including, without limitation, its rights in any Loan relating to an Aircraft, provided that no Lender may assign or transfer any of its rights or obligations under the Transaction Documents (i) to a Competitor without the consent of the Borrower (such consent not to be unreasonably withheld), (ii) to any New Lender which, unless an Event of Default has occurred and is continuing, is not a Qualifying Lender, (iii) if such transfer and/or assignment is in relation to an undrawn portion of the Facility, unless it is made to a bank with a credit rating of at least A– from S&P and/or A– from Fitch and/or A3 from Moody’s or the prior written consent of the Borrower has been obtained (such consent not to be unreasonably withheld).

22.2	Conditions of assignment or transfer

22.2.1	The provisions of Part A of Schedule 7 (Changes to the Lenders) shall apply with respect to any transfer or assignment.

22.2.2	An assignment will only be effective if the procedure set out in paragraph 5 (Procedure for Assignment) of Schedule 7 (Changes to the Lenders) is complied with.

22.2.3	A transfer will only be effective if the procedure set out in paragraph 6 (Procedure for Transfer) of Schedule 7 (Changes to the Lenders) is complied with.

22.2.4	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Transaction Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under any provision of this Agreement or make any increased payment or perform any increased obligations under any provision of the Transaction Documents, then, unless such assignment or transfer is made in connection with any mitigation pursuant to clause 13 (Mitigation) of the Proceeds Deed, the New Lender or acting through its new Facility Office is only entitled to receive payment under such provision, or increased payment or performance of any other increased obligation under any other provision of the Transaction Documents to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.2.5	Prior to any transfer or assignment taking place the Existing Lender shall comply with the provisions of Clause 13.5 (Stamp Taxes) and, if applicable, Clause 18.28.5.

22.3	Security over Lender’s Rights

22.3.1	In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Transaction Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Transaction Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Transaction Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Transaction Documents.

23.	CHANGES TO THE OBLIGORS

23.1	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Transaction Documents (except to the Security Trustee pursuant to the Security Documents) without the prior written consent of the Agent.

23.2	Changes to the Owners

The Borrower shall procure that no Owner or the Owner Trustee assigns any of its rights or transfers any of its rights or obligations under the Transaction Documents (except to the Security Trustee pursuant to the Security Documents) without the prior written consent of the Agent.

23.3	Changes to the Intermediate Lessors

The Borrower shall procure that no Intermediate Lessor shall assign any of its rights or transfer any of its rights or obligations under the Transaction Documents (except to the Security Trustee pursuant to the Security Documents) without the prior written consent of the Agent.

23.4	Changes to the Guarantor

The Borrower shall procure that the Guarantor does not assign any of its rights or transfer any of its rights or obligations under the Transaction Documents (in its capacity as Guarantor and otherwise) without the prior written consent of the Agent.

24.	THE FINANCE PARTIES

The provisions of Schedule 8 (The Finance Parties) shall apply to this Agreement.

25.	PAYMENT MECHANICS

25.1	Payments to the Agent

25.1.1	On each date on which the Borrower or a Lender is required to make a payment to a Finance Party, such Borrower or such Lender shall make the same available to the Agent (unless a contrary indication appears in any Transaction Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

25.1.2	Payment shall be made to such account with such bank as the Agent specifies in writing from time to time.

25.2	Distributions by the Agent

Each payment received by the Agent under the Transaction Documents for another Party shall, subject to Clause 25.3 (Distributions to Borrower), Clause 25.4 (Clawback) and paragraph 1.16 (Deduction from amounts payable by the Agent) of Schedule 8 (The Finance Parties) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with clause 8 (Application of Proceeds) of the Proceeds Deed (in the case of a Lender, for the account of its Facility Office) to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

25.3	Distributions to Borrower

The Agent shall apply any amount received by it from the Borrower by crediting the same to the Collection Account for application in accordance with clause 8 (Application of Proceeds) of the Proceeds Deed.

25.4	Clawback

25.4.1	Where a sum is to be paid to the Agent under the Transaction Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

25.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

25.5	No set-off by the Borrower

All payments to be made by the Borrower under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.6	Business Days

25.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or, in the case of scheduled payments, on the preceding Business Day, or in the case of non-scheduled payments, on the first Business Day of the next calendar month (if there is not).

25.6.2	During any extension of the due date for payment of any principal or Unpaid Sum or other amount under this Agreement interest is payable on the principal or Unpaid Sum or other amount at the rate payable on the original due date.

25.7	Currency of account

25.7.1	Subject to sub-clauses 25.7.2 and 25.7.3, the dollar is the currency of account and payment for any sum from the Borrower under any Transaction Document.

25.7.2	Each payment in respect of costs, expenses, Losses or Taxes shall be made in the currency in which the costs, expenses, Losses or Taxes are incurred, as demonstrated by the relevant Finance Party.

25.7.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

26.	APPLICATION OF PAYMENTS

If the Agent receives a payment or any proceeds under the Transaction Documents other than pursuant to clause 8 (Application of Proceeds) of the Proceeds Deed, the Agent shall (unless otherwise specified in this Agreement) credit that payment or those proceeds to the Collection Account for application in accordance with clause 8 (Application of Proceeds) of the Proceeds Deed.

27.	SET-OFF

Following the occurrence of a Relevant Event which is continuing, a Finance Party may set off any matured obligation due from the Borrower under the Transaction Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Finance Party (to the extent this is not the Agent) shall promptly notify the Agent of any such set-off or conversion.

28.	NOTICES

The provisions of clause 18 (Notices) of the Proceeds Deed shall apply to this Agreement.

29.	CALCULATIONS AND CERTIFICATES

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by a Finance Party in the absence of manifest error are prima facie evidence of the matters to which they relate.

29.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Transaction Document shall be signed by a duly authorised officer of the Finance Party and shall substantiate in sufficient detail the amount concerned and subject thereto and is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing in favour of any Finance Party under any Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days except in the case of any interest accruing at the Fixed Interest Rate, which shall be calculated on the basis of a year of twelve (12) months of thirty (30) days each or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

30.	PARTIAL INVALIDITY

If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Transaction Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND WAIVERS

32.1	Required Consents

32.1.1	Subject to Clause 32.2 (Exceptions) any term of the Transaction Documents may be amended or waived:

(a)	by the Agent only with the consent of the Majority Lenders and any such amendment or waiver will be binding on all Lenders, and

(b)	in a case where the Agent is not a party to the relevant Transaction Document, by the Security Trustee acting on the instructions of the Agent in accordance with paragraph (a).

32.1.2	The Agent may effect, on behalf of any Finance Party (other than the Security Trustee), any amendment or waiver permitted by this Clause 32.

32.1.3	No amendment or waiver may be made before the date falling ten Business Days (or such shorter period as the Agent, acting on the instructions of all of the Lenders, may agree) after the terms of that amendment or waiver have been notified by the Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.

32.2	Exceptions

32.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Annex A - Master Definitions Schedule;

(b)	an extension to the date of payment of any amount under the Transaction Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	subject to Clause 2.2 (Increase in Total Commitments), an increase in or an extension of any Commitment;

(e)	a change to the Borrower or the Guarantor;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 32.2;

(h)	release of Security Interests created by the Security Documents unless permitted under the Transaction Documents or undertaken by the Security Trustee following the occurrence of an Event of Default which is continuing; or

shall not be made without the prior consent of all the Lenders.

32.2.2

(a)

If the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may, subject to paragraph (b) (below, not be effected without the consent of the Agent or that Lender (as the case may be), acting reasonably and on a non-discriminatory basis applying its then current policies and practices as regards the application of FATCA with respect to comparable facilities and borrowers to which such Agent or Lender (as the case may be) is party.

(b)	The consent of a Lender shall not be required pursuant to paragraph (i) above if that Lender is a FATCA Protected Lender.

32.2.3	An amendment or waiver which relates to or has the effect of changing the rights or obligations of the Agent or the Security Trustee may not be effected without the consent of the Agent or the Security Trustee (as applicable).

33.	COUNTERPARTS

Each Transaction Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Transaction Document.

34.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of in connection with it shall be governed by and construed in accordance with English law.

35.	ENFORCEMENT

35.1	Jurisdiction

35.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising from or in connection with this Agreement, or a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

35.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

35.1.3	This Clause 35.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

35.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

35.2.1	irrevocably appoints Bolt Burdon, Providence House, Providence Place, Islington, London, N1 0NT, England (or its replacement registered office from time to time) as its agent for service of process in relation to any proceedings before the English courts in connection with any Transaction Document; and

35.2.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

35.3	Waiver of Immunity

The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

35.3.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

35.3.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Lenders	Total Commitment
Deutsche Bank AG, London Branch	$155,000,000
National Australia Bank Limited acting through its Offshore Business Unit	$195,000,000
HSBC Bank PLC	$150,000,000

Total Commitments	$500,000,000

SCHEDULE 2

THE IDENTIFIED AIRCRAFT

Aircraft	MSN (1)	Portfolio Lessee (2)	Aircraft Type (3)
1	5640	Peach Aviation Limited	A320-200
2	38012	Xiamen Airlines	B737-800
3	39398	Compania Panamena de Aviacion S.A	B737-800
4	38399	Compania Panamena de Aviacion S.A	B737-800
5	39815	PT Lion Mentari	B737-800
6	427199	Jet Airways (India) Limited	B737-800
7	6222	American Airlines, Inc.	A321-200
8	43601	Aerovias de Mexico S.A. de C.V.	B737-800
9	43665	Aerovias de Mexico S.A. de C.V.	B737-800
10	43666	“Dobrolet” Limited Liability Company	B737-800
11	43658	Hainan Airlines Company Limited	B737-800

SCHEDULE 3

CONDITIONS PRECEDENT

PART A

(INITIAL CONDITIONS PRECEDENT)

1.	A copy of this Agreement, the Proceeds Deed, the Fee Letters, the Agreed Form Document Side Letter, the Master Servicing Agreement, the Hedging Strategy Letter, the Borrower Share Charge, the Borrower Security Agreement (in the Agreed Form), the Borrower Account Pledge (in the Agreed Form), and the Borrower Account Control Agreement (in the Agreed Form) (the “Signing Documents”), each duly executed by the relevant parties thereto (other than the Finance Parties).

2.	A copy of the constitutional documents of each Obligor that is a party to the Signing Documents.

3.	A copy of the resolution(s) of the board of directors of each Obligor that is a party to the Signing Documents:

(a)	approving the terms of, and the transactions contemplated by, the Signing Documents to which it is a party and resolving that it execute such of the Signing Documents to which it is a party;

(b)	if necessary, authorising by way of a power of attorney a specified person or persons to execute the Signing Documents to which it is a party on its behalf; and

(c)	if necessary authorising by way of a power of attorney a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Signing Documents to which it is a party.

4.	Copies of the powers of attorney referred to in paragraphs 3(b) and 3(c) above.

5.	A certificate of an authorised signatory of each Obligor that is a party to the Signing Documents certifying that each copy document relating to it specified in paragraphs 1, 2 and 3 above is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement, and containing specimen signatures of each person authorised to execute the relevant Transaction Documents and to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the relevant Transaction Documents.

6.	To the extent they have been entered into, the Agent will have received copies of the Lease Documents for each Identified Aircraft.

7.	A copy of the Guarantor Original Financial Statements.

8.	Evidence that the process agent of each Obligor that is a party to the Signing Documents has accepted its appointment.

PART B

(CONDITIONS TO UTILISATION)

On or prior to each Utilisation Date the Agent shall have received the following documents and evidence in form and substance satisfactory to it:

1.	To the extent further corporate authorisations are required from an Obligor beyond those provided pursuant to Part A of this Schedule 3 in order to execute any Transaction Documents to be executed on or before the relevant Utilisation Date, a certificate from such Obligor to be dated the relevant Utilisation Date shall be signed by a director or the company secretary certifying that those documents attached to the previously issued certificate remain true copies and setting out any additional specimen signatures of those persons authorised to sign the Transaction Documents to which it is or is to be a party and attaching, and certifying as true copies of the originals, copies of:

(a)	any additional resolutions of its board of directors approving the execution and performance of each Transaction Document to which it is or is to be a party and authorising the signatories to execute and deliver each Transaction Document to which it is or it to be a party and other documents to be given pursuant thereto; and

(b)	any additional power of attorney appointing those persons authorised to sign on its behalf each Transaction Document to which it is or is to be a party,

and confirming that any corporate documents previously provided have not been amended, modified or revoked in any way.

2.	To the extent any Obligor was not required to provide a certificate pursuant to Part A of this Schedule 3, but such Obligor is a party to a Transaction Document being executed on or before the relevant Utilisation Date, it shall provide a certificate signed by a director or the company secretary setting out the specimen signature of those persons authorised to sign the Transaction Documents to which it is or is to be a party and attaching, and certifying as true copies of the originals, copies of:

(a)	its certificate of incorporation and constitutional documents;

(b)	the resolutions of its board of directors approving the execution and performance of each Transaction Document to which it is or is to be a party and authorising the signatories to execute and deliver each Transaction Document to which it is or is to be a party and other documents to be given pursuant thereto; and

(c)	if required, a power of attorney appointing those persons authorised to sign on its behalf each Transaction Document to which it is or is to be a party.

3.	If any Obligor provided a certificate pursuant to Part A of this Schedule 3, and no further corporate authorisations are required, a bring down certificate from such Obligor confirming that all documents previously provided have not been amended, modified or revoked in any way.

4.	Duly executed counterparts of each of the following documents (signed by each of the parties thereto other than counterparts required to be executed by a Finance Party), to the extent they have not already been received by the Agent:

(a)	the Loan Supplement;

(b)	the Mortgage in respect of the Aircraft attributable to the Utilisation (in the Agreed Form);

(c)	solely in respect of the Peach Identified Aircraft, the Japanese Law Security Assignment;

(d)	the Owner Share Charge in respect of the Owner of the Aircraft attributable to the Utilisation or, if the Aircraft attributable to the Utilisation is to be owned pursuant to an owner trust structure, the Beneficial Interest Security Assignment (in the Agreed Form) and the owner trust agreement in respect of the Aircraft attributable to the Utilisation, to be provided by the Owner Participant;

(e)	the Owner Security Agreement (in the Agreed Form) in respect of the Owner (or, if applicable, Owner Trustee) of the Aircraft attributable to the Utilisation;

(f)	each Owner Account Pledge and, if applicable, each Owner Account Control Agreement in respect of the Owner of the Aircraft attributable to the Utilisation and which, provided that the relevant Owner Accounts are held at the New York branch of Deutsche Bank Trust Company Americas, will be in the Agreed Form;

(g)	the Intermediate Lessor Share Charge, if applicable, in respect of the Intermediate Lessor of the Aircraft attributable to the Utilisation;

(h)	if applicable, the Intermediate Lessor Security Agreement (in the Agreed Form), if applicable, in respect of the Intermediate Lessor of the Aircraft attributable to the Utilisation;

(i)	each Intermediate Lessor Account Pledge and, if applicable, each Intermediate Lessor Account Control Agreement in respect of the Intermediate Lessor of the Aircraft attributable to the Utilisation and which, provided that the relevant Intermediate Lessor Accounts are held at the New York branch of Deutsche Bank Trust Company Americas, will be in the Agreed Form;

(j)	Servicing Agreement Accession Undertaking in respect of the relevant Aircraft;

(k)	a Proceeds Deed Accession Undertaking in respect of the Owner (and, if applicable, Owner Trustee) and, if applicable, Intermediate Lessor for the Aircraft;

(l)	if the Owner or Intermediate Lessor is an Orphan Entity, any Administration Agreement entered into in respect of such Owner or Intermediate Lessor, in form and substance satisfactory to the Agent;

(m)	any swap confirmations entered into in respect of the Loan attributable to the Utilisation in order to comply with the Hedging Principles and the Hedging Agreements which such confirmations relate to;

(n)	a copy of the Lease Documents for the Aircraft attributable to the Utilisation and, if applicable, the chattel counterpart of the relevant Portfolio Lease;

(o)	a Deregistration Power of Attorney executed by each Portfolio Lessee in favour of the Lessor and the Security Trustee, provided that the receipt of such Deregistration Power of Attorney will not be a condition to the Utilisation to the extent that the Obligors have used reasonable commercial efforts to provide such Deregistration Power of Attorney prior to the Utilisation Date; and

(p)	if it is possible to obtain an IDERA, a copy of an IDERA granted and executed by the Portfolio Lessee in favour of the Lessor, together with a certified designee appointment in favour of the Security Trustee, provided that if local counsel in the State of Registration advises that such designee appointment will not be recognised in the State of Registration, then:

(i)	the Security Trustee and the Borrower will discuss alternative arrangements to allow Lessor to delegate its rights under the irrevocable de-registration and export authorisation which will be recognised in the State of Registration, or

(ii)	if no such delegation is possible, the Agent will receive an IDERA granted and executed by the Portfolio Lessee in favour of the Security Trustee,

in each case including any relevant notices, acknowledgments and any other documents required to be provided on or before the Utilisation Date thereunder provided that the receipt of an acknowledgement of assignment from the Portfolio Lessee in relation to the Owner Security Agreement or Intermediate Lessor Agreement (as applicable) will not be a condition to the Utilisation to the extent that the Obligors have used reasonable commercial efforts to provide such acknowledgment prior to the Utilisation Date.

With respect to Aircraft in respect of which the Portfolio Lessee is American Airlines Inc., no IDERA shall be required or filed in relation to such Aircraft.

5.	If the Servicer does not intend to obtain an acknowledgement of an assignment of the Warranty Proceeds Property under the Security Documents from the relevant airframe manufacturer and/or engine manufacturer, but instead intends for the benefit of any warranties to be given to the Security Trustee by way of an Airframe Warranties Agreement and/or Engine Warranties Agreement, then the Agent will have also received a fully executed copy of the applicable agreement(s).

6.	The Agent will have received a copy of the ASCEND Valuation Letter for the Aircraft attributable to the Utilisation, which such letter will be dated on or after the date falling thirty (30) days before the Utilisation Date for the Aircraft attributable to the Utilisation.

7.	The Agent will have received a copy of each Subordinated Agreement entered into in respect of the Aircraft attributable to the Utilisation.

8.	Satisfactory evidence that the Accounts have been opened with the Account Bank.

9.	A legal opinion of:

(i)	Clifford Chance LLP, English legal advisers to the Lenders;

(ii)	Maples and Calder, Cayman Islands legal advisers to the Guarantor, which such opinion will cover the “non-consolidation” of the Borrower and the Owner of the Aircraft attributable to the Utilisation, on the one hand, and the Guarantor on the other;

(iii)	solely in respect of the first Utilisation under the Facility, Maples and Calder, Irish legal advisers to the Borrower covering the “non-consolidation” of the Borrower and the Owner of the Aircraft attributable to such Utilisation, on the one hand, and the Guarantor on the other;

(iv)	to the extent that the Owner of the Aircraft attributable to the Utilisation is incorporated in Ireland or an Irish Law Mortgage is required to be provided as a condition to the Utilisation, Maples and Calder, Irish legal advisers to the Borrower;

(v)	to the extent that the Borrower Account Pledge, Borrower Account Control Agreement, New York law Mortgage or Beneficial Interest Security Assignment is to be provided as a condition to the Utilisation, Freshfields Bruckhaus Deringer US LLP (or such other New York legal advisors engaged by the Borrower and the Guarantor reasonably acceptable to the Agent);

(vi)	to the extent that a Japanese Law Mortgage or Japanese Law Security Assignment is required to be provided as a condition to the Utilisation, Squire Sanders, Japanese legal advisers to the Peach Japanese Title Holder or other Japanese counsel acceptable to the Lenders, acting reasonably;

(vii)	to the extent that the Aircraft is to be owned pursuant to an US owner trust structure registered with the FAA, FAA counsel to the Borrower;

(viii)	(if different from any of the foregoing jurisdictions) legal advisers to the Lenders in the jurisdiction of incorporation of (i) to the extent that the Aircraft is to be owned pursuant to an US owner trust structure, the Owner Trustee of the Aircraft attributable to the Utilisation, (ii) any Intermediate Lessor in respect of the Aircraft attributable to the Utilisation and, (iii) if an Owner Share Charge or Intermediate Lessor Share Charge is to be provided as a condition to the Utilisation, the parent of such Owner and/or Intermediate Lessor, (iv) if not otherwise covered by any other opinion provided pursuant to this paragraph 9, the jurisdiction of the incorporation of the Owner; and (v) if an Owner Account Pledge (and, if applicable, an Owner Account Control Agreement) and/or an Intermediate Lessor Account Pledge (and, if applicable, an Intermediate Lessor Account Control Agreement) is to be provided as a condition to the Utilisation, in the jurisdiction where the relevant Account is situated; and

(ix)	counsel selected in accordance with the Standard and the form and substance of which is in accordance with the Standard and subject to customary qualifications and assumptions with respect to the laws of (i) the state of incorporation of the Portfolio Lessee, (ii) if different from the state of incorporation of the Portfolio Lessee, the State of Registration, and (iii) the state of incorporation of any Credit Support Provider in respect of the Portfolio Lease, such legal opinion(s), to address:

(i)	the validity and enforceability under such laws of the Lease, any Sub-Lease, any lessee acknowledgment or Subordination Acknowledgment (as the case may be) against the Portfolio Lessee or Sub-Lessee, and any Credit Support Documents;

(ii)	if applicable, the recognition in the State of Registration of an IDERA designee appointment; and

(iii)	the due registration of the Aircraft on the local registry, provided that this may be confirmed by way of a post-closing opinion if the form of such post-closing opinion has been agreed between the Borrower and the Agent prior to the relevant Utilisation Date.

10.	Evidence that the process agent of each of the Obligors under each of the Transaction Documents to which it is a party has accepted its appointment.

11.	With respect to the Insurances:

(i)	a copy received from the insurers of the relevant Portfolio Lessee of a certificate in respect of each of the insurances required to be maintained pursuant to the relevant Portfolio Lease which, inter alia, names the Secured Parties as additional insureds under such liability insurances; and

(ii)	an opinion from the insurance advisers to the Lenders in customary form for the relevant insurance adviser.

12.	Evidence that any International Interests created by the Security Documents, each Portfolio Lease and each Intermediate Lessor Lease Agreement have been, or will be immediately after the Utilisation, duly filed with the International Registry (if applicable).

13.	(Other than where such information pertains to “know your customer” requirements in respect of which Clause 4.3.11 applies) any Portfolio Lessee Information requested by the Agent in respect of the Portfolio Lessee for the Aircraft which the Utilisation is attributable to, except to the extent that disclosure of such Portfolio Lessee information would breach any law, regulation or stock exchange requirement or would contravene any confidentially obligation that the Borrower, Owner or Intermediate Lessor (as the case may be) is subject to.

14.	If applicable, each Hedging Counterparty has received all amounts due and payable by the Borrower under any of the Hedging Agreements in respect of the Aircraft attributable to the Utilisation, including any premium payments.

15.	Such other documents and/or evidence as the Agent may require in replacement of or in connection with any of the evidence referred to in Clauses 1 to 14 of this Schedule 3, as a result of any Change in Law or any change in custom or practice since the date of this Agreement, in each case in form and substance satisfactory to the Agent and provided that the Agent provides a written request to the Borrower for such additional documents by no later than five (5) Business Days before the relevant Utilisation Date.

SCHEDULE 4

FORM OF UTILISATION REQUEST

To:	Deutsche Bank Trust Company Americas as Agent

Dated: [—]

Dear Sirs

Facility Agreement dated [—] 2014 (the “Facility Agreement”)

1.	The Borrower hereby gives notice in accordance with Clause 4 (Conditions of Utilisation) of the Facility Agreement that it wishes to make a drawdown of a Utilisation on [—] (the “Utilisation Date”) in the amount of [—] dollars ($[—]), subject to the conditions precedent set forth in Clause 4.2 (Utilisation Specific Conditions Precedent) of the Facility Agreement.

2.	We hereby represent and warrant that:

(a)	all of the representations and warranties of each Obligor in any of the Transaction Documents are true in all material respects;

(b)	no [Event of Default]1/[Relevant Default][2] has occurred and is continuing;

(c)	the Portfolio Lease relating to the Aircraft referred to in paragraph 3 below complies with the Core Lease Provisions (save as waived by the Agent), is in full force and effect, no Material Lease Event of Default has occurred and is continuing thereunder and all conditions to the commencement of the leasing of the Aircraft pursuant to such Portfolio Lease have been or, immediately after Utilisation, will be satisfied, provided that we will retain the right to waive or defer a condition precedent to the Portfolio Lease so long as in doing so, we are acting in accordance with the Standard);

(d)	the Aircraft referred to in paragraph 3 below has not suffered a Total Loss;

(e)	[no Concentration Limit Event would result from this Utilisation]/[this Utilisation would remedy or mitigate the severity of a Concentration Limit Event that has occurred and is continuing, the details of which are as follows:

[Details of Concentration Limited Event to be provided]]; and

(f)	[the Aircraft referred to in paragraph 3 below meets the criteria set out in sub-clause 4.3.6 of the Facility Agreement][3].

[1]	Solely in respect of the first Utilisation
[2]	To be included in respect of each Utilisation other than the first Utilisation
[3]	Solely in respect of an Unidentified Aircraft

3.	This Utilisation Request relates to the acquisition of [the following Aircraft, being the Identified Aircraft with reference [—], as set out in Schedule 2 (The Identified Aircraft) of the Facility Agreement.]/[the following Unidentified Aircraft:

Aircraft:	[—]
Owner:	[—]
Intermediate Lessor (if applicable):	[—]
Credit Support Provider(s):	[—]
[Letters of Credit: [—]]

4.	Please apply the proceeds of the Utilisation to the following account:

[—]

5.	Capitalised terms used herein have the same meanings as defined in the Facility Agreement (or by reference therein to another document).

6.	This Utilisation Request is irrevocable.

7.	This Utilisation Request and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England.

Yours faithfully

[—]

By:
Title:

SCHEDULE 5

LOAN SUPPLEMENT

DATED [—]

AVOLON AEROSPACE (FUNDING 4) LIMITED

as Borrower

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Agent

LOAN SUPPLEMENT NO. [—]

relating to a loan of $[—]

for the financing of

ONE (1) [—] AIRCRAFT

Manufacturer’s Serial Number [—]

CONTENTS

Clause		Page

2.	Interpretation	101
3.	Amount of Loan	101
4.	Repayment of Loan	101
5.	Interest	101
6.	Governing Law and Jurisdiction	102

THIS LOAN SUPPLEMENT (this “Loan Supplement”) is dated [—]

BETWEEN

(1)	AVOLON AEROSPACE (FUNDING 4) LIMITED, an exempted company incorporated under the laws of the Cayman Islands with its registered office at PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its principal place of business at The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (the “Borrower”); and

(2)	DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York Banking Corporation, as agent of the Lenders (the “Agent”);

IT IS AGREED:

1	INTERPRETATION

1.2	Words and expressions defined in the Facility Agreement (as defined below) shall, unless otherwise specifically defined herein or unless the context otherwise requires, have the same respective meanings when used in this Loan Supplement.

1.3	In this Loan Supplement the following words and expressions have, unless the context otherwise requires, the following meanings:

“Aircraft” means one (1) [—] Aircraft with manufacturer’s serial number [—].

“Facility Agreement” means the facility agreement dated [—] March 2014 between the Borrower, the Agent, Avolon Aerospace Leasing Limited as the guarantor, Deutsche Bank Trust Company Americas as the security trustee and the Lenders as described therein, as amended, supplemented and acceded to from time to time.

1.4	Clauses 1.4 (Third party rights), 30 (Partial Invalidity), 33 (Counterparts) and 35 (Enforcement) of the Facility Agreement shall be deemed to be incorporated herein, mutatis mutandis, as if reference therein to “this Agreement” were references to “this Loan Supplement”.

2.	AMOUNT OF LOAN

The amount of the Loan to be made by the Lenders in respect of the Aircraft shall be [—] ($[—]).

3.	REPAYMENT OF LOAN

Attached hereto as Annex 1 is the Repayment Schedule in respect of the Loan.

4.	INTEREST

[Interest on the Loan is calculated on the Floating Rate]/[The Loan is a Fixed Rate Loan and the Fixed Rate applicable to such Fixed Rate Loan is [—]% p.a.]4

[4]	Amend as appropriate

5.	GOVERNING LAW AND JURISDICTION

This Loan Supplement and all non-contractual obligations arising from or connected with it shall be governed by and construed in accordance with English law.

This Loan Supplement has been entered into on the date stated at the beginning of this Loan Supplement.

ANNEX 1

Repayment Schedule

1	2	3	4[5]
Repayment Date No.	Outstanding Loan	Loan Repayments Instalment	Interest
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]
[—]	[—]	[—]	[—]

[5]	Note: To be included only for a Fixed Rate Loan

Signature Page

Loan Supplement MSN [—]

BORROWER

AVOLON AEROSPACE (FUNDING 4) LIMITED

By:

Title:

AGENT

[—]

By:

Title:

SCHEDULE 6

AIRCRAFT SUBSTITUTION AND REPLACEMENT LEASE DOCUMENTS

PART A

(AIRCRAFT SUBSTITUTION CONDITIONS)

In respect of any Aircraft substitution pursuant to Clause 6 (Aircraft Substitution) of the Facility Agreement, the Agent shall have received in form and substance satisfactory to it the following documents and other evidence in respect of the substitute aircraft (the “Substitute Aircraft”):

1.	A copy of the constitutional documents of each Obligor that is a party to the Substitution Documents.

2.	A copy of the resolution(s) of the board of directors of each Obligor that is a party to the Substitution Documents:

(a)	approving the terms of, and the transactions contemplated by, the Substitution Documents to which it is a party and resolving that it execute the Substitution Documents to which it is a party;

(b)	if necessary, authorising by way of a power of attorney a specified person or persons to execute the Substitution Documents to which it is a party on its behalf; and

(c)	if necessary authorising by way of a power of attorney a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Substitution Documents to which it is a party.

3.	Copies of the powers of attorney referred to in paragraphs 2(b) and 2(c) above.

4.	A certificate of an authorised signatory of each Obligor that is a party to the Substitution Documents certifying that each copy document relating to it specified in paragraphs 1, 2 and 3 above is correct, complete and in full force and effect as at a date no earlier than the Substitution Date and containing specimen signatures of each person authorised to execute the relevant Substitution Documents and to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the relevant Substitution Documents.

5.	Duly executed counterparts of the following documents (signed by each of the parties thereto other than counterparts required to be executed by a Finance Party), to the extent they have not already been received by the Agent in respect of the Substitute Aircraft and/or the relevant Obligor(s) (the “Substitution Documents”):

(a)	a new Mortgage in respect of the Substitute Aircraft

(b)	the Owner Share Charge in respect of the Owner of the Substitute Aircraft or, if the Substitute Aircraft is to be owned pursuant to an owner trust structure, the Beneficial Interest Security Assignment (in the Agreed Form) and the owner trust agreement in respect of the Substitute Aircraft to be provided by the Owner Participant;

(c)	the Owner Security Agreement (in the Agreed Form) in respect of the Owner or, if applicable, Owner Trustee of the Substitute Aircraft;

(d)	each Owner Account Pledge and, if applicable, each Owner Account Control Agreement in respect of the Owner of the Substitute Aircraft and which, provided that the relevant Owner Accounts are held at the New York branch of Deutsche Bank Trust Company Americas, will be in the Agreed Form;

(e)	the Intermediate Lessor Share Charge, if applicable, in respect of the Intermediate Lessor of the Substitute Aircraft;

(f)	the Intermediate Lessor Security Agreement (in the Agreed Form), if applicable, in respect of the Intermediate Lessor of the Substitute Aircraft;

(g)	if applicable, each Intermediate Lessor Account Pledge and, if applicable, each Intermediate Lessor Account Control Agreement in respect of the Intermediate Lessor of the Substitute Aircraft and which, provided that the relevant Intermediate Lessor Accounts are held at the New York branch of Deutsche Bank Trust Company Americas, will be in the Agreed Form;

(h)	Servicing Agreement Accession Undertaking in respect of the Substitute Aircraft;

(i)	a Proceeds Deed Accession Undertaking in respect of the Owner (and, if applicable, the Owner Trustee) and, if applicable, Intermediate Lessor for the Substitute Aircraft;

(j)	if the Owner or Intermediate Lessor is an Orphan Entity, any Administration Agreement entered into in respect of such Owner or Intermediate Lessor, in form and substance satisfactory to the Agent;

(k)	a copy of the Lease Documents for the Substitute and, if applicable, the chattel counterpart of the relevant Portfolio Lease

(l)	a Deregistration Power of Attorney executed by the Portfolio Lessee for the Substitute Aircraft in favour of the Lessor and the Security Trustee provided that the receipt of such Deregistration Power of Attorney will not be a condition to the substitution to the extent that the Obligors have used reasonable commercial efforts to provide such Deregistration Power of Attorney prior to the Substitution Date; and

(m)	any swap confirmations entered into in respect of the Loan attributable to the Substitute Aircraft in order to comply with the Hedging Principles and the Hedging Agreements which such confirmations relate to;

(n)	if it is possible to register an obtain an IDERA, a copy of an IDERA granted and executed by the Portfolio Lessee in favour of the Lessor, together with a certified designee appointment in favour of the Security Trustee, provided that if local counsel in the State of Registration advises that such designee appointment will not be recognised in the State of Registration, then:

(i)	the Security Trustee and the Borrower will discuss alternative arrangements to allow the Lessor to delegate its rights under the irrevocable de-registration and export authorisation which will be recognised in the State of Registration, or

(ii)	if no such delegation is possible, the Agent will receive an IDERA granted and executed by the Portfolio Lessee in favour of the Security Trustee,

in each case including any relevant notices, acknowledgments and any other documents required to be provided on or before the Substitution Date thereunder. provided that the receipt of an acknowledgement of assignment from the Portfolio Lessee in relation to the Owner Security Agreement or Intermediate Lessor Agreement (as applicable) will not be a condition to the Utilisation to the extent that the Obligors have used reasonable commercial efforts to provide such acknowledgment prior to the Utilisation Date.

With respect to Aircraft in respect of which the Portfolio Lessee is American Airlines Inc., no IDERA shall be required or filed in relation to such Aircraft.

6.	If the Servicer does not intend to obtain an acknowledgement of an assignment of the Warranty Proceeds Property under the Security Documents from the relevant airframe manufacturer and/or engine manufacturer, but instead intends for the benefit of any warranties to be given to the Security Trustee by way of an Airframe Warranties Agreement and/or Engine Warranties Agreement, then the Agent will have also received a fully executed copy of the applicable agreement(s).

7.	Satisfactory evidence that all Owner Accounts or Intermediate Lessor Accounts have been opened with the Account Bank.

8.	A legal opinion of:

(a)	Clifford Chance LLP, English legal advisers to the Lenders;

(b)	to the extent that the Owner of the Substitute Aircraft is incorporated in the Cayman Islands, Maples and Calder, Cayman Islands legal advisers to the Guarantor, which such opinion will cover the “non-consolidation” of the Borrower and the Owner of the Aircraft attributable to the Utilisation, on the one hand, and the Guarantor on the other; and;

(c)	to the extent that the Owner of the Substitute Aircraft is incorporated in Ireland or an Irish Law Mortgage is required to be provided as a condition to the substitution, Maples and Calder, Irish legal advisers to the Borrower

(d)	to the extent that a New York law Mortgage or Beneficial Interest Security Assignment is to be provided as a condition to the substitution, Freshfields Bruckhaus Deringer US LLP (or such other New York legal advisors engaged by the Borrower and the Guarantor reasonably acceptable to the Agent);

(e)	to the extent that a Japanese Law Mortgage is required to be provided as a condition to the substitution, Squire Sanders, Japanese legal advisers to the Borrower or other Japanese counsel acceptable to the Lenders, acting reasonably.

(f)	to the extent that the Substitute Aircraft is to be owned pursuant to an US owner trust structure registered with the FAA, FAA counsel to the Borrower;

(g)	(if different from any of the foregoing jurisdictions) legal advisers to the Lenders in the jurisdiction of incorporation of (i) to the extent that the Substitute Aircraft is to be owned pursuant to an US owner trust structure, the Owner Trustee of the relevant Substitute Aircraft, (ii) any Intermediate Lessor in respect of the relevant Substitute Aircraft, (iii) if an Owner Share Charge or Intermediate Lessor Share Charge is to be provided as a condition to the substitution, the parent of such Owner and/or Intermediate Lessor, (iv) unless otherwise covered pursuant to any other legal opinion provided pursuant to this paragraph 8, the Owner, and (v) if an Owner Account Pledge (and, if applicable, an Owner Account Control Agreement) and/or Intermediate Lessor Account Pledge (and, if applicable, an Intermediate Lessor Account Control Agreement) is to be provided as a condition to the substitution, in the jurisdiction where the relevant Account is situated; and

(h)	counsel selected in accordance with the Standard and the form and substance of which is in accordance with the Standard and subject to customary qualifications and assumptions with respect to the laws of (i) the state of incorporation of the Portfolio Lessee, (ii) if different from the state of incorporation of the Portfolio Lessee, the State of Registration, and (iii) the state of incorporation of any Credit Support Provider in respect of the Portfolio Lease, such legal opinion to address:

(i)	the validity and enforceability under such laws of the Lease, any Sub-Lease, any lessee acknowledgment or Subordination Acknowledgment (as the case may be) against the Portfolio Lessee or Sub-Lessee, and any Credit Support Documents;

(ii)	if applicable, the recognition in the State of Registration of an IDERA designee appointment; and

(iii)	the due registration of the Substitute Aircraft on the local registry, provided that this may be confirmed by way of a post-closing opinion if the form of such post-closing opinion has been agreed between the Borrower and the Agent prior to the relevant Utilisation Date.

9.	Evidence that the process agent of each of the Obligors under each of the Substitution Documents to which it is a party has accepted its appointment.

10.	With respect to the Insurances:

(i)	a copy received from the insurers of the relevant Portfolio Lessee of a certificate in respect of each of the insurances required to be maintained pursuant to the relevant Portfolio Lease which, inter alia, names the Secured Parties as additional insureds under such liability insurances; and

(ii)	an opinion from insurance advisers to the Lenders which is satisfactory to the Agent as to the adequacy of the Insurances.

11.	Evidence that any International Interests created by the Security Documents in respect of such Substitute Aircraft, the Portfolio Lease and the Intermediate Lessor Lease Agreement have been, or will be immediately after the substitution, duly filed with the International Registry (if applicable).

12.	(Other than where such information pertains to “know your customer” requirements in respect of which Clause 6.1(i) applies) any Portfolio Lessee Information requested by the Agent in respect of the Portfolio Lessee for the Substitute Aircraft, except to the extent that disclosure of such Portfolio Lessee information would breach any law, regulation or stock exchange requirement or would contravene any confidentially obligation that the Borrower, Owner or Intermediate Lessor (as the case may be) is subject to.

13.	The Agent will have received payment of any fees payable under any Fee Letters in connection with the substitution.

14.	The Agent will have received written confirmation from the Borrower that the Portfolio Lease in respect of the Substitute Aircraft is in full force and effect, no Material Lease Event of Default has occurred and is continuing thereunder and all conditions to the commencement of such Portfolio Lease have been, or immediately after the substitution, will be satisfied, unless waived or deferred by the Borrower (or the relevant Lessor) in accordance with the Standard;

15.	If applicable, each Hedging Counterparty will have received all amounts due and payable by the Borrower under any of the Hedging Agreements in respect of the Substitute Aircraft, including any premium payments.

16.	Such other documents and/or evidence as the Agent may require in replacement of or in connection with any of the evidence referred to in Clauses 1 to 14 of this Part A of Schedule 6, as a result of any Change in Law or any change in custom or practice since the date of this Agreement, in each case in form and substance satisfactory to the Agent and provided that the Agent provides a written request to the Borrower for such additional documents by no later than five (5) Business Days before the relevant Substitution Date.

PART B

(REPLACEMENT LEASE CONDITIONS)

In respect of each Replacement Lease, pursuant to sub-clause 20.18.3, the Agent shall have received in form and substance satisfactory to it the following documents and other evidence in respect of the Aircraft:

1.	A copy of the constitutional documents of each Obligor that is a party to the Replacement Lease Documents.

2.	A copy of the resolution(s) of the board of directors of each Obligor that is a party to the Replacement Lease Documents:

(a)	approving the terms of, and the transactions contemplated by, the Replacement Lease Documents to which it is a party and resolving that it execute the Replacement Lease Documents to which it is a party;

(b)	if necessary, authorising by way of a power of attorney a specified person or persons to execute the Replacement Lease Documents to which it is a party on its behalf; and

(c)	if necessary authorising by way of a power of attorney a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Replacement Lease Documents to which it is a party.

3.	Copies of the powers of attorney referred to in paragraphs 2(b) and 2(c) above.

4.	A certificate of an authorised signatory of each Obligor that is a party to the Replacement Lease Documents certifying that each copy document relating to it specified in paragraphs 1, 2 and 3 above is correct, complete and in full force and effect as at a date no earlier than the date of entry into the Replacement Lease by the relevant Obligor and containing specimen signatures of each person authorised to execute the relevant Replacement Lease Documents and to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the relevant Replacement Lease Documents.

5.	Duly executed counterparts of the following documents (signed by each of the parties thereto other than counterparts required to be executed by a Finance Party), to the extent they have not already been received by the Agent in respect of the Aircraft and/or the relevant Obligor (the “Replacement Lease Documents”):

(a)	any swap confirmations entered into in respect of the Loan attributable to the Replacement Lease in order to comply with the Hedging Principles and the Hedging Agreements which such confirmations relate to;

(b)	the Lease Documents for the Replacement Lease;

(c)	a Deregistration Power of Attorney executed by the Portfolio Lessee for the Aircraft in favour of the Lessor and the Security Trustee provided that the receipt of such Deregistration Power of Attorney will not be a condition to the Replacement Lease to the extent that the Obligors have used reasonable commercial efforts to provide such Deregistration Power of Attorney prior to the Substitution Date; and

(d)	if it is possible to register an International Interest in respect of the Aircraft, an IDERA granted and executed by the Portfolio Lessee in favour of the Lessor, together with a certified designee appointment in favour of the Security Trustee, provided that if local counsel in the State of Registration advises that such designee appointment will not be recognised in the State of Registration, then:

(i)	the Security Trustee and the Borrower will discuss alternative arrangements to allow Lessor to delegate its rights under the irrevocable de-registration and export authorisation which will be recognised in the State of Registration, or

(ii)	if no such delegation is possible, the Agent will receive an IDERA granted and executed by the Portfolio Lessee in favour of the Security Trustee.

With respect to Aircraft in respect of which the Portfolio Lessee is American Airlines Inc., no IDERA shall be required or filed in relation to such Aircraft.

(e)	any documents required to be provided pursuant to the Security Documents in connection with the Replacement Lease, the Aircraft attributable thereto or any of the Transaction Documents entered into in connection therewith including, but not limited to, any relevant notices and acknowledgments required to be provided pursuant to the Security Documents, provided that:

(i)	if the Servicer does not intend to obtain an acknowledgement of an assignment of the Warranty Proceeds Property under the Security Documents from the relevant airframe manufacturer and/or engine manufacturer, but instead intends for the benefit of any warranties to be given to the Security Trustee by way of an Airframe Warranties Agreement and/or Engine Warranties Agreement, then the Agent will have also received a fully executed copy of the applicable agreement(s); and

(ii)	the receipt of an acknowledgement of assignment from the Portfolio Lessee in relation to the Owner Security Agreement or Intermediate Lessor Security Agreement (as applicable), will not be a condition to the substitution to the extent that the Obligors have used reasonable commercial efforts to provide such acknowledgement prior to the date of entry into the Replacement Lease).

6.	A legal opinion of counsel selected in accordance with the Standard and the form and substance of which is in accordance with the Standard and subject to customary qualifications and assumptions with respect to the laws of (i) the state of incorporation of the Portfolio Lessee, (ii) if different from the state of incorporation of the Portfolio Lessee, the State of Registration, and (iii) the state of incorporation of any Credit Support Provider in respect of the Portfolio Lease, such legal opinion to address:

(a)	the validity and enforceability under such laws of the Lease, any Sub-Lease, any lessee acknowledgment or Subordination Acknowledgment (as the case may be) against the Portfolio Lessee or Sub-Lessee, and any Credit Support Documents;

(b)	the recognition in the State of Registration of an IDERA designee appointment; and

(c)	the due registration of the Aircraft on the local registry, provided that this may be confirmed by way of a post-closing opinion if the form of such post-closing opinion has been agreed between the Borrower and the Agent prior to the relevant Utilisation Date.

7.	With respect to the Insurances:

(i)	a copy received from the insurers of the relevant replacement Portfolio Lessee of a certificate in respect of each of the insurances required to be maintained pursuant to the relevant Replacement Lease which, inter alia, names the Secured Parties as additional insureds under such liability insurances; and

(ii)	an opinion from insurance advisers to the Lenders which is satisfactory to the Agent as to the adequacy of the Insurances.

8.	Evidence that any International Interests created by the Security Documents in respect of the Aircraft, the Portfolio Lease and the Intermediate Lessor Lease Agreement have been, or will be immediately after the commencement of the Replacement Lease, duly filed with the International Registry (if applicable).

9.	The Agent will have received written confirmation from the Borrower that the Replacement Lease is in full force and effect, no Material Lease Event of Default has occurred and is continuing thereunder and all conditions to the commencement of such Replacement Lease have been or, immediately after commencement of the leasing of the Aircraft under the Replacement Lease, will be satisfied, unless waived or deferred by the Borrower (or the relevant Lessor) in accordance with the Standard;

10.	(Other than where such information pertains to “know your customer” requirements in respect of which Clause 20.18.3(g) applies) the Agent will have received from the Borrower any Portfolio Lessee Information requested in respect of the Portfolio Lessee under the Replacement Lease, except to the extent that disclosure of such Portfolio Lessee information would breach any law, regulation or stock exchange requirement or would contravene any confidentially obligation that the Borrower, Owner or Intermediate Lessor (as the case may be) is subject to.

11.	If applicable, each Hedging Counterparty will have received all amounts due and payable by the Borrower under any of the Hedging Agreements in respect of the Aircraft, including any premium payments.

12.

Such other documents and/or evidence as the Agent may require in replacement of or in connection with any of the evidence referred to in Clauses 1 to 10 of this Part B of Schedule 6, as a result of any Change in Law or any change in custom or practice since the date of this Agreement, in each case in form and substance satisfactory to the Agent and provided that the Agent provides a written request to the Borrower for such additional documents by no later than five (5) Business Days before the date that the Replacement Lease is entered into.

provided that if, pursuant to the Replacement Lease, it is necessary to change the ownership and/or leasing structure with respect to the Aircraft, then such Replacement Lease will be subject to the conditions set out in Part A of this Schedule 6, except that references therein to “Substitution Documents” and “Substitute Aircraft” will be construed as references to “those documents required to be provided in accordance with this Schedule 6 in respect of the Replacement Lease” and “the Aircraft”.

SCHEDULE 7

CHANGES TO THE LENDERS

PART A

1.	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of three thousand dollars ($3,000).

2.	Limitation of responsibility of Existing Lenders

2.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

2.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, Lease Documents or any other documents;

2.1.2	the financial condition of any Obligor;

2.1.3	the performance and observance by any Obligor of its obligations under the Transaction Documents, Lease Documents or any other documents; or

2.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document, Lease Documents or any other document,

and any representations or warranties implied by law are excluded.

2.2	Each New Lender confirms to the Existing Lender and the other Finance Parties:

2.2.1	whether it is a Qualifying Lender;

2.2.2	that it has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

2.2.3	that it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Transaction Documents or any Commitment is in force.

2.3	Nothing in any Transaction Document obliges an Existing Lender to:

2.3.1	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under Clause 22 (Changes to the Lenders) of the Facility Agreement; or

2.3.2	support any Losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

3.	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Assignment Agreement (as applicable), send to the Borrower a copy of that Transfer Certificate or Assignment Agreement (as applicable).

4.	Disclosure of information

Subject to the confidentiality undertakings assumed by each Lender pursuant to sub-clause 21.1.2 of the Proceeds Deed, any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor and the Transaction Documents and Lease Documents as that Lender shall consider appropriate if, in relation to paragraph (a) and (b) above, the person to whom the information is to be given has entered into a confidentiality undertaking.

5.	Procedure for Assignment

5.1	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) of the Facility Agreement, an assignment is effected in accordance with paragraph 5.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph 5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

5.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon (i) its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender, and (ii) its having received an administrative questionnaire in the form set out in Schedule 17 (Administrative Questionnaire) duly completed by the New Lender, together with the forms referred to therein duly completed by the New Lender.

5.3	On the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender the rights under the Transaction Documents expressed to be the subject of the assignment in the Assignment Agreement;

(b)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement;

(c)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations; and

(d)	the benefit of each Security Document shall be maintained in favour of the New Lender.

6.	Procedure for Transfer

6.1	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) of the Facility Agreement, a transfer is effected in accordance with paragraph 6.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph 6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

6.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon (i) its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender, and (ii) its having received an administrative questionnaire in the form set out in Schedule 17 (Administrative Questionnaire) duly completed by the New Lender, together with the forms referred to therein duly completed by the New Lender.

6.3	On the Transfer Date:

5.3.1	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Transaction Documents each Obligor and the Existing Lender shall be released from further obligations towards one another under the Transaction Documents and their respective rights against one another under the Transaction Documents shall be cancelled (being the “Discharged Rights and Obligations”);

5.3.2	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

5.3.3

the Agent, the Joint Lead Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New

Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Transaction Documents;

5.3.4	The benefit of each Security Document shall be maintained in favour of the New Lender; and

5.3.5	the New Lender shall become a Party as a “Lender”.

7.	Proceeds Deed

Contemporaneously with the execution and delivery of any Transfer Certificate or Assignment Agreement (as applicable), the New Lender shall execute and deliver to the Security Trustee and the Guarantor a Proceeds Deed Accession Undertaking in accordance with the terms of the Proceeds Deed.

PART B

FORM OF TRANSFER CERTIFICATE

To:	[—] as Agent

Avolon Aerospace (Funding 4) Limited as Borrower

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[—]

Facility Agreement dated [—] 2014 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to paragraph 6 (Procedure for Transfer) of Schedule 7 (Changes to the Lenders) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule hereto (the “Schedule”) in accordance with paragraph 6 (Procedure for Transfer) of Schedule 7 (Changes to the Lenders) of the Facility Agreement.

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28 (Notices) of the Facility Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph 2 (Limitation of responsibility of Existing Lenders) of Schedule 7 (Changes to the Lenders) of the Facility Agreement.

4.	The benefit of each Security Document shall be maintained in favour of the New Lender, without prejudice to sub-paragraph 2.1 (Limitation of responsibility of Existing Lenders) of Schedule 7 (Changes to the Lenders) of the Facility Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details of Existing Lender’s Commitment and/or participation in respect of each Loan]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[EXISTING LENDER]		[NEW LENDER]

By:		By:
	Title:		Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [—].

[[—]]

By:
Title:

PART C

FORM OF ASSIGNMENT AGREEMENT

To:	[—] as Agent

Avolon Aerospace (Funding 4) Limited as Borrower

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[—]

Facility Agreement dated [—] 2014 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Assignment Agreement. Terms defined in the Facility Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to paragraph 5 (Procedure for Assignment) of Schedule 7 (Changes to the Lenders) of the Facility Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Transaction Documents which relate to that portion of the Existing Lender’s Commitment, referred to in the schedule hereto (the “Schedule”) in accordance with paragraph 5 (Procedure for Transfer) of Schedule 7 (Changes to the Lenders) of the Facility Agreement.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [—].

4.	On the Transfer Date the New Lender becomes Party to the Transaction Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28 (Notices) of the Facility Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph 2 (Limitation of responsibility of Existing Lenders) of Schedule 7 (Changes to the Lenders) of the Facility Agreement.

7.	The benefit of each Security Document shall be maintained in favour of the New Lender, without prejudice to sub-paragraph 2.1 (Limitation of responsibility of Existing Lenders) of Schedule 7 (Changes to the Lenders) of the Facility Agreement.

8.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with paragraph 3 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of Schedule 7 (Changes to the Lenders), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

10.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details of rights to be assigned and obligations to be released and undertaken]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[EXISTING LENDER]		[NEW LENDER]

By:		By:
	Title:		Title:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [—].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[[—]]

By:
Title:

SCHEDULE 8

THE FINANCE PARTIES

1.	ROLE OF THE AGENT AND OTHERS

1.1	Appointment of the Agent

(a)	Each of the Lenders and the Joint Lead Arrangers appoints the Agent to act as its agent under and in connection with the Transaction Documents.

(b)	Each of the Lenders and the Joint Lead Arrangers authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Transaction Documents together with any other incidental rights, powers, authorities and discretions.

1.2	Instructions

(a)	The Agent shall:

(i)	notwithstanding anything to the contrary in a Transaction Document, but except insofar as any determination by the Agent is for the purposes of enabling it to protect its own interests or receive sums for its own account, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Transaction Document stipulates the matter is an all Lender decision;

(B)	the Majority Fixed Rate Lenders if the relevant Transaction Document stipulates the matter is a Majority Fixed Rate Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above.

(b)	Notwithstanding anything to the contrary in the Transaction Documents where in this Agreement or in any other Transaction Document (i) the Agent is referred to as acting “reasonably” or in a “reasonable” manner or in coming to an opinion or determination that is “reasonable”, (ii) the Agent’s consent is required “not to be unreasonably withheld or delayed” or (iii) any item or evidence is required to be to the Agent’s “satisfaction” or “satisfactory” to the Agent (or any similar or analogous wording is used) this shall mean the Agent acting, or coming to an opinion or determination pursuant to the provisions of paragraph (a)(i) above and that the Agent shall be under no obligation to determine the reasonableness of such instructions (or, as applicable, whether such instructions are satisfactory) or whether in giving such instructions the Lenders (or, if appropriate, the Majority Fixed Rate Lenders or the Majority Lenders) are acting in a reasonable or satisfactory manner.

(c)	The Parties to this Agreement acknowledge and agree that notwithstanding anything to the contrary in any Transaction Document the Security Trustee (i) has agreed to become a party to this Agreement for the better preservation and enforcement of its rights and, except as expressly provided in this Agreement and only to the extent that such provision is not inconsistent with its liabilities or obligations hereunder as Security Trustee or Representative, the Security Trustee shall not assume any liabilities or obligations hereunder, including for the avoidance of doubt, by virtue of being a “Finance Party”, “Secured Party”, “Indemnitee”, “Related Indemnitee” or “Party” and (ii) is entitled to all the protections contained in, and on the terms set out in the Proceeds Deed.

(d)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Transaction Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(e)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Transaction Document and unless a contrary indication appears in a Transaction Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Trustee.

(f)	Notwithstanding anything to the contrary in a Transaction Document, the Agent may refrain from acting in accordance with the instructions of the Lenders (or, if appropriate, the Majority Lenders or Majority Fixed Rate Lenders) or otherwise in accordance with paragraph (a) of this Clause 1.2 until it has received such security as it may require for any Loss (together with any associated VAT) which it may incur in complying with the instructions.

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Transaction Document. This paragraph (g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Documents or enforcement of the Transaction Documents.

(h)	If the Agent is requested to act by the Majority Lenders (or, if appropriate, the Lenders or Majority Fixed Rate Lenders) on instructions or directions delivered by fax, email or other unsecured method of communication, the Agent shall have:

(i)	no duty or obligation to verify or confirm that the person who sent such instruction or directions is, in fact a person authorised to give instructions or directions on behalf of the Majority Lenders (or, if appropriate, the Lenders or Majority Fixed Rate Lenders); and

(ii)	no liability for any losses, liabilities, costs or expenses incurred or sustained by the Majority Lenders (or, if appropriate, the Lenders or Majority Fixed Rate Lenders), as a result of such reliance upon compliance with such instructions or directions.

(i)	In acting or refraining from acting in accordance with the provisions of this Clause 1.2, the Agent shall assume that:

(i)	any instructions received by it from the Majority Lenders (or if appropriate, the Lenders or Majority Fixed Rate Lenders) are duly given by or on behalf of the Majority Lenders (or, if appropriate, the Lenders or Majority Fixed Rate Lenders) in accordance with the terms of the Transaction Documents; and

(ii)	unless it has received actual written notice of revocation, that any instructions or directions given by the Majority Lenders (or, if appropriate, the Lenders or Majority Fixed Rate Lenders) have not been revoked and no revocation of any such instructions by the Majority Lenders (or, if appropriate, the Lenders or Majority Fixed Rate Lenders) shall affect any action taken by the Agent in reliance upon such instruction or direction prior to actual receipt of the notice of revocation.

1.3	Duties of the Agent

(a)	The Agent’s duties under the Transaction Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 3 (Copy of Transfer Certificate to Borrower) of Schedule 7 (Changes to the Lenders) of the Facility Agreement, paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Transaction Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, validity, efficacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to any Transaction Document, describing a Relevant Event and stating that the circumstance described is a Relevant Event, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties and obligations and responsibilities expressly specified in this Agreement or in the Transaction Documents to which the Agent is expressed to be a party (and no others shall be implied).

1.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Joint Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Joint Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

1.5	Business with the Group

Any Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

1.6	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, communication, certificate, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement or certificate made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify, without liability for acting or refraining from acting in reliance of such representation, communication, certificate, notice or document or statement as the case may be.

(b)	The Agent may assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Transaction Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	The Agent may rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (i) above, may assume the truth and accuracy of that certificate.

(d)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisors, surveyors or other professional advisors or experts and will not be liable for acting or refraining from acting on such advice.

(e)	Without prejudice to the generality of paragraph (d) above or (f) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(f)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Agent may act in relation to the Transaction Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful default.

(h)	Unless a Transaction Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Transaction Documents.

(i)	Notwithstanding any other provision of any Transaction Document to the contrary, neither the Agent nor the Joint Lead Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of (i) the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 11.2 (Market Disruption) of the Facility Agreement, or (ii) the rate notified to the Agent by any Reference Bank or the identity of any such Reference Bank for the purpose of the calculation of LIBOR.

1.7	Responsibility for documentation

None of the Agent nor any Joint Lead Arranger shall be responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Transaction Document or any Lease Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any Lease Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document or any Lease Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

1.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Relevant Event, Relevant Default or Servicer Termination Event has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Transaction Document or any Lease Document; or

(c)	whether any other event specified in any Transaction Document or any Lease Document has occurred.

1.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Transaction Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document, unless directly caused by its fraud, gross negligence or wilful default;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document; or

(iii)	without prejudice to the generality of sub-paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) of the Facility Agreement and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Transaction Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Joint Lead Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Transaction Documents might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Joint Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Joint Lead Arrangers.

(e)	Notwithstanding any provision of this Agreement to the contrary, the Agent shall not in any event be liable for special damages, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not the Agent has been advised of the possibility of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, breach of contract or otherwise.

1.10	Lenders’ indemnity to the Agent

Each Lender shall

If any Obligor fails to perform any of its obligations under the Transaction Documents to indemnify the Agent, each Lender shall (in proportion to its participation in the relevant Loan or, if the relevant Loan has not then been made, to its share of the Total Commitments (or if the Total Commitments are zero, immediately prior to them being reduced to zero)) indemnify the Agent within three (3) Business Days of demand against any Losses incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful default) as a result of that failure to perform and each Obligor shall indemnify each of the Lenders against any payment made by it under this Clause 1.10.

1.11	Resignation of the Agent

(a)	The Agent may resign by giving 30 days notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower and having discussed any concerns of the Borrower in respect of the identity of the successor Agent) may appoint a successor Agent.

(b)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (a) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower and having discussed any concerns of the Borrower in respect of the identity of the successor Agent) at the cost of the Borrower may appoint a successor Agent. The Agent is not bound to supervise or be responsible in any way for any loss incurred by reason of misconduct or default on the part of the successor Agent.

(c)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (b) above, the Agent may after consulting with the Borrower (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a Party to this Agreement as Agent) agree (subject to the provisions of the Facility Agreement) with the proposed successor Agent amendments to this Clause 1 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the current market practice for the appointment and protection of corporate trustees.

(d)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Transaction Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor and the Borrower shall pay all fees and expenses then due and owing to the resigning Agent prior to the effectiveness of its resignation.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Transaction Documents but shall remain entitled to the benefit of this Clause 1 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Agent shall resign in accordance with paragraph (a) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor

Agent pursuant to paragraph (b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Transaction Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.1 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.1 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Lender, by notice to the Agent, requires it to resign.

1.12	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Transaction Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from such date, the retiring Agent shall be discharged from any further obligation in respect of the Transaction Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of this Clause 1 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

1.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Transaction Document to the contrary, the Agent is not obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information,

if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

1.14	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Transaction Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Transaction Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Trustee may specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Transaction Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 18.5 (Electronic communication) of the Proceeds Deed) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of clause 18.2 (Addresses) of the Proceeds Deed and clause 18.5 (Electronic communication) of the Proceeds Deed and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

1.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document or Lease Document, each Lender confirms to the Agent and the Joint Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor, the Aircraft and any Portfolio Lessee;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any Lease Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or any Lease Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document or any Lease Document or the transactions contemplated by the Transaction Documents or any Lease Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or any Lease Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document or any Lease Document, the transactions contemplated by the Transaction Documents or any Lease Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or any Lease Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Security Documents or the existence of any Security affecting the Collateral.

1.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Transaction Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Transaction Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Transaction Documents that Party shall be regarded as having received any amount so deducted.

1.17	Miscellaneous

(a)	The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities,

pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this agreement agree that it will provide to the Agent such information as it may request, from time to time, in order for the Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

(b)	Any corporation into which the Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Agent, shall be the successor of the Agent hereunder; provided that such corporation shall be otherwise eligible under this Clause to act as a successor Agent, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In the event that the Agent is required to acquire title to an asset, or take any managerial action of any kind in regard thereto, in order to perform any obligation under any Transaction Document, which in the Agent’s sole determination may cause the Agent to incur potential liability under any environmental law, the Agent reserves the right, instead of taking such action, to resign as the Agent.

1.18	Role of the Joint Lead Arrangers

Except as specifically provided in the Transaction Documents, the Joint Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Transaction Document

2.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

3.	SHARING AMONG THE FINANCE PARTIES

3.1	Payments to Finance Parties

If a Finance Party (other than the Agent or the Security Trustee) (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 25 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Transaction Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 25 (Payment Mechanics) without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 8.12 (Partial Payments) of the Proceeds Deed.

3.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with clause 8.12 (Partial payments) of the Proceeds Deed towards the obligations of that Obligor to the Sharing Finance Parties.

3.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 3.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

3.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

3.5	Exceptions

(a)	This Clause 3 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

4.	FEES

No Finance Party shall be obliged to disclose to any other Party the contents of the Fee Letters.

SCHEDULE 9

TIMETABLES

Clause	Action	Time
9.2.1(a)	Delivery of Fixed Rate Notice before any Utilisation	U-5, 1:00 pm

9.2.1(b)	Delivery of Fixed Rate Notice before any Substitution	U-3, 1:00 pm

9.2.1(c)	Delivery of Fixed Rate Notice before the date of commencement of the leasing of any Aircraft under a Replacement Lease	U-3, 1:00 pm

9.2.1(d)	Delivery of Fixed Rate Notice before “Basic Rent” (howsoever defined under the relevant Portfolio Lease) is to be fixed under any Portfolio Lease	Z

5.1	Delivery of duly completed Utilisation Request	U-3, 4:00 pm

5.8.3	Agent notifies the Lenders of amount of Loan to be advanced and participation of each Lender	U-2, 9:30 am

9.3.1	The relevant Lenders provide a quotation for the “fixed rate” to the Agent	U-2, 10:00 am

9.3.2	Agent communicates the quoted “fixed rate” to the Borrower who will immediately accept or reject it	U-2, 10:30 am

11.1	Time by which Reference Banks must have supplied a LIBOR quotation on the Quotation Date	Quotation Date, 12:00pm

“U”	=	As applicable, the proposed Utilisation Date, Substitution Date, date of commencement of the leasing of the relevant Aircraft pursuant to a Replacement Lease or date on which the “Basic Rent” (howsoever defined under the relevant Portfolio Lease) is to be fixed

“U-X”	=	X Business Days prior to the proposed Utilisation Date, Substitution Date, date of commencement of the leasing of the relevant Aircraft pursuant to a Replacement Lease or date on which the “Basic Rent” (howsoever defined under the relevant Portfolio Lease) is to be fixed

“Z”	=	The date on which the relevant Portfolio Lessee exercises its right to elect to fix the “Basic Rent” under such Portfolio Lease.

SCHEDULE 10

FORM OF PORTFOLIO REPORT

PORTFOLIO REPORT

[—], for and on behalf of itself and the Lenders (the “Agent”)

[insert address]

[insert date]

Dear Sirs

Facility Agreement dated [—] (the “Facility Agreement”) between, among others, [—] (the “Borrower”), the Agent, [—] as Security Trustee and the financial institutions named therein as lenders

We refer to the:

(a)	Facility Agreement; and

(b)	proceeds deed dated [—] 2014 between, among others, the Borrower, the Agent, the Security Trustee and the Lenders (the “Proceeds Deed”).

Capitalised words and expressions used in this Portfolio Report shall have the same meaning given to them in the master definitions schedule appended to the Proceeds Deed, unless the context otherwise requires.

This is a “Portfolio Report” required to be delivered to the Agent and the Lenders pursuant to Clause [—] of the Facility Agreement for the period ending on [insert relevant Quarter Date] (for the purposes of this Portfolio Report, the “Relevant Quarter Period”).

1.	Portfolio Leases

1.1	Attached hereto as Exhibit A is a summary of:

1.1.1	all rental payments received in respect of each Portfolio Lease by the relevant Lessor (excluding any amounts representing Maintenance Reserve Payments and Security Deposit Payments or any tax gross-ups or indemnities (howsoever described)) (for the purposes of this Portfolio Report, and in respect of each Portfolio Lease, “Rental Payments”) in respect of the Relevant Quarter Period;

1.1.2	in respect of each Portfolio Lease, the total aggregate amount of all Maintenance Reserve Payments, received in respect of such Portfolio Lease, less the total aggregate amount of all reimbursements made from the Maintenance Reserve Payments pursuant to the terms of such Portfolio Lease (for the purposes of this Portfolio Report, and in respect of each Portfolio Lease, the “Maintenance Reserve Balance”), sub-divided into separate amounts for each maintenance reserve task (howsoever described) as detailed in each Portfolio Lease (for example, airframe checks, engine performance restoration, engine life limited parts reserves, landing gear overhaul, APU performance restoration), as at the date of this Portfolio Report;

1.1.3	in respect of each Portfolio Lease, the total aggregate amount of all Security Deposit Payments received in respect of such Portfolio Lease, less the total aggregate amount of (a) all withdrawals made by the relevant Lessor from such Security Deposit Payments pursuant to the terms of the Portfolio Lease and (b) any reimbursements made to the relevant Portfolio Lessee pursuant to the terms of such Portfolio Lease (for the purposes of this Portfolio Report, and in respect of each Portfolio Lease the “Security Deposit Balance”), as at the date of this Portfolio Report.

2.	Portfolio Leases

2.1	Save as disclosed in Exhibit B, there has been no Material Lease Event of Default under any of the Portfolio Leases.

2.2	Save as disclosed in Exhibit C, no Lessor has been notified by the Portfolio Lessee of any damage in excess of the “material damage notification threshold” (howsoever described) in the Portfolio Lease for any Aircraft.

3.	Insurances

Save as disclosed in Exhibit D, the Insurances in respect of each Aircraft and the relevant Portfolio Lease are in full force and effect and comply in all respects with the requirements set out in the Transaction Documents.

4.	Concentration Limits

Save as disclosed in Exhibit E, there is not currently any breach of the Concentration Limit Requirements.

5.	Certificate

The signatory to this Portfolio Report hereby certify that to the best of his or her knowledge and belief, having made all necessary enquiries, the information and calculations set out in this Portfolio Report (and its Exhibits) are true, complete and correct as at the date of this Portfolio Report.

Yours faithfully

For and on behalf of

AVOLON AEROSPACE (FUNDING 4) LIMITED

as Borrower

By:
Name:
Title: [Director]

EXHIBIT A

(to the Portfolio Report)

Portfolio Lease Payment Report

In respect of each Portfolio Lease,

One (1) [—] Aircraft with MSN [—] on lease to [—]

Rental Payments	$ [—]

Maintenance Reserve Balance:

[insert subcategory of maintenance reserves per Portfolio Lease for each maintenance reserve task]	$ [—]

[insert subcategory of maintenance reserves per Portfolio Lease for each maintenance reserve task]	$ [—]

[insert subcategory of maintenance reserves per Portfolio Lease for each maintenance reserve task]	$ [—]

Maintenance Reserve Balance Total:	$ [—]

Security Deposit Balance	$ [—]

Security Deposit Letters of Credit Balance	$ [—]

Maintenance Reserves Letters of Credit Balance	$ [—]

EXHIBIT B

(to the Portfolio Report)

Material Lease Event of Default

[NIL or to disclose in this Exhibit B]

EXHIBIT C

(to the Portfolio Report)

Aircraft damage above the Portfolio Lease damage notification threshold

[NIL or to disclose in this Exhibit C]

EXHIBIT D

(to the Portfolio Report)

Insurances

[NIL or to disclose in this Exhibit D]

EXHIBIT E

(to the Portfolio Report)

Concentration Limit Requirements

[NIL or to disclose in this Exhibit E]

SCHEDULE 11

PERMITTED AIRLINES

PART I

Aegean Airlines	Austrian	Garuda

Aer Lingus	Avianca Taca	Garuda Citilink

Aeroflot Russian Airlines	Azul	Germanwings

Aeromexico	Bangkok Airways	GOL Linhas Aereas

Aigle Azur	British Airways	Hainan Airlines

Air Algerie	Brussels Airlines	Hong Kong Airlines

Air Arabia	Cathay Pacific	Iberia

Air Asia	Cebu Pacific	Icelandair

Air Astana	China Airlines	IndiGo Airlines

Air Baltic	China Eastern Airlines	Japan Airlines International

Air Canada	China Southern Airlines	Jet Airways

Air China	Comair	JetBlue Airways

Air France	COPA Airlines	Jetstar

Air India (with Government Guarantee)	Delta Air Lines	Kenya

Air Macau	Dragonair	KLM Royal Dutch Airlines

Air Mauritius	easyJet	Korean Air

Air New Zealand	El Al	Kuwait Airways (with Government Guarantee)

airberlin	Emirates	LATAM Airlines

Alaska Airlines	Ethiopian Airlines	Lion Air

Allegiant	Etihad Airways	Lufthansa

American Airlines	EVA Air	Luxair Luxembourg Airlines

ANA – All Nippon Airways	Finnair	Malaysia Airlines

Asiana Airlines	Fly Dubai	Monarch Airlines

Nok Air	Sun Express

Norwegian	Swiss

Oman Air (with Government Guarantee)	TAM Linhas Aereas

PAL	TAP Portugal

Pegasus Airlines	Thai AirAsia

Qantas	Thai Airways

Qatar Airways	Thomas Cook Airlines

Royal Air Maroc	Thomson Airways

Royal Brunei Airlines	Tiger Airways

Royal Jordanian	Transavia Airlines

Ryanair	Transavia France

S7	TUI Group

Saudi Arabian Airlines	Turkish Airlines (THY)

Shandong Airlines	United Airlines

Shanghai Airlines	US Airways

Shenzhen Airlines	Vietnam Airlines

Sichuan Airlines	Virgin America

SilkAir	Virgin Atlantic (subject to 1 widebody limit)

Singapore Airlines	Virgin Australia

South African Airways	Volaris

Southwest Airlines	VRG Linhas Aéreas S.A.

SpiceJet	Vueling

Spirit Airlines	WestJet

Spring Airlines	Wizz Air

SriLankan Airlines (with Government Guarantee)	Xiamen Airlines

PART II

Adria Airways	Jazeera Airways	Spring Japan

Air India (without Government Guarantee)	Juneyao Airlines	SriLankan Airlines (with Government Guarantee)

Alitalia Group	Jazeera Airways	Tunisair

Avianca Brasil / Oceanair		Vietjet

Atlasjet	Kuwait Airways (without Government Guarantee)	Viva Aerobus

Dobrolet (if no Acceptable Guarantee from Aeroflot)	Niki

Freebird Airlines	Oman Air (without Government Guarantee)

Frontier[6]	Peach Airlines[7]

GO Air	SAS

Interjet	Skymark

[6]	Note: If the Agent provides its prior written consent, based on further credit analysis of the airline or for any other reason, Frontier may become a Part I Airline
[7]	Note: If the Agent provides its prior written consent, based on further credit analysis of the airline or for any other reason, Peach Airlines may become a Part I Airline

SCHEDULE 12

CONCENTRATION LIMIT REQUIREMENTS

In the event that any of the requirements set out in the column entitled “Concentration Limit Requirement” are not complied with such shall constitute a breach of the Concentration Limit Requirements as set out in this Schedule 12.

No.	Description		Concentration Limit Requirement
1.	Permitted Wide-body Aircraft Limits:	(a)	At any time only two (2) Aircraft may be Permitted Wide-body Aircraft.

		(b)	Of the two (2) Aircraft which are permitted to be Permitted Wide-body Aircraft pursuant to row 1(a) above, such Aircraft must be leased pursuant to Portfolio Leases with separate Portfolio Lessees and must not be leased to the same Portfolio Lessee.

2.	Largest Portfolio Lessee Concentration		Not more than 35 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to one Portfolio Lessee.

3.	Three Largest Portfolio Lessees Concentration		At any time, not more than 60 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to three or fewer Portfolio Lessees.

4.	Developed European Jurisdictions		Not more than 50 per cent. of the aggregate outstanding amount of Loans and Total Commitments relate to Aircraft which are leased to Portfolio Lessees incorporated in jurisdictions in Developed European Jurisdictions.

5.	Developed North American Jurisdictions		Not more than 50 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated in jurisdictions in Developed North American Jurisdictions.

6.	Developed Asian/Pacific Jurisdictions		Not more than 50 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated in jurisdictions in Developed Asian/Pacific Jurisdictions.

7.	Emerging CIS and European Jurisdictions	Not more than 35 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated in jurisdictions in Emerging CIS and European Jurisdictions.

8.	Emerging African and Middle Eastern Jurisdictions	Not more than 40 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated in jurisdictions in Emerging African and Middle Eastern Jurisdictions.

9.	Emerging South and Central American Jurisdictions	Not more than 35 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated in South and Central American Jurisdictions.

10.	Emerging Asian/Pacific Jurisdictions	Not more than 45 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated in Emerging Asian/Pacific Jurisdictions.

11.	Undesignated Jurisdictions	Not more than 10 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated or which have States of Registrations in jurisdictions which are not jurisdictions located in any of the jurisdictions in rows 4 to 10 above.

12.	Republic of India	Not more than 10 per cent. of the aggregate outstanding amount of Loans and Total Commitments may relate to Aircraft which are leased to Portfolio Lessees incorporated or which have States of Registrations in the Republic of India.

13.	A319/A319 NEO	At any time only two (2) Aircraft may be Airbus A319 and Airbus A319 NEO aircraft.

14.	A321/A321 NEO	At any time only three (3) Aircraft may be Airbus A321 and Airbus A321 NEO aircraft.

15.	A319/A321/A319 NEO/A321 NEO	At any time only four (4) Aircraft may be Airbus A319, Airbus A321, Airbus A319 NEO and Airbus A321 NEO aircraft.

16.	737-900 MAX	At any time only one (1) Aircraft may be a Boeing 737-900 MAX aircraft.

17.	Specific Airline Limits	At any time only one (1) Aircraft (being a Permitted Widebody Aircraft) may be leased pursuant to a Portfolio Lease to Virgin Atlantic Airways

18.	Guaranteed Portfolio Leases	At any time the aggregate amount of principal outstanding in respect of Loans relating to Aircraft the subject of Guaranteed Portfolio Leases shall not exceed 33% of the aggregate amount of the Loans outstanding and Total Commitments at such time.

For the purposes of this Schedule 12:

(a)	The designations of Developed Markets Jurisdictions and Emerging Markets Jurisdictions and Undesignated Jurisdictions are as set out below:

Developed Markets

Region	Countries
Developed European Jurisdictions	EU member states as at the date of this Agreement (but excluding Latvia, Estonia, Romania, Bulgaria and Lithuania) and Norway, Switzerland and Iceland

Developed North American Jurisdictions	Canada, USA

Developed Asian /Pacific Jurisdictions	Australia, Hong Kong, Indonesia, Japan, Malaysia, New Zealand, People’s Republic of China, Singapore, South Korea, Taiwan

Emerging Markets

Region	Countries
Emerging Asian/Pacific Jurisdictions	India, Philippines, Thailand, Sri Lanka, Vietnam and Brunei

Emerging CIS and European Jurisdictions	Russia and Ukraine

Emerging African and Middle Eastern Jurisdictions:	UAE, Qatar, Oman, Turkey, Kuwait, Egypt, Kenya, Israel, Morocco, South Africa, Bahrain, Ethiopia and Tunisia

Emerging South and Central American Jurisdictions:	Brazil, Chile, Colombia, Mexico, Peru, Panama, El Salvador

Undesignated Jurisdictions

Undesignated Jurisdiction	Any jurisdiction that is not a Developed European Jurisdiction, Developed North American Jurisdiction, Developed Asian/Pacific Jurisdiction, Emerging CIS and European Jurisdiction, Emerging African and Middle Eastern Jurisdiction, Emerging South and Central American Jurisdiction or Emerging Asian/Pacific Jurisdiction.

b)	an Aircraft means, at the relevant time, an Aircraft in respect of which a Utilisation has been advanced pursuant to this Agreement; and

c)	for the purposes of the Concentration Limit Requirements numbered 1, 2 and 3 above, a reference to a Portfolio Lessee will include a reference to any Affiliates of such Portfolio Lessee.

SCHEDULE 13

CORE LEASE PROVISIONS

1.	PORTFOLIO LESSEE OR SUB-LESSEE

As at the time of entering into a Portfolio Lease or any Sub-Lease, delivery of the Aircraft thereunder and, if different, the date on which the Aircraft becomes an “Aircraft” for the purposes of this Agreement, the Portfolio Lessee or, if the Aircraft is operated by a Sub-Lessee, the relevant Sub-Lessee, shall be a person:

1.1	holding all relevant certificates and consents for the operation of the Aircraft and duly licensed to carry passengers under the law applicable to such air carrier;

1.2	whose state of incorporation or principal place of business is not a Prohibited Country; and

1.3	which is not, to the Lessor’s knowledge having made reasonable enquiry, insolvent nor otherwise subject to any procedures, orders or other measures with respect to bankruptcy, insolvency, protection of creditors, administration, examinership, receivership or reorganisation,

(an “Eligible Carrier”).

2.	LEASE TERMS

The Portfolio Lease shall not contain provisions that would conflict with the obligations of any Obligor or Owner Trustee or the rights of the Finance Parties under the Transaction Documents and shall contain the following core lease provisions:

2.1	Representations and Warranties, etc.: representations and warranties (and, to the extent necessary in the Lessor’s view, taking into account the Standard, a legal opinion or such other comfort acceptable to the Lessor) as to the due execution of such Portfolio Lease by the related Portfolio Lessee and the validity of such Portfolio Lessee’s obligations thereunder, due authorisation of such Portfolio Lease and procurement of relevant licenses and permits in connection therewith, and the Portfolio Lessee’s corporate standing and legal status;

2.2	Sub-leasing: permission to sub-lease only if the primary Portfolio Lessee thereunder remains obligated to make payments on such primary Portfolio Lease;

2.3	Permitted Liens: provisions requiring the Portfolio Lessee not to create any encumbrance in respect of the Aircraft, except for exceptions thereto consistent with the Standard;

2.4	No Right to Sell: the Portfolio Lease shall not permit a Portfolio Lessee to sell the Aircraft;

2.5	Events of Loss: provisions stipulating that the Portfolio Lease will terminate following the agreed value payment in the event of a total loss of the Aircraft (other than with respect to an Engine where the Airframe has not suffered a total loss);

2.6	Return of Aircraft: provisions for redelivery of the Aircraft, including, if applicable, replacement engines and parts, on expiry or termination of the Portfolio Lease, specifying the required return condition and any obligation upon the Portfolio Lessee to remedy or compensate the Lessor, directly or indirectly, for any material deviations from such return condition, in each case considering the other terms of the relevant lease and to the extent consistent with the Standard;

2.7	Termination Events: provisions setting forth the conditions under which the Lessor may terminate a Portfolio Lease and repossess the Aircraft, at any time whilst an event of default thereunder has occurred and is continuing, after the expiration of any agreed grace period or remedy period, in each case consistent with the Standard (including, without limitation, non-payment of rent and failure to maintain Insurances);

2.8	Assignment: provisions prohibiting the assignment by the Portfolio Lessee of any benefits or obligations under the Portfolio Lease to any person, subject to exceptions consistent with the Standard;

2.9	Disclaimer of Conditions or Warranty: provisions acknowledging that when the Portfolio Lessee gives formal notice of acceptance of the Aircraft, it takes delivery of the Aircraft with no condition, warranty or representation of any kind having been given by or on behalf of the Lessor in respect of the Aircraft, except as to matters expressly set forth in the Portfolio Lease or in any delivery document;

2.10	Net Lease: provisions stating the Portfolio Lessee’s obligation to make rental payments is absolute and unconditional under any and all circumstances and regardless of other events or similar provisions subject to exceptions consistent with the Standard;

2.11	Ownership: provisions consistent with the Standard requiring the Portfolio Lessee to maintain and protect the Lessor’s and Owner’s ownership interest, and not to take any action which might reasonably be expected to jeopardise any such interests; and, in particular, if the State of Registration or Portfolio Lessee’s State of Incorporation is a state where the Cape Town Convention is in force at the time of entering into such Portfolio Lease, the Portfolio Lessee shall agree with the Lessor to co-operate with respect to the related Cape Town Convention registrations (except with respect to Aircraft in respect of which the Portfolio Lessee is American Airlines Inc., no IDERA will be filed in relation to such Aircraft;

2.12	Right of Inspection: provisions providing right of the Lessor (and/or its representatives) to inspect the Aircraft;

2.13	Maintenance: provisions consistent with the Standard requiring maintenance of the Aircraft to be in accordance with the recommended maintenance procedures of the Airframe manufacturer and the Engine manufacturer and in such condition that the Aircraft will have a valid airworthiness certificate and comply with applicable law of the relevant jurisdictions;

2.14	Use and Operation: provisions consistent with the Standard requiring that the Aircraft shall not be used or operated in violation of applicable law or in violation of any certificate, consent, authorisation, licence or approval issued by any aviation authority or any other government entity having jurisdiction over the operation of the Aircraft or in a place excluded from insurance coverage.

2.15	Payments: provisions stating that payments are to be made by the Portfolio Lessee without set off, counterclaim, withholding or any similar deduction, in each case with exceptions consistent with the Standard.

2.16	Indemnity: provisions requiring the Portfolio Lessee to indemnify the Finance Parties and any Obligors that are a party to the Portfolio Lease or are a party to any Intermediate Lessor Lease Agreement or have any ownership interest in the Aircraft, and their respective directors, officers and employees from and against all liabilities incurred as a result of the use or operation of the Aircraft, such indemnity to be on terms and subject to exceptions consistent with the Standard.

2.17	Insurances: provisions requiring the Portfolio Lessee to cause to be effected and maintained at all times in full force and effect insurances and, if applicable, reinsurances (to include aircraft hull and ground and flight insurance on an agreed value basis and in a dollar amount and war risk and allied peril insurance coverage (consistent with LSW555D)) consistent with AVN67B (or any successor or equivalent form of endorsement from time to time) and to:

(a)	procure that the Aircraft is insured at all times on an agreed value basis in a minimum amount at least equal to 115% of the Loan outstanding for such Aircraft;

(b)	procure that third party public liability insurance shall be maintained for a combined single limit of at least the Minimum Liability Amount per occurrence but in the aggregate for product liability and subject to market standard sub-limits (in accordance with the Standard) as may be applicable from time to time;

(c)	procure that war risks and allied perils are covered in accordance with extended coverage endorsement AVN 52 and consistent with the Standard with an extended aggregate coverage limit of not less than the Minimum Liability Amount per occurrence and in the annual aggregate.

(d)	procure that, in respect of hull all risks cover, the deductible shall be an amount that is consistent with standard market practice for the applicable Aircraft model taking into account, inter alia, the creditworthiness and experience of the Lessee, the type of aircraft and market practices in accordance with the Standard;

(e)	procure that all insurance policies will name this Agreement, the Proceeds Deed, the Aircraft Mortgage in respect of the relevant Aircraft, the Owner Security Agreement and any Intermediate Lessor Security Agreement as Contracts and will name the Security Trustee, the Agent and the Lenders as Contract Parties as per AVN 67B or as additional insureds and (in the case of liability insurances) shall also name such parties and, subject to any exceptions to the following agreed to by the Lessor in accordance with the Standard, their respective shareholders, subsidiaries, directors, officers and agents, successors and assigns as additional insureds. Any payment in respect of the “total loss” of the relevant Aircraft will be made to the Security Trustee;

(f)	if separate insurances are arranged to cover the hull all risk insurance and the hull war risk and related insurance, procure that such insurances subscribe to standard market London wording AVS 103 or its equivalent;

(g)	unless otherwise agreed by the Security Trustee (acting reasonably), procure that at least 90 per cent. (or such lower amount as may be applicable in accordance with the Standard and local market practice) of risks required to be insured against shall be insured (or reinsured) through the London, Paris, Zurich or New York insurance markets or any other international insurance markets as determined by Lessor in accordance with the Standard and in case of reinsurances, shall be on same terms of the primary insurance required and, to the extent that it is customary to contain one in the jurisdiction of the insurers and to the extent it is permitted by applicable law, contain in respect of Insurance Proceeds a “cut-through” clause which is in accordance with the Standard; and

(h)	procure that any insurance and (if applicable) reinsurance certificate(s) and/or insurer’s and/or broker’s letters are on terms and subject to exceptions consistent with the Standard,

provided that where the Lessor or the relevant Portfolio Lessee does not procure war risks and allied perils cover (in respect of hull cover, consistent with LSW555D, and/or in respect of liability cover, in accordance with extended coverage and coverage endorsement AVN 52) in the private market, an indemnity from the relevant government may be provided (subject to it covering the interests of the Finance Parties and being in form and substance approved by the Lessor in accordance with the Standard).

2.18	Governing law: provisions stating that the Portfolio Lease is governed by English law or New York law or the laws of such country or state as is customary in operating lease transactions with the relevant Portfolio Lessee in accordance with the Standard.

3.	SUB-LEASES

The following conditions shall be satisfied in relation to any Sub-Lease which is not a wet lease which satisfies the requirements of paragraph 4 (Wet Leases) below:

3.1	The Sub-Lease shall provide that:

(a)	the Sub-Lease is subject and subordinate to the Lease in all respects and the rights of the Sub-Lessee under the Sub-Lease are subject and subordinate in all respects to the rights of the Lessor under the Lease; and

(b)	prior to delivery of the Aircraft to the Sub-Lessee (as a condition precedent thereto), the Sub-Lessee shall provide an acknowledgement to the Lessor (in a form consistent with the Standard) confirming its agreement to such subordination (the “Subordination Acknowledgement”), and, in each case, the same shall be valid and enforceable as a matter of all applicable laws, subject to customary exclusions and qualifications.

3.2	Notwithstanding the Sub-Lease, the Portfolio Lessee shall remain fully liable and responsible for performing, and procuring observance of and compliance with, all of its obligations under the Lease.

3.3	As soon as reasonably practicable after its execution, the Lessor shall provide the Agent (with a copy to the Security Trustee) with a copy of the signed Sub-Lease (which may have sensitive commercial information redacted) and the related Subordination Acknowledgement.

3.4	The term of any Sub-Lease shall not exceed the term of the Portfolio Lease.

4.	WET LEASES

A Sub-Lease which is a wet lease shall satisfy the following conditions:

(a)	The Aircraft shall be operated solely by cockpit personnel under the operational control the Portfolio Lessee possessing all certificates and licenses that are required by applicable law.

(b)	The Aircraft shall be subject to insurance coverage which complies with the requirements of this Agreement and the Portfolio Lease.

(c)	The Aircraft shall be maintained by the Portfolio Lessee in accordance with requirements of the Portfolio Lease.

(d)	The Aircraft shall not be subject to any change in the State of Registration.

(e)	The term of the wet lease shall not exceed the term of the Portfolio Lease.

SCHEDULE 14

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	AVOLON AEROSPACE LEASING LIMITED

Dated:

Dear Sirs

AVOLON AEROSPACE LEASING LIMITED – Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [—]:

2.1	the Consolidated Tangible Net Worth of the Guarantor is $[—]; and

2.2	the Free Cash of the Guarantor is $[—].

Accordingly, we hereby represent and warrant that the Guarantor is in compliance with the Financial Covenants set out in Clause 20.22 (Financial Covenants) of the Facility Agreement.

Signed:
Director of Avolon Aerospace Leasing Limited

SCHEDULE 15

FORM OF UTILISATION CERTIFICATE

To:	[ ] as Agent

From:	AVOLON AEROSPACE LEASING LIMITED

Dated:

Dear Sirs

AVOLON AEROSPACE LEASING LIMITED – Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning when used in this Utilisation Certificate unless given a different meaning herein.

2.	We are giving this Utilisation Certificate pursuant to Clause 4.3.4 of the Agreement, as a condition to the Utilisation attributable to [following Aircraft, being the Identified Aircraft with reference [—], as set out in Schedule 2 (The Identified Aircraft) of the Agreement.]/[the following Unidentified Aircraft:

[Insert Aircraft Details]

(the “Aircraft”)

3.	I hereby certify that:

(a)	as of the date hereof, each Subordinated Contribution to be made in respect of such Aircraft which falls within part (i) of the definition thereof has been made by the relevant Subordinated Party;

(b)	each Subordinated Contribution to be made in respect of such Aircraft which falls within part (ii) of the definition thereof, will be made by the relevant Subordinated Party immediately after the Utilisation of the Loan attributable to the Aircraft; and

(c)	on the Utilisation Date for the Loan attributable to the Aircraft and having regard to the Utilisation attributable to the Aircraft, the Equity Contribution Proportion will be greater than or equal to fifteen per cent. (15%).

Signed:
Name: Title: [Officer] of Avolon Aerospace Leasing Limited

SCHEDULE 16

FORM OF [SUBSTITUTION/FINAL DISPOSITION] CERTIFICATE

To:	[ ] as Agent

From:	AVOLON AEROSPACE LEASING LIMITED

Dated:

Dear Sirs

AVOLON AEROSPACE LEASING LIMITED – Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning when used in this [Substitution/Final Disposition][8] Certificate unless given a different meaning herein.

2.	[We are giving this Substitution Certificate pursuant to Clause 6.1(f) of the Agreement, as a condition to the substitution of [Insert Permitted Substitute Aircraft Details] for [Insert Existing Aircraft Details] (the “Substitution”)]/[[We are giving this Final Disposition Certificate pursuant to sub-clause 20.19.2 of the Agreement, as a condition to the Final Disposition of [Insert Details of Aircraft that is to be subject of the Final Disposition][9].

3.	I hereby certify that the Equity Contribution Proportion will be greater than or equal to fifteen per cent. (15%) immediately after the completion of [the substitution/the Final Disposition][10].

Signed:
Name: Title: [Officer] of Avolon Aerospace Leasing Limited

[8]	Delete as appropriate
[9]	Delete as appropriate
[10]	Delete as appropriate

SCHEDULE 17

ADMINISTRATIVE QUESTIONNAIRE.

Avolon Aerospace (Funding 4) Limited

1) NOTE TO LENDERS:	Please return this form with your contact and tax information as well as the appropriate tax form to:

Deutsche Bank Trust Company Americas

Trust & Agency Services

Structured Credit Services

60 Wall Street, Mailstop NYC60-1625

New York, NY 10005

Fax: 212-553-2464

Attn: Youngmi Park / Melissa Sadler

Youngmi.park@db.com, melissa.sadler@db.com / agency.gls@db.com

Credit Contact Information

Full Legal Name of Institution:

Account Officer Contact:

Title:

E-mail Address:

Account Officer’s Telephone #:

Account Officer’s Fax #:

Mailing Address:

Primary Contact Information (Operations / Administrative)

(drawdowns, repayments, rate setting, etc.)

Institution Name & Address:

Contact Name:

E-mail Address:

Title and Department:

Phone Number:

Fax Number:

USD Wire Instructions to your bank:

Bank Name:

Department:

ABA #:

A/C #:

Attn:

Ref:

EUR Wire Instructions to your bank:

Bank Name:

Department:

ABA #:

A/C #:

Attn:

Ref:

TAX WITHHOLDING:

Non-Resident     Y     N (Please check one) Patriot Act Certificate (Foreign Institutions)     Y     N

Form 4224 /1001

Form W-8 / W-9

(Please send applicable forms as soon as possible)

Tax ID Number

Company Type:	(Investment Bank, Insurance Company, etc.)

Client Type:	(Corporation, Partnership, etc.)

Patriot Act Certificate:

SCHEDULE 18

QUIET ENJOYMENT UNDERTAKING

Confirmation of Quiet Enjoyment

Dated: [                    ]

Dear Sirs

One (1) [    ] Aircraft msn [    ] (the “Aircraft”)

Reference is made to:

(a)	an aircraft operating lease agreement dated [ ] between you, as lessee, and [ ], as lessor (the “Lessor”), in respect of the Aircraft (the “Lease Agreement”);

(b)	the security assignment dated [ ] between the Lessor, as assignor, and [ ] as security trustee (the “Security Trustee”), as assignee, pursuant to which the Lessor has assigned absolutely by way of security to the Security Trustee all its right, title and interest in and to, inter alia, the Lease Agreement.

The Security Trustee hereby undertakes that, subject to no Event of Default (as that term is defined in the Lease Agreement) having occurred and being continuing, neither the Security Trustee, nor any person lawfully claiming through the Security Trustee, will disturb your lawful use, possession and quiet enjoyment of the Aircraft during the Lease Term (as that term is defined in the Lease Agreement) provided that the proper exercise by the Security Trustee of any rights of the Lessor under or in connection with the Lease Agreement or any Financing Documents (as that term is defined in the Lease Agreement) shall not constitute such an interference.

Yours faithfully

For and on behalf of

[—]

not in its individual capacity but solely as Security Trustee

Name:

Title:

SCHEDULE 19

FORM OF INCREASE NOTICE

To:	Deutsche Bank Trust Company Americas as Agent
From:	Avolon Aerospace (Funding 4) Limited as Borrower
Dated:	[—]

Facility Agreement dated [—] 2014 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Increase Notice for the purposes of the Facility Agreement and the other Transaction Documents. Terms defined in the Facility Agreement have the same meaning in this Increase Notice unless given a different meaning in this Increase Notice.

2.	Pursuant to Clause 2.2 (Increase in Total Commitments) of the Facility Agreement, we hereby notify you that:

(a)	we wish to increase the Commitments by an amount equal to $[—] (the “Additional Commitments”);

(b)	the Prospective Increase Lender[s] for such Additional Commitments, together with [their respective/its] participation[s] in such Additional Commitment are as follows:

Lender	Lending Office	Commitment
[—]	[—]	[—]

(c)	[we wish to increase the maximum permitted number of Unidentified Aircraft under the Facility from [—] Unidentified Aircraft to [—] Unidentified Aircraft;][11] and

(d)	the proposed Increase Date for such increase in the Commitments is [—].

3.	This Increase Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Notice.

For and on behalf of:

Avolon Aerospace (Funding 4) Limited

By:
Title:	[Officer] of Avolon Aerospace (Funding 4) Limited

[11]	Note: Delete as applicable

This Increase Notice is accepted by the Agent and the Increase Date is confirmed as [—].

[Agent]

By:
Title:

SIGNATURES

The Borrower

AVOLON AEROSPACE (FUNDING 4) LIMITED

By:	/s/ Tom Gathercole

Title:	Authorised Signatory

The Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Melissa Sadler, Vice President

By:	/s/ Youngmi Park, Vice President

The Security Trustee

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Vincent Pham, Vice President

By:	/s/ Rafael Gimarino, Authorized Signer

The Joint Lead Arrangers

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Zach Veitch, Director

By:	/s/ Richard Moody, Managing Director

NATIONAL AUSTRALIA BANK LIMITED
acting through its Offshore Business Unit

By:	/s/ Gregory J Hampton

Title:	Head of Aircraft Finance and Leasing

HSBC BANK PLC

By:	/s/ Naresh Manjanath
Title:	Authorised Signatory

The Lenders

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Zach Veitch, Director

By:	/s/ Richard Moody, Managing Director

NATIONAL AUSTRALIA BANK LIMITED acting through its Offshore Business Unit

By:	/s/ Gregory J Hampton

Title:	Head of Aircraft Finance and Leasing

HSBC BANK PLC

By:	/s/ Naresh Manjanath
Title:	Authorised Signatory